Exhibit 10.7

EXECUTION VERSION

REVOLVING CREDIT AGREEMENT

dated as of February 14, 2013,

among

FREEPORT-MCMORAN COPPER & GOLD INC.,

PT FREEPORT INDONESIA,

The Other Borrower Party Hereto,

The Lenders Party Hereto,

The Issuing Banks Party Hereto,

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent and the Swingline Lender,

BANK OF AMERICA, N.A.,

as Syndication Agent,

and

BNP PARIBAS,

CITIBANK, N.A.,

HSBC BANK USA, NATIONAL ASSOCIATION,

MIZUHO CORPORATE BANK, LTD.,

SUMITOMO MITSUI BANKING CORPORATION,

THE BANK OF NOVA SCOTIA

and

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,

as Co-Documentation Agents,

J.P. MORGAN SECURITIES LLC,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

BNP PARIBAS SECURITIES CORP.,

CITIGROUP GLOBAL MARKETS INC.,

HSBC SECURITIES (USA) INC.,

MIZUHO CORPORATE BANK, LTD.,

SUMITOMO MITSUI BANKING CORPORATION,

THE BANK OF NOVA SCOTIA

and

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,

as Joint Lead Arrangers and Joint Bookrunners,

AGRICULTURAL BANK OF CHINA, NEW YORK BRANCH,

BANK OF MONTREAL, CHICAGO BRANCH,

CANADIAN IMPERIAL BANK OF COMMERCE, NEW YORK AGENCY,

COMPASS BANK,

ROYAL BANK OF CANADA,

THE TORONTO-DOMINION BANK,

SOVEREIGN BANK, N.A.,

STANDARD CHARTERED BANK,

U.S. BANK NATIONAL ASSOCIATION

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Senior Managing Agents

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SCHEDULES:

Schedule 1.01A	Disclosed Matters
Schedule 1.01B	Existing Letters of Credit
Schedule 2.01	Commitments
Schedule 3.03	Governmental Approvals
Schedule 3.04(b)	Certain Developments
Schedule 3.12	Insurance
Schedule 6.01	Existing Indebtedness
Schedule 6.02	Existing Liens

EXHIBITS:

Exhibit A	Form of Assignment and Assumption
Exhibit B	Form of Guarantee Agreement
Exhibit C	Form of Issuing Bank Agreement
Exhibit D-1	Form of opinion of Davis Polk & Wardwell LLP
Exhibit D-2	Form of opinion of Jones, Walker, Waechter, Poitevant, Carrère & Denègre, L.L.P., U.S. counsel for the Borrowers and the Subsidiaries
Exhibit D-3	Form of opinion of Indonesian counsel for the Borrowers
Exhibit E	Form of U.S. Tax Certificate
Exhibit F	Form of Co-Borrower Joinder

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REVOLVING CREDIT AGREEMENT dated as of February 14, 2013 (this “Agreement”), among FREEPORT-MCMORAN COPPER & GOLD INC., a Delaware corporation, PT FREEPORT INDONESIA, a limited liability company organized under the laws of the Republic of Indonesia and domesticated under the laws of Delaware as a corporation, the other Borrower, if any, party hereto, the Lenders party hereto, the Issuing Banks party hereto, JPMORGAN CHASE BANK, N.A. (“JPMCB”), as Administrative Agent, and BANK OF AMERICA, N.A., as Syndication Agent.

The Borrowers (such term and each other capitalized term used and not otherwise defined herein having the meaning assigned to it in Article I) have requested that (a) the Lenders extend credit in the form of Revolving Loans, (b) the Swingline Lender extend credit in the form of Swingline Loans and (c) the Issuing Banks issue Letters of Credit, in each case at any time and from time to time during the Revolving Availability Period such that (i) the aggregate Revolving Exposures of FCX, PTFI and PXP, collectively, will not exceed $3,000,000,000 at any time and (ii) the aggregate Revolving Exposures in respect of Loans made to, and Letters of Credit requested by, PTFI will not exceed $500,000,000 at any time. Letters of Credit and the proceeds of the Revolving Loans and Swingline Loans will be used for working capital and other general corporate purposes, including acquisitions, of the Borrowers and their Subsidiaries.

The Lenders are willing to extend such credit to the Borrowers, and the Issuing Banks are willing to issue Letters of Credit for the account of the Borrowers and their Subsidiaries, on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agents” means, collectively, the Administrative Agent and the Syndication Agent.

“Agreement” has the meaning assigned to such term in the preamble hereto.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1% and (c) the Adjusted LIBO Rate on such day (or if such day is not a Business Day, the immediately preceding Business Day) for a deposit in dollars with a maturity of one month plus 1%. For purposes of clause (c) above, the Adjusted LIBO Rate on any day shall be based on the rate per annum appearing on the Reuters “LIBOR01” screen displaying interest rates for dollar deposits in the London interbank market (or on any successor or substitute screen provided by Reuters, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such screen, as determined by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to such day for deposits in dollars with a maturity of one month. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.

“Applicable Percentage” means, at any time with respect to any Revolving Lender, the percentage of the aggregate Revolving Commitments represented by such Lender’s Revolving Commitment at such time; provided that if any Defaulting Lender exists at such time, the Applicable Percentages shall be calculated disregarding such Defaulting Lender’s Revolving Commitment. If the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most-recently in effect, giving effect to any assignments of Revolving Loans, LC Exposures and Swingline Exposures that occur after such termination or expiration and to any Lender’s status as a Defaulting Lender at the time of determination.

“Applicable Rate” means, for any day, the applicable rate per annum set forth below under the caption “ABR Spread”, “Eurodollar Spread”, “Commitment Fee”, “Financial LC Participation Fee” or “Performance LC Participation Fee”, as the case may be, based upon the Credit Ratings by Moody’s and S&P applicable on such day:

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Level	Rating (S&P, Moody’s)	Eurodollar Spread (bps per annum)	ABR Spread (bps per annum)	Commitment Fee (bps per annum)	Financial LC Participation Fee (bps per annum)	Performance LC Participation Fee (bps per annum)
1	BBB+ / Baa1 or higher	125.0	25.0	15.0	125.0	62.5
2	BBB / Baa2	150.0	50.0	20.0	150.0	75.0
3	BBB- / Baa3	175.0	75.0	25.0	175.0	87.5
4	BB+ / Ba1	200.0	100.0	35.0	200.0	100.0
5	BB/Ba2 or lower	225.0	125.0	45.0	225.0	112.5

For purposes of the foregoing, (a) if either Moody’s or S&P shall not have in effect a Credit Rating (other than by reason of the circumstances referred to in the last sentence of this definition), then FCX and the Lenders shall negotiate in good faith to agree upon another rating agency to be substituted by an amendment to this Agreement for the rating agency which shall not have a Credit Rating in effect, and pending the effectiveness of such amendment, the Applicable Rate shall be determined by reference to the available Credit Rating; (b) if the Credit Ratings established or deemed to have been established by Moody’s and S&P shall fall within different Levels, the Applicable Rate shall be based on the higher of the two Credit Ratings unless one of the two Credit Ratings is two or more Levels lower than the other, in which case the Applicable Rate shall be determined by reference to the Level next below that of the higher of the two Credit Ratings; and (c) if the Credit Rating established or deemed to have been established by Moody’s and S&P shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency. Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, FCX and the Lenders shall negotiate in good faith to amend the definition of “Applicable Rate” to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the Credit Rating most recently in effect prior to such change or cessation.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A attached hereto or any other form approved by the Administrative Agent.

“Attributable Debt” means, on any date, in respect of any lease of FCX or any Subsidiary entered into as part of a Project Financing or a sale and leaseback transaction subject to Section 6.04, (a) if such lease is a Capital Lease Obligation, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP and (b) if such lease is not a Capital Lease

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Obligation, the capitalized amount of the remaining lease payments under such lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease Obligation.

“Attributable Debt Payments” means, for FCX and the Subsidiaries for any period, all payments made during such period in respect of Attributable Debt.

“Available Domestic Cash” means, as of any date, the aggregate amount of cash and Permitted Investments held on such date by FCX or any Subsidiary that is incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia or any Subsidiary Guarantor, other than cash and Permitted Investments (a) held in accounts outside the United States of America or (b) subject to any Lien securing Indebtedness or other obligations.

“Available Foreign Cash” means, as of any date, the aggregate amount of cash and Permitted Investments held in accounts outside the United States on such date by any Subsidiaries that are incorporated or organized under the laws of foreign jurisdictions (i.e., jurisdictions other than the United States of America, any State thereof or the District of Columbia), other than cash and Permitted Investments subject to any Lien securing Indebtedness or other obligations.

“Bankruptcy Event” means, with respect to any Person, that such Person has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in, any such proceeding or appointment; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority; provided, however, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any agreements made by such Person.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means each of FCX, PTFI and, from and after the Closing Date, PXP (collectively, the “Borrowers”).

“Borrowing” means (a) Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, or (b) a Swingline Loan.

“Borrowing Request” means a request by a Borrower for a Borrowing in accordance with Section 2.03.

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“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder as in effect on the date hereof) of Equity Interests representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests in FCX; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of FCX by Persons who were not (i) members of the board of directors of FCX on the Effective Date or (ii) appointed as, or nominated for election as, directors by a majority of directors referred to in clause (i) above or approved pursuant to this clause (ii); or (c) the occurrence of any “Change of Control” or “Change in Control” as defined in any indenture or other governing agreement relating to any Material Indebtedness of FCX.

“Change in Law” means the occurrence, after the date of this Agreement (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority or (c) compliance by any Lender or Issuing Bank with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law, regardless of the date enacted, adopted, issued or implemented.

“Closing Date” means the date on which the conditions specified in Section 4.02 are satisfied (or waived in accordance with Section 9.02).

“Closing Date Total Debt” means the sum, as of the Closing Date and after giving effect to the Transactions to occur on the Closing Date and the incurrence and repayment of any Indebtedness of FCX and its Subsidiaries (including PXP and its

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subsidiaries and, if acquired on or prior to the Closing Date, MMR and its subsidiaries) on such date, of (a) the aggregate principal amount of Funded Debt of FCX and the Subsidiaries outstanding as of such date, in the amount that would be reflected as a liability on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP, provided, however, that for the avoidance of doubt, Funded Debt shall exclude fair value adjustments under the acquisition method to book balances of Indebtedness, plus (b) without duplication of amounts included in clause (a), the aggregate amount of Attributable Debt of FCX and the Subsidiaries outstanding as of such date, minus (c) the sum of (i) the aggregate amount of Available Domestic Cash on such date plus (ii) 50% of the aggregate amount of Available Foreign Cash on such date.

“Co-Borrower Resignation” has the meaning assigned to such term in Section 10.02(g).

“Co-Borrower Resignation Date” has the meaning assigned to such term in Section 10.02(g).

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Commitment” means a Revolving Commitment or Swingline Commitment or any combination thereof (as the context requires).

“Confidential Information Materials” means the confidential information materials dated December 2012 relating to the Borrowers and the Transactions.

“Consolidated Cash Interest Expense” means, for any period, the excess of (a) the sum, without duplication, of (i) the interest expense (including imputed interest expense in respect of Capital Lease Obligations, but excluding, to the extent included as interest expense under GAAP, (A) accretion of the fair values of environmental remediation obligations that were previously determined on a discounted basis under the “acquisition method” of accounting and (B) accrual of amounts which have been reserved to fund future or contingent tax liabilities) of FCX and its consolidated Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, (ii) any interest or other financing costs becoming payable during such period in respect of Indebtedness of FCX or its consolidated Subsidiaries to the extent such interest or other financing costs shall have been capitalized rather than included in consolidated interest expense for such period in accordance with GAAP and (iii) any cash payments made during such period in respect of obligations referred to in clause (b)(ii) below that were amortized or accrued in a previous period, minus (b) to the extent included in such consolidated interest expense for such period, the sum of (i) noncash amounts attributable to amortization or write-off of capitalized interest or other financing costs paid in a previous period, (ii) noncash amounts attributable to amortization of fair value adjustments of Indebtedness recorded under the “acquisition method” of accounting and (iii) noncash amounts attributable to amortization of debt discounts or accrued interest payable in kind for such period; provided that for the purposes of calculating Consolidated Cash Interest Expense for any Reference Period, if during such Reference

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Period (or, in the case of pro forma calculations, during the period from the last day of such Reference Period to and including the date as of which such calculation is made) FCX or any Subsidiary shall have made a Material Disposition or Material Acquisition, Consolidated Cash Interest Expense for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Disposition or Material Acquisition (and any incurrence or repayment of Indebtedness in connection therewith) occurred on the first day of such Reference Period (with the Reference Period for the purposes of pro forma calculations being the most recent period of four consecutive fiscal quarters for which the relevant financial information is available and the interest rate with respect to any Indebtedness that bears a floating rate of interest and that is being given pro forma effect being calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Hedging Agreement applicable to such Indebtedness if such Hedging Agreement has a remaining term of at least twelve months)).

“Consolidated EBITDAX” means, for any period, Consolidated Net Income for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) consolidated interest expense and Attributable Debt Payments for such period, (ii) consolidated income tax expense for such period, (iii) all amounts attributable to depreciation, depletion and amortization for such period, (iv) oil and gas exploration costs for such period, (v) any extraordinary charges or significant nonrecurring non-cash charges or non-cash charges resulting from requirements to mark-to-market derivative obligations (including commodity-linked securities) for such period (provided that any cash payment made with respect to any such non-cash charge shall be subtracted in computing Consolidated EBITDAX for the period in which such cash payment is made), (vi) any impairment charges or asset write offs or amortization related to intangible assets and long-lived assets pursuant to GAAP (including pursuant to FASB ASC Topics 350, 360 or 805 and Rule 4-10(c)(3) of Regulation S-X under the Securities Act), (vii) restructuring charges and reserves, (viii) fees and expenses in respect of consummated or proposed acquisitions, dispositions or financings, (ix) any acquisition accounting adjustments and any step-ups with respect to re-valuing assets and liabilities in connection with any acquisition or investment consummated after the Effective Date (including any increase in amortization, depletion or depreciation, increase in cost of goods sold attributable to metal inventories or any one-time non-cash charges), (x) other non-cash charges, including non-cash charges attributable to stock options and other stock-based compensation, (xi) any costs or expenses incurred by FCX or a Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or stockholders agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of FCX or net cash proceeds from the issuance of Equity Interests of FCX, (xii) charges attributable to liability or casualty events or business interruption, to the extent covered (or reasonably expected to be covered) by insurance and (xiii) payments made in respect of obligations of the types included in clause (j) of the definition of Indebtedness; minus (b) without duplication and to the extent included in determining such Consolidated Net Income, the sum of (i) the amount of deferred revenues that are amortized during such period and are attributable to reserves that are subject to Volumetric Production Payments, (ii) amounts recorded in

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accordance with GAAP as repayments of principal and interest pursuant to Dollar-Denominated Production Payments and (iii) any extraordinary gains or non-cash gains for such period; and plus or minus, as applicable, (c) without duplication and to the extent deducted or included, as the case may be, in determining such Consolidated Net Income (i) any effect of gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business, as determined in good faith by FCX, (ii) any net gains or losses from early extinguishment of Indebtedness or hedging obligations or other derivative instruments, including any write-off of deferred financing costs, (iii) any net non-cash gain or loss resulting from currency translation gains or losses related to currency re-measurements of Indebtedness, (iv) the cumulative effect of a change in accounting principles and (v) any net income or loss from discontinued operations and any net gain or loss on disposal of discontinued operations, all determined on a consolidated basis in accordance with GAAP.

For the purposes of calculating Consolidated EBITDAX for any period of four consecutive fiscal quarters (each, a “Reference Period”), if during such Reference Period (or, in the case of pro forma calculations, during the period from the last day of such Reference Period to and including the date as of which such calculation is made) FCX or any Subsidiary shall have made a Material Disposition or Material Acquisition, Consolidated EBITDAX for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Disposition or Material Acquisition (and any incurrence or repayment of Indebtedness in connection therewith) occurred on the first day of such Reference Period (with the Reference Period for the purposes of pro forma calculations being the most recent period of four consecutive fiscal quarters for which the relevant financial information is available), which may, in the case of a Material Acquisition, reflect pro forma adjustments for cost savings that are reasonably expected to be realized within 365 days following such Material Acquisition, to the extent that such cost savings would be permitted to be reflected in pro forma financial statements prepared in accordance with Article 11 of Regulation S-X under the Securities Act. As used in this definition, “Material Acquisition” means any acquisition of property or series of related acquisitions of property that (a) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes common stock of any Person and (b) involves consideration in excess of $200,000,000; and “Material Disposition” means any sale, transfer or other disposition of property or series of related sales, transfers or other dispositions of property that (i) involves assets comprising all or substantially all of an operating unit of a business or involves common stock of any Person owned by FCX and the Subsidiaries and (ii) yields gross proceeds to FCX or any Subsidiary in excess of $200,000,000.

“Consolidated Net Income” means, for any period, the net income or loss of FCX and the Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded the income or loss of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with FCX or any Subsidiary or the date that such Person’s assets are acquired by FCX or any Subsidiary. Notwithstanding anything to the contrary contained herein, Consolidated Net Income shall be (a) computed without deduction for non-controlling interests and (b) subject to the final paragraph of the definition of “Consolidated EBITDAX”.

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“Consolidated Total Assets” means, at any time, the total assets of FCX and the Subsidiaries, as set forth in the most recent consolidated balance sheet of FCX and the Subsidiaries delivered pursuant to Section 5.01 (or prior to any such delivery, the balance sheet referred to in Section 3.04(a)) on or prior to such date of determination, determined on a consolidated basis in accordance with GAAP.

“Consolidation” has the meaning assigned to such term in Section 6.03(a).

“Contract of Work” means the Contract of Work made December 30, 1991, between the Ministry of Mines of the Government of the Republic of Indonesia, acting for and on behalf of the Government of the Republic of Indonesia, and PTFI, together with any amendments and extensions thereto and any related implementation agreement or Memorandum of Understanding with such Ministry of Mines acting on behalf of the Government of the Republic of Indonesia, after giving effect to the PT-Rio Tinto Indonesia COW Assignment.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Party” means the Administrative Agent, each Issuing Bank, the Swingline Lender and each other Lender.

“Credit Rating” means a rating assigned by S&P or Moody’s, or another rating agency to be substituted by an amendment to this Agreement, to the Index Debt.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Revolving Lender that (a) has failed, within two Business Days of the date required to be funded or paid, (i) to fund any portion of its Loans, (ii) to fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) to pay to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified in such writing, including, if applicable, by reference to a specific Default) has not been satisfied, (b) has notified the Borrowers or any Credit Party in writing, or has made a public statement, to the effect that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good-faith determination that a condition precedent (specifically identified in such writing, including, if applicable, by reference to a specific Default) to funding a Loan cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party made in good faith to provide a certification in

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writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 1.01A.

“Disqualified Stock” means, with respect to any Person, any Equity Interests of such Person that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is redeemable or exchangeable either mandatorily or at the option of the holder thereof), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Stock and cash in lieu of fractional shares of Qualified Stock), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale to the extent the terms of such Equity Interests provide that such Equity Interests shall not be required to be repurchased or redeemed until the repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments have occurred or such repurchase or redemption is otherwise permitted by this Agreement (including as a result of a waiver hereunder)), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Stock and cash in lieu of fractional shares of Qualified Stock), in whole or in part, or (c) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Stock, in each case, prior to the date that is 91 days after the Maturity Date; provided, however, that only the portion of the Equity Interests that so mature or are mandatorily redeemable, are so convertible or exchangeable or are so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided further, however, that if any Equity Interests are issued to any employee, or to any plan for the benefit of employees, of FCX or its Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Stock solely because they may be required to be repurchased by FCX or a Subsidiary in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“Dollar-Denominated Production Payments” means production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.

“dollars” or “$” refers to lawful money of the United States of America.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued,

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promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, or to the management, release or threatened release of or exposure to any Hazardous Materials.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation or reclamation, fines, penalties or indemnities), of FCX or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Borrower, is treated as a single employer under Section 414(b) or (c) of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the failure by any Plan to meet the minimum funding standards (as defined in Section 412 of the Code or Section 302 of ERISA applicable to such Plan, in each instance), whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by any Borrower or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by any Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by any Borrower or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by any Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

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“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Article VII.

“Exchange Act” means the United States Securities Exchange Act of 1934.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to the Administrative Agent, any Lender or any Issuing Bank or required to be withheld or deducted from any payment to the Administrative Agent, any Lender or any Issuing Bank under any Loan Document: (a) income or franchise Taxes imposed on (or measured by) the net income of such Lender, such Issuing Bank or the Administrative Agent by the United States of America or by the jurisdiction under the laws of which such Lender, such Issuing Bank or the Administrative Agent is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits Taxes imposed by the United States of America or any similar Taxes imposed by any other jurisdiction described in clause (a) above, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by FCX under Section 2.18(b)), (i) any U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Foreign Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date such Foreign Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, immediately before designation of a new lending office (or assignment), to receive additional amounts from any Loan Party with respect to any such Taxes pursuant to Section 2.16 and (ii) Taxes attributable to such Foreign Lender’s failure to comply with Section 2.16(f), (d) in the case of a Non-Indonesian Lender (other than an assignee pursuant to a request by FCX under Section 2.18(b)), any Indonesian Taxes that are both (i) withholding Taxes with respect to payments of interest on such Non-Indonesian Lender’s Loans and (ii) attributable to such Non-Indonesian Lender’s failure to comply with Section 2.16(n) and (e) any U.S. Federal withholding Taxes imposed under FATCA. Notwithstanding the foregoing, a Tax shall not be an Excluded Tax if it arises because of a violation of either Section 3.16 or Section 5.09.

“Existing Letters of Credit” means the existing letters of credit listed on Schedule 1.01B. FCX shall be deemed to have requested the issuance of each Existing Letter of Credit for purposes hereof.

“Existing Revolving Credit Agreement” means the Credit Agreement dated as of March 30, 2011, among FCX, PTFI, the lenders party thereto, the issuing banks party thereto, JPMCB, as administrative agent, and Bank of America, N.A., as syndication agent.

“External Environmental Report” has the meaning assigned to such term in Section 5.07(c).

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“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b) of the Code.

“FCPA” means the United States Foreign Corrupt Practices Act of 1977, as amended.

“FCX” means Freeport-McMoRan Copper & Gold Inc., a Delaware corporation, and following any merger or consolidation permitted under Section 6.03 to which FCX is a party and is not the surviving Person, such surviving Person.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Covenants” means the covenants set forth in Sections 6.06 and 6.07.

“Financial Letter of Credit” means any Letter of Credit other than a Performance Letter of Credit.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the designated Person.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which any Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction. If a Borrower is located in more than one jurisdiction, a Lender’s status as a Foreign Lender shall be tested separately with respect to each jurisdiction.

“Funded Debt” of any Person means Indebtedness of such Person of the types referred to in clauses (a), (b), (c), (d), (e), (h), (j) and (k) of definition thereof and all Indebtedness of the types referred to in clauses (f), (g) and (i) of such definition relating to Indebtedness of others of the types referred to in such clauses (a), (b), (c), (d), (e), (h), (j) and (k).

“GAAP” means generally accepted accounting principles in the United States of America.

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“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof in each case for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantee Agreement” means a Guarantee Agreement substantially in the form of Exhibit B hereto or, if reasonably requested by the Administrative Agent, a guarantee agreement governed by the laws of the jurisdiction of the Subsidiary Guarantor and otherwise reasonably satisfactory to the Administrative Agent in form and substance.

“Guarantee Requirement” means at any time that (a) each Required Subsidiary Guarantor shall have executed and delivered to the Administrative Agent a counterpart of the Guarantee Agreement (or a supplement thereto) and (b) the Administrative Agent shall have received documents and opinions equivalent to those delivered under Section 4.02(a) and (b) with respect to such Required Subsidiary Guarantor.

“Guarantor Designation” has the meaning assigned to such term in Section 11.01.

“Guarantor Designation Date” has the meaning assigned to such term in Section 11.01.

“Guarantor Termination” has the meaning assigned to such term in Section 11.02.

“Guarantor Termination Date” has the meaning assigned to such term in Section 11.02.

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“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum, petroleum distillates or petroleum by-products, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other hazardous or toxic substances or wastes of any nature, including mine-tailings, regulated pursuant to any Environmental Law.

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

“Hydrocarbon Interests” means all rights, titles, interests and estates now or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature.

“Hydrocarbons” means oil, natural gas, casing head gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all constituents, elements or compounds thereof and products refined or processed therefrom.

“Incremental Facility Agreement” means an Incremental Facility Agreement, in form and substance reasonably satisfactory to the Administrative Agent, among the Borrowers, the Administrative Agent and one or more Incremental Revolving Lenders, establishing Incremental Revolving Commitments and effecting such other amendments hereto and to the other Loan Documents as are contemplated by Section 2.20.

“Incremental Revolving Commitment” means, with respect to any Lender, the commitment, if any, of such Lender, established pursuant to an Incremental Facility Agreement and Section 2.20, to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate permitted amount of such Lender’s Revolving Exposure under such Incremental Facility Agreement.

“Incremental Revolving Lender” means a Lender with an Incremental Revolving Commitment.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all Disqualified Stock of such Person, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding trade accounts payable and other accrued expenses incurred in the ordinary course of business and deferred compensation), (f) all Indebtedness of others secured by (or for

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which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party (including reimbursement obligations to the issuer) in respect of letters of credit and letters of guaranty, which support or secure Indebtedness, (j) all obligations in respect of any Metalstream Transaction, all obligations in respect of any Receivables Facility and all other obligations in respect of prepaid production arrangements, prepaid forward sale arrangements or derivative contracts in respect of which such Person receives upfront payments in consideration of an obligation to deliver product or commodities (or make cash payments based on the value of product or commodities) at a future time and (k) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances; provided, however, that, for the avoidance of doubt, Indebtedness shall not include (i) any series of preferred stock (other than Disqualified Stock), (ii) obligations under Hedging Agreements, (iii) obligations under any agreement for the purchase of carbon emission and other similar credits and (iv) any indebtedness that has been defeased in accordance with GAAP or defeased pursuant to the deposit of cash or cash equivalents (to the extent of the amount sufficient to satisfy all such indebtedness obligations at maturity or redemption, as applicable, and all payments of interest and premium, if any) in a trust or account created or pledged for the sole benefit of the holders of such indebtedness. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. For purposes of determinations hereunder, the amount of

(A)	any Receivables Facility shall be deemed at any time to be (1) the aggregate principal or stated amount of the Indebtedness, fractional undivided interests (which stated amount may be described as a “net investment” or similar term reflecting the amount invested in such undivided interest) or other securities incurred or issued pursuant to such Receivables Facility, in each case outstanding at such time, or (2) in the case of any Receivables Facility in respect of which no such Indebtedness, fractional undivided interests or securities are incurred or issued, the cash purchase price paid by the buyer in connection with its purchase of Receivables less the amount of collections received in respect of such Receivables and paid to such buyer, excluding any amounts applied to purchase fees or discount or in the nature of interest; and

(B)

any other transaction of any Person included under clause (j) above, at any time, (1) the amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP or (2) if such amount would not appear on such balance sheet, the amount that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such transaction were accounted for as a

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transaction that would appear on such balance sheet or (3) if such amount cannot be determined under clause (1) or (2), the amount reasonably agreed by FCX and the Administrative Agent.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), (i) Indonesian Taxes other than Excluded Taxes and (ii) Other Taxes.

“Index Debt” means senior, unsecured, long-term indebtedness for borrowed money of FCX that is not guaranteed by any other Person or subject to any other credit enhancement, other than unsecured Guarantees by Subsidiaries that guarantee (or are co-borrowers with respect to) the obligations of FCX under this Agreement.

“Indonesian Taxes” means Taxes imposed, assessed, levied or collected by Indonesia or any political subdivision or taxing authority thereof or therein or any association or organization of which Indonesia may be a member (but excluding Taxes imposed upon the net income of, or any franchise taxes imposed on, the Administrative Agent, any Lender (or permitted assignee or Participant) or any Issuing Bank which, in each case, has its principal office in Indonesia or a branch office in Indonesia, unless and to the extent such Taxes are attributable to the enforcement of any rights hereunder or under any other Loan Document with respect to an Event of Default), and any other loss, liability, claim, legal fee or expense arising therefrom or in connection therewith, in each case on or in respect of: (i) any Loan, Letter of Credit, Loan Document or any obligation of any Loan Party under any Loan Document; (ii) the execution, enforcement, registration, recordation, notarization or other formalization of any of the items described in clause (i); and (iii) any payments of principal, interest, charges, fees or other amounts made on, under or in respect of any of the items described in clause (i).

“Interest Election Request” means a request by any Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.07.

“Interest Payment Date” means (a) with respect to any ABR Loan (including a Swingline Loan), the last day of each March, June, September and December and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three, six or, to the extent made available by all the applicable Lenders, nine or twelve months thereafter, as any Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar

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month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“IRS” means the United States Internal Revenue Service.

“Issuing Bank” means each of JPMCB, Bank of America, N.A., The Bank of Nova Scotia, BNP Paribas and each other Lender acceptable to the Administrative Agent and FCX that has entered into an Issuing Bank Agreement, in each case in its capacity as an issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.06(i); provided that no Person shall at any time become an Issuing Bank if after giving effect thereto there would at such time be more than six Issuing Banks. Each Issuing Bank may, in its discretion but with the consent of FCX, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Issuing Bank Agreement” means an agreement in the form of Exhibit C, or in any other form reasonably satisfactory to the Administrative Agent, pursuant to which a Lender agrees to act as an Issuing Bank.

“JPMCB” has the meaning assigned to such term in the preamble to this Agreement.

“JPMS” means J.P. Morgan Securities LLC.

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrowers at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a lender hereunder pursuant to an Assignment and Assumption or an Incremental Facility Agreement, other than any person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Letter of Credit” means (a) any letter of credit issued pursuant to this Agreement and (b) the Existing Letters of Credit.

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“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on the Reuters “LIBOR01” screen displaying interest rates for dollar deposits in the London interbank market (or on any successor or substitute page on such screen) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits in the London interbank market with a maturity comparable to such Interest Period. In the event that such rate does not appear on such screen (or on any successor or substitute page on such screen or otherwise on such screen), the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be determined by reference to such other comparable publicly available service for displaying interest rates applicable to dollar deposits in the London interbank market as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Loan Documents” means this Agreement, the Incremental Facility Agreements and any Guarantee Agreement.

“Loan Parties” means each Borrower and each Subsidiary Guarantor.

“Loans” means the loans made by the Lenders to the Borrowers pursuant to this Agreement.

“Material Acquisition” has the meaning set forth in the definition of “Consolidated EBITDAX”.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations or financial condition of FCX and its Subsidiaries, taken as a whole, (b) the ability of any Loan Party to perform its obligations under any Loan Document or (c) the rights of or benefits available to the Lenders under the Loan Documents.

“Material Company” has the meaning assigned to such term in clause (g) of Article VII.

“Material Disposition” has the meaning set forth in the definition of “Consolidated EBITDAX”.

“Material Indebtedness” means Indebtedness, Project Financings or obligations in respect of one or more Hedging Agreements, of FCX and/or any Subsidiary in an aggregate principal amount or amount of Attributable Debt exceeding

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$175,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of FCX or any Subsidiary in respect of any Hedging Agreement at any time shall be the aggregate amount (giving effect to any netting agreements) that FCX or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

“Maturity Date” means the date that is five years after the Closing Date.

“Memorandum of Understanding” means the Memorandum of Understanding dated as of December 27, 1991, between the Ministry of Mines and Energy of the Government of the Republic of Indonesia, and PTFI.

“Metalstream Transaction” means a transaction in which FCX or any Subsidiary incurs obligations in respect of prepaid production arrangements, prepaid forward sale arrangements or derivative contracts in respect of which FCX or any such Subsidiary receives upfront payments in consideration of an obligation to deliver gold, copper or any other metal mined by FCX and its Subsidiaries (each, a “Qualified Metal”) (or make cash payments based on the value of any Qualified Metal) at a future time. For the avoidance of doubt, a Metalstream Transaction shall for all purposes hereof constitute Funded Debt.

“MLPFS” means Merrill Lynch, Pierce, Fenner & Smith Incorporated.

“MMR” means McMoRan Exploration Co., a Delaware corporation.

“MMR Acquisition” means the acquisition by FCX of all the outstanding Equity Interests of MMR pursuant to the MMR Acquisition Agreement.

“MMR Acquisition Agreement” means the Agreement and Plan of Merger dated as of December 5, 2012, among FCX, MMR and INAVN Corp.

“MMR Bridge Facility” means, if such agreement is entered into, the 364-day term loan agreement to be dated on or prior to the MMR Closing Date among FCX, the lenders party thereto, JPMCB, as administrative agent, and Bank of America, N.A., as syndication agent, relating to the MMR Acquisition and providing for commitments of such lenders to fund bridge term loans in an amount up to $1,447,000,000.

“MMR Closing Date” means the date on which the MMR Acquisition is consummated.

“MMR Credit Agreement” means that certain Credit Agreement dated as of June 30, 2011 among MMR (as guarantor), McMoRan Oil & Gas, LLC, a Delaware limited liability company (as borrower), each of the lenders from time to time party thereto and JPMorgan Chase Bank, N.A. (as administrative agent), as amended by the First Amendment to Credit Agreement dated as of July 25, 2012, the Second Amendment to Credit Agreement dated as of December 28, 2012 and the Third Amendment to Credit Agreement dated as of February 4, 2013.

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“MMR Material Adverse Effect” means an event, state of facts, circumstance, change, effect, development, occurrence or combination of the foregoing that has had, or would reasonably be expected to have, a material adverse effect on (A) the ability of MMR to consummate the MMR Acquisition and the other transactions contemplated by the MMR Acquisition Agreement or (B) the business, condition (financial or otherwise) or results of operations of MMR and its Subsidiaries (each occurrence of the term “Subsidiaries” in this definition is as defined in the MMR Acquisition Agreement), taken as a whole, other than any event, circumstance, change, effect, development or occurrence resulting from or arising out of: (1) changes in Law (each occurrence of the term “Law” in this definition is as defined in the MMR Acquisition Agreement) or GAAP (or authoritative interpretations thereof), (2) changes in general economic, financial or other capital market conditions (including prevailing interest rates) or political or regulatory conditions, (3) any changes or developments generally in the industries or markets in which MMR or any of its Subsidiaries conducts its business, (4) any natural disaster or act of God (including storms and hurricanes), (5) any act of terrorism or outbreak or escalation of hostilities or armed conflict, (6) the announcement or the existence of, compliance with or performance under, the MMR Acquisition Agreement or the transactions contemplated thereby, including (i) the identity of the acquirer, (ii) any delays or cancellations of orders, Contracts (as defined in the MMR Acquisition Agreement) or payments for MMR’s products or services, (iii) any loss of customers or suppliers or changes in such relationships or (iv) any loss of employees or labor dispute or employee strikes, slowdowns, job actions or work stoppages or labor union activities, (7) changes in the share price or trading volume of MMR Common Stock (as defined in the MMR Acquisition Agreement) (it being understood that the facts or occurrences giving rise to or contributing to such change may be deemed to constitute, and be taken into account in determining whether there has been or would be reasonably likely to be a MMR Material Adverse Effect), (8) any failure, in and of itself, by MMR to meet any internal or published projections or forecasts in respect of revenues, earnings or other financial or operating metrics (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, and be taken into account in determining whether there has been or would be reasonably likely to be a MMR Material Adverse Effect), (9) any taking of any action consented to by, or at the request of, FCX or Merger Sub (as defined in the MMR Acquisition Agreement), (10) changes in the prices of Hydrocarbons (as defined in the MMR Acquisition Agreement), (11) any results in well performance that do not result from the gross negligence of MMR or any of its Subsidiaries, (12) changes in conditions or developments generally applicable to the oil and gas industry in any area or areas where the Oil and Gas Interests (as defined in the MMR Acquisition Agreement) and its Subsidiaries are located and (13) changes in applicable Laws or interpretations thereof by any Governmental Authority (as defined in the MMR Acquisition Agreement), including any changes in the deductibility of drilling completion or operating costs or other taxes; except, with respect to clauses (1) through (5), (12) and (13), to the extent having a material disproportionate effect on MMR and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which MMR and its Subsidiaries operate; provided, for the avoidance of doubt, notwithstanding anything to the contrary above, any blowout, spill, explosion or similar occurrence with respect to any well,

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pipeline or equipment operated by MMR may be taken into account in determining whether there has been a MMR Material Adverse Effect.

“MMR Senior Notes” means the 11.875% Senior Notes issued by MMR, pursuant to an Indenture dated as of November 14, 2007.

“MMR Specified Debt” means any Indebtedness of MMR or any of its subsidiaries that becomes due or otherwise in default upon consummation of the MMR Acquisition, including the Indebtedness under the MMR Credit Agreement.

“MMR Transactions” means (a) the issuance and sale of the Senior Notes (if any) in connection with the MMR Acquisition, (b) the entry into, and borrowings by FCX on the MMR Closing Date of bridge term loans under, the MMR Bridge Facility, if any, (c) the consummation of the MMR Acquisition, (d) the repayment of the MMR Specified Debt and (e) the payment of fees and expenses relating to the foregoing transactions.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Non-Defaulting Lender” means, at any time, any Revolving Lender that is not a Defaulting Lender at such time.

“Non-Indonesian Lender” has the meaning assigned to such term in Section 2.16(n).

“Non-U.S. Lender” means a Lender that is not a U.S. Person.

“Obligations” means the obligations of each of the Borrowers hereunder and of the Borrowers and the other Loan Parties under the other Loan Documents, including, (a) the due and punctual payment by the Borrowers of (i) the principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon, and any obligation to provide cash collateral, and (iii) all other monetary obligations of the Borrowers under this Agreement or any other Loan Document, including in respect of fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including any monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or similar proceeding, regardless of whether allowed or allowable in such proceeding), (b) the due and punctual performance of all other obligations of the Borrowers under or pursuant to this Agreement and each other Loan Document and (c) the due and punctual payment and performance of all of the

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obligations of each other Loan Party under or pursuant to each of the other Loan Documents.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Oil and Gas Business” means (a) the acquisition, exploration, development, operation and disposition of interests in oil, natural gas and other hydrocarbon properties; (b) the gathering, marketing, treating, processing (but not refining), storage, selling and transporting of any production from those interests; and (c) any activity necessary, appropriate, incidental or reasonably related to the activities described above.

“Oil and Gas Properties” means (a) Hydrocarbon Interests, including with respect to undeveloped Oil and Gas Properties, depths below which any proved reserves are then attributable; (b) the properties now or hereafter pooled or unitized with Hydrocarbon Interests; (c) all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including all units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of the Hydrocarbon Interests; (d) all operating agreements, contracts and other agreements, including production sharing contracts and agreements, which relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests; (e) all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; (f) all tenements, hereditaments, appurtenances and properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests and (g) all properties, rights, titles, interests and estates described or referred to above, including any and all property, real or personal, now owned or hereinafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or property (excluding drilling rigs, automotive equipment, rental equipment or other personal property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.

“Organizational Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws, (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement, and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation

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or organization and, if applicable, any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Lender, any Issuing Bank or the Administrative Agent, Taxes imposed as a result of a present or former connection between such Lender, such Issuing Bank or the Administrative Agent and the jurisdiction imposing such Taxes (other than a connection arising from such Lender, such Issuing Bank or the Administrative Agent having executed, delivered, enforced, become a party to, performed its obligation under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan Document).

“Other Senior Debt” means unsecured, unsubordinated capital market Indebtedness of FCX ranking on a pari passu basis with the obligations of FCX hereunder that is issued in a registered public offering or a private placement transaction (including pursuant to Rule 144A under the Securities Act).

“Other Taxes” means any and all present or future recording, stamp, court, documentary, excise, filing, transfer, sales, property or similar Taxes, arising from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment under Section 2.18(b)).

“parent” has the meaning assigned thereto in the definition of “subsidiary”.

“Participant” has the meaning assigned to such term in Section 9.04(c).

“Participant Register” has the meaning assigned to such term in Section 9.04(c).

“Participation Agreement” means the Participation Agreement dated October 11, 1996, between PTFI and PT-Rio Tinto Indonesia, as amended by the First Amendment dated April 30, 1999, and as further amended from time to time.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Performance Letter of Credit” means any Letter of Credit that is issued (a) to ensure the performance of services and/or the delivery of goods or (b) primarily for

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the purpose of securing performance obligations of FCX or any Subsidiary to Governmental Authorities, including clean-up and remediation obligations, but in either case, does not secure Indebtedness.

“Permitted Encumbrances” means:

(a) Liens for Taxes not at the time delinquent or which are being contested in compliance with Section 5.04 or secure amounts that are not material to the value of the properties to which such Liens attach (it being understood that for purposes of this paragraph (a), all real properties that consist of multiple parcels but constitute a single asset (i.e., individual project sites consisting of multiple distinct parcels of real property) shall be deemed to be a single real property);

(b) Liens imposed by law, including landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.04 or secure amounts that are not material to the value of the properties to which such Liens attach (it being understood that for purposes of this paragraph (b), all real properties that consist of multiple parcels but constitute a single asset (i.e., individual project sites consisting of multiple distinct parcels of real property) shall be deemed to be a single real property);

(c) pledges, deposits or Liens under workmen’s compensation laws, unemployment insurance laws, social security laws or similar legislation, or insurance related obligations (including pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements), or in connection with bids, tenders, contracts (other than for borrowed money) or leases, or to secure utilities, licenses, public, regulatory or statutory obligations, or to secure surety, indemnity, judgment, appeal or performance bonds, guarantees of government contracts (or other similar bonds, instruments or obligations), or as security for contested taxes or import or customs duties or for the payment of rent, or other obligations of like nature, in each case incurred in the ordinary course of business;

(d) judgment liens in respect of judgments that do not constitute an Event of Default under clause (j) of Article VII;

(e) Liens in favor of issuers of surety, performance or other bonds, guarantees or letters of credit or bankers’ acceptances (not issued to support Indebtedness or Attributable Debt) issued pursuant to the request of and for the account of FCX or any Subsidiary in the ordinary course of its business;

(f) encumbrances, ground leases, easements (including reciprocal easement agreements), survey exceptions, or reservations of, or rights of others for, licenses, rights of way, sewers, canals, ditches, water rights, highways, roads, railroads, fences, oil and gas leases, electric lines, data communications, and

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telephone lines and other similar purposes, or zoning, building codes or other restrictions (including minor defects or irregularities in title and similar encumbrances) as to the use of the real properties or Liens incidental to the conduct of the business of FCX and its Subsidiaries or to the ownership of its properties which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of FCX and its Subsidiaries (it being understood that for purposes of this paragraph (f), all real properties that consist of multiple parcels but constitute a single asset (i.e., individual project sites consisting of multiple distinct parcels of real property) shall be deemed to be a single real property);

(g) contractual Liens which arise in the ordinary course of business under operating agreements, joint venture agreements, partnership agreements, leases, area of mutual interest agreements, royalty agreements, marketing agreements, processing agreements, development agreements, and other agreements which are usual and customary in the mining business;

(h) leases, licenses, subleases and sublicenses of assets (including real property and intellectual property rights), in each case entered into in the ordinary course of business;

(i) Liens arising by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary or financial institution;

(j) Liens arising from Uniform Commercial Code financing statement filings (or similar filings in other applicable jurisdictions) regarding operating leases entered into by FCX and its Subsidiaries in the ordinary course of business;

(k) any interest or title of a lessor under any operating lease;

(l) (i) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any government, statutory or regulatory authority, developer, landlord or other third party on property over which FCX or any Subsidiary has easement rights or on any leased property and subordination or similar arrangements relating thereto and (ii) any condemnation or eminent domain proceedings affecting any real property;

(m) any encumbrance or restriction (including put and call arrangements) with respect to Equity Interests of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(n) Liens on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets;

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(o) Liens securing or arising by reason of any netting or set-off arrangement entered into in the ordinary course of banking or other trading activities or Liens over cash accounts securing cash pooling arrangements;

(p) Liens arising out of conditional sale, title retention, hire purchase, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(q) (i) areas of mutual interest, rights of first refusal and preferential purchase rights entered into in the ordinary course of business or (ii) Liens arising under oil and gas leases or subleases, assignments, farm-out agreements, farm-in agreements, division orders, contracts for the sale, purchase, exchange, transportation, gathering or processing of Hydrocarbons, unitizations and pooling designations, declarations, orders and agreements, development agreements, joint venture agreements, partnership agreements, operating agreements, royalties, overriding royalty agreements, marketing agreements, processing agreements, net profit agreements, working interests, net profits interests, joint interest billing arrangements, participation agreements, production sales contracts, area of mutual interest agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or geophysical permits or agreements, licenses, sublicenses, and other agreements, in each case which are customary in the Oil and Gas Business; provided, however, that the granting of any such Lien referred to in clause (ii) does not materially impair the use of the property covered by such Lien or materially impair the value of such property subject thereto;

(r) Liens on pipelines and pipeline facilities that arise by operation of law each of which is in respect of obligations that are not delinquent by more than 30 days or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;

(s) Liens securing Production Payments and Reserve Sales that are customary in the Oil and Gas Business; provided, however, that such Liens do not extend to any property other than the property that is the subject of such Production Payments and Reserve Sales;

(t) any seaman’s wage Liens (including those of masters) for wages, maintenance and cure, salvage and general average Liens, stevedore’s wages, maritime tort Liens (including personal injury and death), Liens for necessaries and other ordinary course of business Liens of a maritime nature incurred in connection with vessel operations or maintenance, all of the foregoing Liens which are (a) unclaimed, (b) covered by insurance (other than, and after giving effect to, any applicable deductibles in full on such insurance) or (c) being contested in good faith by appropriate action promptly initiated and diligently conducted, if adequate reserves have been maintained in accordance with GAAP;

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(u) Liens required by any contract or statute in order to permit FCX or any Subsidiary to perform any contract or subcontract made by it with or at the request of any Governmental Authority;

(v) Liens on cash earnest money deposits made in connection with any letter of intent or purchase agreement; and

(w) Liens on cash, letters of credit and other financial assets pledged to secure obligations under any agreement for the purchase of carbon emission and other similar credits which do not exceed $200,000,000 at any one time outstanding;

provided that, except for Permitted Encumbrances referred to in clause (e) above, the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness or Attributable Debt.

“Permitted Investments” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, a credit rating from S&P of A-2 or higher or from Moody’s of P-2 or higher;

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within one year after the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any commercial bank which has a short term deposit rating issued by Moody’s of P-2 or higher or by S&P of A-2 or higher;

(d) short-term tax exempt securities rated not lower than MIG-1/+1 by either Moody’s or S&P with provisions for liquidity or maturity accommodations of 183 days or less;

(e) repurchase agreements relating to securities described in clause (a), (b), (c) and (d) above and maturity not less than one year thereafter;

(f) investments in money market or similar funds with assets of at least $1,000,000,000 and rated Aaa by Moody’s and AAA by S&P;

(g) in the case of any Subsidiary organized or having its principal place of business outside the United States, investments denominated in dollars or the currency of the jurisdiction in which such Subsidiary is organized or has its principal place of business which are similar to the assets referred to in clauses (a), (b), (c), (d), (e) and (f) above; and

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(h) other deposits, investments in certificates of deposits, bankers’ acceptances and time deposits with foreign banks not otherwise included in the assets referred to in clauses (a), (b), (c), (d), (e), (f) or (g) above not in excess of $100,000,000 in the aggregate.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plains” has the meaning assigned to such term in the definition of “PXP”.

“Plains Offshore Credit Agreement” means the Credit Agreement dated as of November 18, 2011, among Plains Offshore Operations, Inc., the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, as amended, amended and restated, extended, refinanced, or replaced.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA sponsored, maintained or contributed to by any Borrower or any ERISA Affiliate.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A., as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Principal Issuing Bank” means JPMCB, Bank of America, N.A. and any other Issuing Bank whom FCX and the Administrative Agent agree will be a Principal Issuing Bank (or any of their Affiliates that shall act as Issuing Banks hereunder).

“Production Payments” means, collectively, Dollar-Denominated Production Payments and Volumetric Production Payments.

“Production Payments and Reserve Sales” means the grant or transfer by the Borrower or any Subsidiary to any Person of a royalty, overriding royalty, net profits interest, Production Payment (whether Dollar-Denominated Production Payments or Volumetric Production Payments), partnership or other interest in Oil and Gas Properties, reserves or the right to receive all or a portion of the production or the proceeds from the sale of production attributable to such properties where the holder of such interest has recourse solely to such production or proceeds of production, subject to the obligation of the grantor or transferor to operate and maintain, or cause the subject interests to be operated and maintained, in a reasonably prudent manner or other customary standard or subject to the obligation of the grantor or transferor to indemnify for environmental, title or other matters customary in the Oil and Gas Business, including any such grants or transfers pursuant to incentive compensation programs on terms that are reasonably customary in the Oil and Gas Business for geologists, geophysicists or other providers of technical services.

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“Project Financing” means (a) the incurrence of Indebtedness of a Subsidiary, the proceeds of which are applied to fund any new acquisition, exploration, development, construction or expansion by, or upgrades of the assets of, including associated working capital requirements, such Subsidiary (or to refinance Indebtedness or equity financing incurred for such purpose) and that may be secured by the assets of such Subsidiary, (b) the incurrence of Attributable Debt in connection with a sale and leaseback transaction involving such assets (including any such Attributable Debt incurred to refinance Indebtedness or equity financing of such assets) or (c) the incurrence of Indebtedness or Attributable Debt in connection with an Off-take Financing (including any Indebtedness or Attributable Debt incurred to refinance Indebtedness or equity financing in connection with an Off-Take Financing); provided that “Project Financing” shall not include any Indebtedness or Attributable Debt the proceeds of which are applied to acquire a going concern. As used in this definition, “Off-take Financing” means the incurrence of Indebtedness or Attributable Debt in the form of an agreement to purchase that is entered into by a Subsidiary to support the financing by a third party of the acquisition, exploration, development, construction or expansion by, or upgrades of, assets, including associated working capital requirements, legal title to, or ownership of, which under applicable law is vested in such third party or its affiliates.

“Project Financing Assets” means, with respect to any Project Financing, the assets of the acquisition, exploration, development or expansion, or the assets the upgrade of which is, funded by such Project Financing.

“Project Financing Subsidiary” means, with respect to any Project Financing, the Subsidiary that is the primary obligor in respect of such Project Financing.

“Proscribed Consolidation” has the meaning assigned to such term in Section 6.03.

“PTFI” means PT Freeport Indonesia, a limited liability company organized under the laws of the Republic of Indonesia and domesticated under the laws of Delaware as a corporation.

“PTFI Exposure Cap” means $500,000,000.

“PT-Rio Tinto Indonesia” means PT Rio Tinto Indonesia (formerly P.T. RTZ-CRA Indonesia), a limited liability company organized under the laws of Indonesia and a wholly owned subsidiary of RTZ.

“PT-Rio Tinto Indonesia COW Assignment” means the Assignment Agreement dated as of October 11, 1996 between PTFI and PT-Rio Tinto Indonesia pursuant to which PTFI assigned a partial undivided interest in the Contract of Work to PT-Rio Tinto Indonesia.

“PXP” means (i) prior to the consummation of the PXP Acquisition, Plains Exploration & Production Company, a Delaware corporation (“Plains”), and (ii) from and after the consummation of the PXP Acquisition, IMONC LLC, a Delaware

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limited liability company, to be the survivor of the merger of Plains into IMONC LLC in connection with the PXP Acquisition.

“PXP Acquisition” means the acquisition by FCX of all the outstanding Equity Interests in PXP pursuant to the PXP Acquisition Agreement.

“PXP Acquisition Agreement” means the Agreement and Plan of Merger dated as of December 5, 2012, among FCX, PXP and IMONC LLC.

“PXP Bridge Facility” means, if such agreement is entered into, the 364-day term loan agreement to be dated on or prior to the PXP Closing Date among FCX, the lenders party thereto, JPMCB, as administrative agent, and Bank of America, N.A., as syndication agent, relating to the PXP Acquisition and providing for commitments of such lenders to fund bridge term loans in an amount up to $4,053,000,000.

“PXP Closing Date” means the date on which the PXP Acquisition is consummated.

“PXP Indenture Debt” means Indebtedness under (a) the 10% Senior Notes due 2016, (b) the 7 5/8% Senior Notes due 2018, (c) the 6 1/8% Senior Notes due 2019, (d) the 8 5/8% Senior Notes due 2019, (e) the 7 5/8% Senior Notes due 2020, (f) the 6 1/2% Senior Notes due 2020, (g) the 6 5/8% Senior Notes due 2021, (h) the 6 3/4% Senior Notes due 2022 and (i) the 6 7/8% Senior Notes due 2023, in each case issued by PXP pursuant to the indenture dated as of March 13, 2007 as amended or supplemented, among PXP, as issuer, the guarantors party thereto and Wells Fargo Bank, N.A. as trustee.

“PXP Material Adverse Effect” means an event, state of facts, circumstance, change, effect, development, occurrence or combination of the foregoing that has had, or would be reasonably likely to have, a material adverse effect on (A) the ability of PXP to consummate the PXP Acquisition and the other transactions contemplated by the PXP Acquisition Agreement or (B) the business, condition (financial or otherwise) or results of operations of PXP and its Subsidiaries (each occurrence of the term “Subsidiary” in this definition is as defined in the PXP Acquisition Agreement), taken as a whole, other than any event, change, effect, development or occurrence resulting from or arising out of: (1) changes in general economic, financial or other capital market conditions (including prevailing interest rates), (2) any changes or developments generally in the industries in which PXP or any of its Subsidiaries conducts its business, (3) the announcement or the existence of, compliance with or performance under, the PXP Acquisition Agreement or the transactions contemplated thereby (including, subject to the following proviso, the impact thereof on the relationships, contractual or otherwise, of PXP or any of its Subsidiaries with employees, labor unions, customers, suppliers or partners, and including any lawsuit, action or other proceeding with respect to the PXP Acquisition or any of the other transactions contemplated by the PXP Acquisition Agreement) (provided, however, that the exceptions in this clause (3) shall not apply to any representation or warranty contained in Sections 3.3 or 3.20 (or any portion thereof) of the PXP Acquisition Agreement to the extent that the purpose of such

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representation or warranty (or portion thereof) is to address the consequences resulting from the execution and delivery of the PXP Acquisition Agreement or the performance of obligations or satisfaction of conditions under the PXP Acquisition Agreement), (4) any taking of any action at the request of PXP or Merger Sub (as defined in the PXP Acquisition Agreement), (5) any changes or developments in prices for oil, natural gas or other commodities or for PXP’s raw material inputs and end products, (6) any adoption, implementation, promulgation, repeal or modification following the date of the PXP Acquisition Agreement of any rule, regulation, ordinance, order, protocol or any other Law (as defined in the PXP Acquisition Agreement) of or by any national, regional, state or local Governmental Entity (as defined in the PXP Acquisition Agreement), or market administrator, (7) any changes in GAAP or accounting standards following the date of the PXP Acquisition Agreement, (8) earthquakes, any weather-related event, natural disasters or outbreak or escalation of hostilities or acts of war or terrorism, (9) any failure by PXP to meet any financial projections or forecasts or estimates of revenues, earnings or other financial metrics for any period (provided that the exception in this clause (9) shall not prevent or otherwise affect a determination that any event, change, effect, development or occurrence underlying such failure has resulted in, or contributed to, a PXP Material Adverse Effect so long as it is not otherwise excluded by this definition), or (10) any changes in the share price or trading volume of the shares of PXP Common Stock (as defined in the PXP Acquisition Agreement) (provided that the exception in this clause (10) shall not prevent or otherwise affect a determination that any event, change, effect, development or occurrence underlying such change has resulted in, or contributed to, a PXP Material Adverse Effect so long as it is not otherwise excluded by this definition); except, in each case with respect to clauses (1), (2), (6), (7) and (8) to the extent disproportionately affecting PXP and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which PXP and its Subsidiaries operate; provided, for the avoidance of doubt, notwithstanding anything to the contrary above, any blowout, spill, explosion, or similar occurrence with respect to any well, pipeline or equipment operated by PXP may be taken into account in determining whether there has been a PXP Material Adverse Effect.

“PXP Specified Debt” means, collectively, any Indebtedness of PXP or any of its subsidiaries that becomes due or otherwise in default upon consummation of the PXP Acquisition, including the Amended and Restated Credit Agreement dated as of November 30, 2012, among PXP, the lenders party thereto, JPMCB, as administrative agent, Bank of America, N.A. and Royal Bank of Canada, as co-syndication agents, and The Bank of Nova Scotia and Toronto Dominion (New York) LLC, as co-documentation agents, but excluding the Plains Offshore Credit Agreement.

“PXP Transactions” means (a) the issuance and sale of the Senior Notes (if any) in connection with the PXP Acquisition, (b) the entry into, and borrowings by FCX on the PXP Closing Date of bridge term loans under, the PXP Bridge Facility, if any, (c) the consummation of the PXP Acquisition, (d) the repayment of the PXP Specified Debt and (e) the payment of fees and expenses relating to the foregoing transactions.

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“Qualified Stock” means, with respect to any Person, any Equity Interests of such Person that are not Disqualified Stock.

“Receivables Facility” means any of one or more receivables financing facilities, as amended, supplemented, modified, extended, renewed, restated, refunded, replaced or refinanced from time to time, the Indebtedness of which is non-recourse (except for Standard Receivables Facility Undertakings) to FCX or any Subsidiary (other than any Receivables Subsidiary), pursuant to which FCX or any of the Subsidiaries sells its accounts, payment intangibles and related assets or interests therein to either (a) a Person that is not a Subsidiary or (b) a Receivables Subsidiary that in turn sells its accounts, payment intangibles and related assets to a Person that is not a Subsidiary.

“Receivables Facility Repurchase Obligation” means any obligation of FCX or a Subsidiary that is a seller of assets in a Receivables Facility to repurchase the assets it sold thereunder as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Receivables Subsidiary” means any Subsidiary formed solely for the purpose of engaging, and that engages only, in one or more Receivables Facilities.

“Reference Period” has the meaning set forth in the definition of “Consolidated EBITDAX”.

“Register” has the meaning assigned to such term in Section 9.04(b).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents, trustees and advisors of such Person and such Person’s Affiliates.

“Reporting Person” has the meaning assigned to such term in Section 5.01.

“Requesting Borrower” has the meaning assigned to such term in Section 2.06(c).

“Required Lenders” means, at any time, Lenders having Revolving Exposures, and unused Commitments (other than Swingline Commitments) representing more than 50% of the aggregate Revolving Exposures and unused Commitments (other than Swingline Commitments) at such time.

“Required Subsidiary Guarantor” means, at any time, (a) if it is a Subsidiary at such time, each existing or subsequently acquired or organized subsidiary of PXP that is at such time a guarantor of the obligations of PXP under any PXP Indenture Debt and (b) each other Subsidiary (other than a Subsidiary that is a Borrower) that at such time is a guarantor of obligations of FCX under the Term Loan Agreement, any other bank credit facility of FCX, the MMR Bridge Facility, the PXP Bridge Facility,

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the Senior Notes or any Other Senior Debt; provided, however, that a Subsidiary will cease to be a Required Subsidiary Guarantor (and may thereafter be released from its obligations under the Guarantee Agreement in accordance with the provisions of Section 11.02) at such time, if any, as (and only for such periods as) such Subsidiary Guarantor no longer guarantees any obligations (i) of PXP under any PXP Indenture Debt or refinancing Indebtedness in respect thereof or (ii) of FCX in respect of the Term Loan Agreement, any other bank credit facility of FCX, the MMR Bridge Facility, the PXP Bridge Facility, the Senior Notes or any Other Senior Debt.

“Revolving Availability Period” means the period from and including the Closing Date to but excluding the earlier of the Maturity Date and the date of termination of the Revolving Commitments.

“Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum possible aggregate amount of such Lender’s Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 or increased from time to time pursuant to Section 2.20 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Revolving Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption or Incremental Facility Agreement pursuant to which such Lender shall have assumed its Revolving Commitment, as the case may be. The initial aggregate amount of the Lenders’ Revolving Commitments is $3,000,000,000.

“Revolving Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure and Swingline Exposure at such time.

“Revolving Lender” means a Lender with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Exposure.

“Revolving Lender Parent” means, with respect to any Revolving Lender, any Person in respect of which such Lender is a subsidiary.

“Revolving Loan” means a Loan made pursuant to Section 2.01.

“RTZ” means Rio Tinto plc (formerly RTZ Corporation PLC), a company organized under the laws of England.

“RTZ Interests” means the interests of PT-Rio Tinto Indonesia in the Contract of Work and certain jointly held assets pursuant to the Participation Agreement.

“S&P” means Standard & Poor’s.

“SEC” means the United States Securities and Exchange Commission.

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“Securities Act” means the United States Securities Act of 1933.

“Senior Notes” means senior unsecured notes of FCX issued in a public offering or Rule 144A under the Securities Act or other private placement transaction for the purpose of financing a portion of the cash purchase price payable for the PXP Acquisition and/or the MMR Acquisition and related fees and expenses or to refinance any Indebtedness previously incurred to finance either such acquisition or such fees and expenses (including the Indebtedness outstanding under the MMR Bridge Facility and the PXP Bridge Facility).

“Significant Subsidiary” means any Subsidiary of FCX that satisfies the criteria for a “significant subsidiary” set forth in Rule 1.02(w) of Regulation S-X under the Exchange Act, as amended.

“Specified PTFI Obligations” means the obligations of PTFI hereunder (a) to pay the principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans made to PTFI, when and as due, (b) to make each payment in respect of any Letter of Credit requested by PTFI, when and as due, including payments in respect of reimbursement of disbursements, interest thereon, and any obligation to provide cash collateral and (iii) to pay amounts payable under Sections 2.14, 2.15 and 2.16, that are directly attributable to Loans made to PTFI or Letters of Credit issued at the request of PTFI hereunder.

“Specified PXP Representations” means (a) such of the representations made by or with respect to PXP or its subsidiaries in the PXP Acquisition Agreement as are material to the interests of the Lenders (but only to the extent that FCX has the right to terminate (or not perform) its obligations under the PXP Acquisition Agreement as a result of a breach of such representations in the PXP Acquisition Agreement (determined without regard to any waiver, amendment or other modification of the PXP Acquisition Agreement)) and (b) the representations set forth in Section 3.01(limited to those relating to the corporate power and authority of FCX and each other Loan Party to enter into the Loan Documents), Section 3.02 (limited to those relating to the due execution, delivery and enforceability of the Loan Documents), Section 3.03 (limited to those relating to the Loan Documents not conflicting with the charter, by-laws or other organizational documents of FCX), Section 3.08, Section 3.14 and Section 3.19.

“Standard Receivables Facility Undertakings” means representations, warranties, covenants and indemnities entered into by FCX or any Subsidiary that FCX has determined in good faith to be customary in financings similar to a Receivables Facility, including those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Receivables Facility Repurchase Obligation shall be deemed to be a Standard Receivables Facility Undertaking.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal,

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special, emergency or supplemental reserves), expressed as a decimal, established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the equity or more than 50% of the general partnership interests are, as of such date, owned, Controlled or held by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of FCX.

“Subsidiary Guarantor” means each Subsidiary that Guarantees the Obligations under the Credit Agreement pursuant to a Guarantee Agreement, provided that, for purposes only of Section 6.01 and 6.02 hereof, no Subsidiary becoming a Subsidiary Guarantor after the Closing Date (other than a Required Subsidiary Guarantor) shall be considered a Subsidiary Guarantor unless each of the conditions set forth in Section 11.01 with respect to such Subsidiary shall have been met, and provided further that, for all purposes of this Agreement and the Loan Documents, no Guarantee Termination shall be effective with respect to any Subsidiary Guarantor unless each of the conditions set forth in Section 11.02 with respect to such Subsidiary shall have been met.

“Swingline Commitment” means the commitment of the Swingline Lender to make Swingline Loans.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the Swingline Exposure at such time.

“Swingline Lender” means JPMorgan Chase Bank, N.A., in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.05.

“Syndication Agent” means Bank of America, N.A., in its capacity as syndication agent for the Lenders hereunder.

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“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees and other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan Agreement” means the term loan agreement dated the date hereof, among FCX, the lenders party thereto, JPMCB, as administrative agent, and Bank of America, N.A., as syndication agent, providing for commitments of such lenders to fund term loans in an amount up to $4,000,000,000.

“Total Debt” means, as of any date, the sum as of such date of (a) the aggregate principal amount of Funded Debt of FCX and the Subsidiaries outstanding as of such date, in the amount that would be reflected as a liability on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP, provided, however, that for the avoidance of doubt, Funded Debt shall exclude fair value adjustments under the acquisition method to book balances of Indebtedness, plus (b), without duplication of amounts included in clause (a), the aggregate amount of Attributable Debt of FCX and the Subsidiaries outstanding as of such date, minus (c) the lesser as of such date of (i) $1,000,000,000 and (ii) the aggregate amount of Available Domestic Cash.

“Total Leverage Ratio” means, on any date, the ratio of (a) Total Debt as of the last day of the fiscal quarter of FCX ended on such date or most recently prior to such date to (b) Consolidated EBITDAX for the period of four consecutive fiscal quarters of FCX ended on such date or most recently prior to such date.

“Transactions” means, collectively, (a) the execution and delivery by each of FCX, PTFI and PXP of the Loan Documents to which it is to be a party, (b) the repayment in full of all obligations under the Existing Revolving Credit Agreement, the termination of all commitments thereunder and the release of all Guarantees and Liens in respect thereof, (c) the PXP Transactions and (d) if the MMR Closing Date is the Closing Date, the MMR Transactions.

“Transaction Costs” means, collectively, the fees, costs and out-of-pocket expenses incurred by FCX and its Subsidiaries in connection with the Transactions.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Certificate” has the meaning assigned to such term in Section 2.16(f)(ii)(D)(2).

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“Volumetric Production Payments” means production payment obligations recorded as deferred revenue in accordance with GAAP, together with all undertakings and obligations in connection therewith.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means any Loan Party and the Administrative Agent.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans and Borrowings may be classified and referred to by Type (e.g., a “Eurodollar Loan” or a “Eurodollar Borrowing”).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time and to any successor law or regulation, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. For the avoidance of doubt, all references herein to the Borrowers shall give effect to the accession of PXP as a party hereto in the capacity of a Borrower pursuant to Section 4.02(c) and the cessation of PXP as a party hereto in the capacity of a Borrower pursuant to Section 10.02(g).

SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if FCX notifies the Administrative Agent that FCX requests an amendment to any provision hereof (other than Section 5.01(a) or 5.01(b)) to eliminate the effect of any change

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occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies FCX that the Required Lenders request an amendment to any provision hereof (other than Section 5.01(a) or 5.01(b)) for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith; provided further that if at any time of delivery of financial statements under Section 5.01(a) or 5.01(b) GAAP as applied under the other provisions hereof shall as a result of the operation of this Section 1.04 be different from that used in such financial statements, FCX shall deliver together with such financial statements a reconciliation in reasonable detail of such financial statements to such different GAAP.

ARTICLE II

The Credits

SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein, each Lender severally agrees to make Revolving Loans to each of (x) FCX, (y) to the extent it is a Borrower and a Subsidiary of FCX at the time of the applicable Revolving Loan is made, PXP and (z) subject to Section 10.02(h), PTFI, in each case from time to time during the Revolving Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment or (ii) the aggregate Revolving Exposure attributable to Loans made to PTFI and Letters of Credit issued at the request of PTFI exceeding the PTFI Exposure Cap. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Loans.

SECTION 2.02. Loans and Borrowings. (a) Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Type made by the Lenders ratably in accordance with their Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder, provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.13, each Revolving Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the applicable Borrower may request in accordance herewith. Each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan, provided that any exercise of such option shall not affect the obligation of the applicable Borrower to repay such Loan in accordance with the terms of this Agreement.

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(c) At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. Each Swingline Loan shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000. Borrowings of more than one Type may be outstanding at the same time, provided that there shall not at any time be more than a total of 14 Eurodollar Borrowings outstanding. Notwithstanding anything to the contrary herein, an ABR Revolving Borrowing or a Swingline Loan may be in an aggregate amount that is equal to the entire unused balance of the aggregate Revolving Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e).

(d) Notwithstanding any other provision of this Agreement, none of the Borrowers shall be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03. Requests for Borrowings. To request a Revolving Borrowing, a Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 1:00 p.m., New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, including to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e), not later than 11:00 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy (or by electronic transmission with telephonic confirmation of receipt thereof) to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the applicable Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of such Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v) the location and number of the applicable account to which funds are to be disbursed, which shall comply with the requirements of Section 2.04.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the applicable Borrower shall be deemed to have

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selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders, provided that Swingline Loans shall be made as provided in Section 2.05. The Administrative Agent will make such funds transferred to it available to the applicable Borrower by promptly crediting the amounts so received, in like funds, to an account of such Borrower maintained with the Administrative Agent in New York City, or, in the case of PTFI, to such other account as may be required by applicable law or regulation, in each case that is designated by such Borrower in the applicable Borrowing Request; provided that ABR Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to Section 2.06(e) to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed time of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available at such time in accordance with paragraph (a) of this Section and may, in reliance upon such assumption and in its sole discretion, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of such Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.05. Swingline Loans. (a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to each of (x) FCX, (y) to the extent it is a Borrower and a Subsidiary of FCX at the time the applicable Swingline Loan is made, PXP and (z) subject to Section 10.02(h), PTFI, in each case from time to time during the Revolving Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $150,000,000, (ii) the aggregate Revolving Exposures exceeding the aggregate Revolving Commitments or (iii) the total

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Revolving Exposures in respect of Loans made to PTFI and Letters of Credit requested by PTFI exceeding the PTFI Exposure Cap; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Swingline Loans.

(b) To request a Swingline Loan, a Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy), not later than 2:00 p.m., New York City time, on the day of such proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from a Borrower. The Swingline Lender shall make each Swingline Loan available to the Borrower that shall have requested such Swingline Loan by means of a credit to the general deposit account of such Borrower maintained with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e), by remittance to the applicable Issuing Bank or, to the extent that the Revolving Lenders have made payments pursuant to Section 2.06(e) to reimburse an Issuing Bank, to such Lenders and such Issuing Bank as their interests may appear) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.

(c) The Swingline Lender may by written notice given to the Administrative Agent not later than 12:00 noon, New York City time, on any Business Day require the Revolving Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Revolving Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Swingline Loans. Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Swingline Loans. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.04 with respect to Loans made by such Lender (and Section 2.04 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Lenders. The Administrative Agent shall notify the Borrowers of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter (i) each participation so acquired in such Swingline Loan shall be deemed to be a Revolving Loan and (ii) payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender

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from the Borrowers (or other party on behalf of the Borrowers) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear, provided that any such payment so remitted shall be repaid to the Swingline Lender or the Administrative Agent, as the case may be, if and to the extent such payment is required to be refunded to the Borrowers for any reason. The failure of any Revolving Lender to purchase any participation in a Swingline Loan pursuant to this paragraph shall not relieve the Borrowers of any default in the payment thereof.

SECTION 2.06. Letters of Credit. (a) General. (i) Subject to the terms and conditions set forth herein, each of (x) FCX, (y) to the extent it is a Borrower and a Subsidiary of FCX at the time the applicable request is made, PXP and (z) subject to Section 10.02(h), PTFI may request the issuance of Letters of Credit for its own account or for the account of any Subsidiary of such Borrower, in each case in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, at any time and from time to time during the Revolving Availability Period.

(ii) On the Closing Date, each Issuing Bank that has issued an Existing Letter of Credit shall be deemed, without further action by any party hereto, to have granted to each Revolving Lender and each Revolving Lender shall be deemed to have purchased from such Issuing Bank a participation in such Existing Letter of Credit in accordance with paragraph (d) below. The applicable Issuing Banks and the Lenders that are also party to the Existing Revolving Credit Agreement agree that concurrently with such grant, the participations in the Existing Letters of Credit granted to such Lenders under the Existing Revolving Credit Agreement, as applicable, shall be automatically canceled without further action by any of the parties thereto. On and after the Closing Date, each Existing Letter of Credit shall constitute a Letter of Credit for all purposes hereof. Any Lender that has issued an Existing Letter of Credit but has not entered into an Issuing Bank Agreement shall have the rights of an Issuing Bank as to such Letter of Credit for purposes of this Section 2.06.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), a Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying (1) the date of issuance, amendment, renewal or extension (which shall be a Business Day), (2) the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), (3) the amount of such Letter of Credit, (4) the name and address of the beneficiary thereof, (5) whether such Letter of Credit is a Financial Letter of Credit or a Performance Letter of Credit (subject to confirmation of such status by the

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Administrative Agent) and (6) such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by an Issuing Bank, the applicable Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request to it for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the applicable Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $1,500,000,000, (ii) the total Revolving Exposures shall not exceed the total Revolving Commitments and (iii) in the case of any Letter of Credit to be issued, amended, renewed or extended at the request of PTFI, the total Revolving Exposures in respect of Loans made to PTFI and outstanding Letters of Credit requested by PTFI shall not exceed the PTFI Exposure Cap. Each determination by the Administrative Agent as to whether a Letter of Credit constitutes a Financial Letter of Credit or a Performance Letter of Credit shall be conclusive and binding upon the Borrowers and the Lenders.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date; provided, however, that a Letter of Credit may, upon the request of the Borrower that shall have requested such Letter of Credit (a “Requesting Borrower”), include a provision whereby such Letter of Credit shall be renewed automatically for additional consecutive periods of one year or less (but not beyond the date that is five Business Days prior to the Maturity Date) unless the applicable Issuing Bank notifies the beneficiary thereof at least 30 days prior to the then-applicable expiration date that such Letter of Credit will not be renewed. Notwithstanding the foregoing, any Letter of Credit issued hereunder may, in the sole discretion of the applicable Issuing Bank, expire after the fifth Business Day prior to the Maturity Date but on or before the date that is 90 days after the Maturity Date, provided that each Borrower hereby agrees that the applicable Borrower shall provide cash collateral in an amount equal to 102% of the LC Exposure in respect of any such outstanding Letter of Credit to the applicable Issuing Bank at least 30 days prior to the Maturity Date, which such amount shall be (A) deposited by the applicable Borrower in an account with and in the name of such Issuing Bank and (B) held by such Issuing Bank for the satisfaction of such Borrower’s reimbursement obligations in respect of such Letter of Credit until the expiration of such Letter of Credit. Any Letter of Credit issued with an expiration date beyond the fifth Business Day prior to the Maturity Date shall, to the extent of any undrawn amount remaining thereunder on the Maturity Date, cease to be a “Letter of Credit” outstanding under this Agreement for purposes of the Revolving Lenders’ obligations to participate in Letters of Credit pursuant to clause (d) below.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, the applicable Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable

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Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of such Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrowers on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to any Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Requesting Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 2:00 p.m., New York City time, on the date that such LC Disbursement is made, if such Requesting Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by such Requesting Borrower prior to such time on such date, then not later than (i) 2:00 p.m., New York City time, on the Business Day that such Requesting Borrower receives such notice, if such notice is received prior to 10:00 a.m., New York City time on the day of receipt, or (ii) 12:00 noon, New York City time, on the Business Day immediately following the day that such Requesting Borrower receives such notice, if such notice is not received prior to 10:00 a.m., New York City time, on the day of receipt; provided that such Requesting Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.05 that such payment be financed with a Borrowing in an equivalent amount and, to the extent so financed, such Requesting Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Borrowing. If a Requesting Borrower fails to make such a payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from such Requesting Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from such Requesting Borrower, in the same manner as provided in Section 2.04 with respect to Loans made by such Lender (and Section 2.04 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from a Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that the Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse an Issuing Bank for any LC Disbursement (other than the funding of Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a

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Loan and shall not relieve the applicable Borrower of its obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. The Borrowers’ obligations to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrowers’ obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Banks, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the applicable Issuing Bank; provided that the foregoing shall not be construed to excuse an Issuing Bank from liability to the Borrowers to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by the Borrowers that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or wilful misconduct on the part of an Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit and shall promptly notify the Administrative Agent and the Requesting Borrower by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not

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relieve the Requesting Borrower of its obligation to reimburse such Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, unless the Requesting Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Requesting Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Loans; provided that, if the Requesting Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.12(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Revolving Lender to the extent of such payment.

(i) Replacement of an Issuing Bank. An Issuing Bank may be replaced at any time by written agreement among the Borrowers, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Borrowers shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.11(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued by it thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day on which the Borrowers receive notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrowers shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to any Borrower described in clause (g) or (h) of Article VII. Each such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrowers under this Agreement, and the Borrowers hereby grant the Lenders a security interest in all funds and investments in such account to secure such obligations.

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The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrowers’ risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Banks for LC Disbursements for which they have not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other obligations of the Borrowers under this Agreement. If the Borrowers are required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrowers within three Business Days after all Events of Default have been cured or waived. If the Borrowers are required to provide an amount of cash collateral hereunder pursuant to the provisions of Section 2.10(b) or (c), the foregoing provisions will apply thereto, and, provided that no Event of Default has occurred and is continuing, such cash collateral will be returned to the Borrowers at their request to the extent such cash collateral is not then required to comply with Section 2.10(b) or (c).

(k) Issuing Bank Agreements. Unless otherwise requested by the Administrative Agent, each Issuing Bank shall report in writing to the Administrative Agent (i) on the first Business Day of each week, the daily activity (set forth by day) in respect of Letters of Credit during the immediately preceding week, including all issuances, extensions, amendments and renewals, all expirations and cancelations and all disbursements and reimbursements, (ii) on or prior to each Business Day on which such Issuing Bank expects to issue, amend, renew or extend any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the aggregate face amount of the Letters of Credit to be issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension occurred (and whether the amount thereof changed), it being understood that such Issuing Bank shall not permit any issuance, renewal, extension or amendment resulting in an increase in the amount of any Letter of Credit to occur without first obtaining written confirmation from the Administrative Agent that it is then permitted under this Agreement, (iii) on each Business Day on which such Issuing Bank makes any LC Disbursement, the date of such LC Disbursement and the amount of such LC Disbursement, (iv) on any Business Day on which the Requesting Borrower fails to reimburse an LC Disbursement required to be reimbursed to such Issuing Bank on such day, the date of such failure and the amount of such LC Disbursement and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request.

(l) Issuing Bank Exposure Limitation. Notwithstanding anything herein to the contrary, no Issuing Bank shall have any obligation hereunder to issue Letters of Credit if, at the time of and after giving effect to such issuance, the aggregate amount of

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LC Exposure attributable to Letters of Credit issued by such Issuing Bank would exceed $250,000,000.

(m) Designation of Additional Issuing Banks. The Borrowers may, at any time and from time to time, with the consent of the Administrative Agent (which consent shall not be unreasonably withheld), designate as additional Issuing Banks one or more Lenders that agree to serve in such capacity. The acceptance by a Lender of an appointment as an Issuing Bank hereunder shall be evidenced by entry into an Issuing Bank Agreement and, from and after the effective date of such Issuing Bank Agreement, (i) such Revolving Lender shall have all the rights and obligations of an Issuing Bank under this Agreement and (ii) references herein to the term “Issuing Bank” shall be deemed to include such Revolving Lender in its capacity as an issuer of Letters of Credit hereunder.

SECTION 2.07. Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request or deemed by Section 2.03, and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request or deemed by Section 2.03. Thereafter, the applicable Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. A Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(b) To make an election pursuant to this Section, the applicable Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if such Borrower were requesting a Revolving Borrowing of the type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the applicable Borrower.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02 (including with respect to minimum amounts and borrowing multiples relating to any resulting Borrowing):

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

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(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request with respect to a Borrowing, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the applicable Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrowers, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.08. Termination and Reduction of Commitments. (a) Unless previously terminated, the Revolving Commitments shall terminate on the Maturity Date.

(b) FCX may at any time terminate, or from time to time reduce, the Revolving Commitments or Swingline Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) FCX shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of Loans and provision of cash collateral, in each case in accordance with Section 2.10(b), the aggregate Revolving Exposures (excluding the LC Exposure with respect to which cash collateral has been provided in accordance with Section 2.10(b)) would exceed the total Revolving Commitments.

(c) FCX shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section, at least three Business Days prior to the effective date of such termination or reduction, specifying such election or reduction and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice

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delivered by FCX pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Commitments delivered by FCX may state that such notice is conditioned upon the effectiveness of other financings or of asset dispositions, in which case such notice may be revoked by FCX (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Revolving Commitments shall be made ratably among the Lenders in accordance with the amounts of their individual Commitments.

SECTION 2.09. Repayment of Loans; Evidence of Debt. (a) Each Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan of such Lender on the Maturity Date and (ii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two Business Days after such Swingline Loan is made, provided that on each date that a Revolving Borrowing is made, the Borrowers shall repay all Swingline Loans that were outstanding on the date such Borrowing was requested.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of any Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrowers shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein (or to such payee and its registered assigns); provided that the failure of any Lender to maintain

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such promissory notes or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement.

SECTION 2.10. Prepayment of Loans. (a) The Borrowers shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without premium or penalty, subject to the requirements of this Section and to the making of any payment required under Section 2.15.

(b) In the event and on each occasion on or prior to the Maturity Date that the sum of the Revolving Exposures exceeds the total Revolving Commitments, the Borrowers shall prepay Revolving Borrowings in an aggregate amount equal to such excess; provided that if no Revolving Borrowings are outstanding and the LC Exposure exceeds the total Revolving Commitments, the Borrowers shall provide cash collateral in an aggregate amount equal to such excess in accordance with Section 2.06(j).

(c) In the event and on each occasion on or prior to the Maturity Date that the sum of the Revolving Exposures in respect of (i) Loans made to PTFI and (ii) Letters of Credit requested by PTFI exceeds the PTFI Exposure Cap, PTFI shall prepay its Revolving Borrowings in an aggregate amount equal to such excess; provided that if no Revolving Borrowings of PTFI are outstanding and the LC Exposure in respect of Letters of Credit requested by PTFI exceeds the PTFI Exposure Cap, then PTFI shall provide cash collateral in an aggregate amount equal to such excess in accordance with Section 2.06(j).

(d) Prior to any optional or mandatory prepayment of Borrowings hereunder, the Borrowers shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph (e) of this Section.

(e) The applicable Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 12:00 noon, New York City time, three Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 12:00 noon, New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that if a notice of optional voluntary prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.08(c), then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08(c). Promptly following receipt of any such notice (other than a notice relating solely to Swingline Loans), the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12.

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SECTION 2.11. Fees. (a) The Borrowers agree to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Applicable Rate on the daily average unused amount of the Revolving Commitment of such Lender during the period from and including the Closing Date to but excluding the date on which the Revolving Commitments terminate. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year, and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing commitment fees, a Revolving Commitment of a Lender shall be deemed to be used to the extent of the outstanding Loans and LC Exposure of such Lender (and the Swingline Exposure of such Lender shall be disregarded for such purpose).

(b) Each Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to such Lender’s participation in Letters of Credit requested by such Borrower, which shall accrue on the average daily amount of such Lender’s LC Exposure in respect of Performance Letters of Credit and Financial Letters of Credit (excluding, in each case, any LC Exposure attributable to unreimbursed LC Disbursements) at the Applicable Rate for Performance Letters of Credit or Financial Letters of Credit, as the case may be, during the period from and including the Closing Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to each Issuing Bank a fronting fee, which shall accrue at the rate or rates separately agreed upon between the Borrowers and each Issuing Bank on the average daily amount of the LC Exposure attributable to Letters of Credit issued by such Issuing Bank (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as each Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Closing Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate (and, if later, the date on which there ceases to be any Revolving Exposure) and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to an Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) The Borrowers agree to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrowers and the Administrative Agent.

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(d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to an Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

SECTION 2.12. Interest. (a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by any Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall, on and after the date the Required Lenders so request, bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Revolving Loans as provided in paragraph (a) of this Section.

(d) Accrued interest on each Loan made to a Borrower shall be payable by such Borrower in arrears on each Interest Payment Date for each such Loan and, in the case of Revolving Loans, upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Revolving Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.13. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

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(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrowers and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

SECTION 2.14. Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or any Issuing Bank;

(ii) impose on any Lender or any Issuing Bank or the London interbank market any other condition (other than Taxes) affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein; or

(iii) subject any Lender or any Issuing Bank to any Taxes (other than (A) Indemnified Taxes, (B) Excluded Taxes and (C) Other Connection Taxes that are income or franchise Taxes imposed on (or measured by) the net income of such Lender or that are branch profits Taxes) on its Loans, loan principal, Letters of Credit, Commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or such Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or such Issuing Bank hereunder (whether of principal, interest or otherwise), in each case by or in an amount which such Lender in its sole judgment deems material in the context of this Agreement and its Loans or participations in Letters of Credit hereunder, then the relevant Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

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(b) If any Lender or any Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy or liquidity), by an amount which such Lender in its sole judgment deems to be material in the context of this Agreement and its Loans, Commitments and participations in Letters of Credit hereunder, then from time to time the Borrowers will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrowers and shall be conclusive absent manifest error. The Borrowers shall pay such Lender or such Issuing Bank the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.15. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure by a Borrower to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.10(e) and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrowers pursuant to Section 2.18 or Section 2.19, then, in any such event, the applicable Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. Such loss, cost or

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expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrowers and shall be conclusive absent manifest error. The relevant Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.16. Taxes. (a) Any and all payments by or on account of any obligation of any Borrower or any other Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Taxes, except as required by applicable law (as determined in the good faith discretion of the applicable withholding agent); provided that if any withholding agent shall be so required to deduct any Indemnified Taxes from such payments, then (i) the sum payable by the applicable Loan Party shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.16) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such withholding agent shall make such deductions and (iii) such withholding agent shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) Each Borrower and any other Loan Party shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, both (i) Indemnified Taxes that are Indonesian Taxes (other than Taxes imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document) and (ii) Other Taxes.

(c) The Loan Parties shall jointly and severally indemnify the Administrative Agent, each Lender and each Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes paid by the Administrative Agent, such Lender or such Issuing Bank, as the case may be, or that are required to be withheld or deducted from a payment thereto by or on account of any obligation of a Loan Party hereunder or under any other Loan Document (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section), and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority, provided, however, that the Loan Parties shall not be obligated to make payment to the Administrative Agent or any Lender or Issuing Bank

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pursuant to this Section in respect of penalties, interest and other liabilities attributable to any Indemnified Taxes if such penalties, interest or other liabilities are attributable to the gross negligence or wilful misconduct of the Administrative Agent, such Lender or such Issuing Bank; provided, further, that no Non-Indonesian Lender that is a permitted assignee shall be entitled to receive, with respect to Indonesian Taxes that are withholding Taxes with respect to payments of interest on such Non-Indonesian Lender’s Loans, any greater payment under this Section 2.16(c) than such Non-Indonesian Lender’s assignor would have been entitled, immediately before the applicable assignment, to receive under this Section 2.16(c) with respect to the rights assigned or otherwise transferred to such Non-Indonesian Lender. A certificate as to the amount of such payment or liability, including a calculation thereof determined in the sole discretion of the Lender, the Issuing Bank or the Administrative Agent, delivered to a Loan Party by a Lender or an Issuing Bank (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or an Issuing Bank, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes by a Loan Party to a Governmental Authority (and in the case of Indonesian Taxes, not later than 90 days after the date on which such payment is made), such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Each Lender shall severally indemnify the Administrative Agent for any Taxes (but, in the case of any Indemnified Taxes, only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so) attributable to such Lender that are paid or payable by the Administrative Agent in connection with any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.16(e) shall be paid within 10 days after the Administrative Agent delivers to the applicable Lender a certificate stating the amount of Taxes so paid or payable by the Administrative Agent. Such certificate shall be conclusive of the amount so paid or payable absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) (i) Any Lender that is entitled to an exemption from, or reduction of, any applicable withholding Tax with respect to any payments under any Loan Document shall deliver to the Borrowers and the Administrative Agent, at the time or times reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrowers or the Administrative Agent as will permit such payments to be made without, or at a reduced rate of, withholding. In addition, any Lender, if requested by the Borrowers or the

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Administrative Agent, shall deliver such other documentation prescribed by law or reasonably requested by the Borrowers or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to any withholding (including backup withholding) or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.16(f)(ii)(A) through (E) below) shall not be required if in the Lender’s judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Upon the reasonable request of the Borrowers or the Administrative Agent, any Lender shall update any form or certification previously delivered pursuant to this Section 2.16(f). If any form or certification previously delivered by such Lender pursuant to this Section 2.16(f) expires or becomes obsolete or inaccurate in any respect, such Lender shall promptly (and in any event within 10 days after such expiration, obsolescence or inaccuracy) notify the Borrowers and the Administrative Agent in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally eligible to do so.

(ii) Without limiting the generality of the foregoing, any Lender shall, if it is legally eligible to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as is reasonably requested by the Borrowers and the Administrative Agent, on or prior to the date on which such Lender becomes a party hereto) duly completed and executed copies of whichever of the following is applicable:

(A) in the case of a Lender that is a U.S. Person, executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding Tax;

(B) in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (1) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (2) with respect to any other applicable payments under this Agreement, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(C) in the case of a Non-U.S. Lender for which payments under this Agreement constitute income that is effectively connected with such Lender’s conduct of a trade or business in the United States, executed originals of IRS Form W-8ECI;

(D) in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code both (1) executed originals of IRS Form W-8BEN and (2) a certificate substantially in the

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form of Exhibit E (a “U.S. Tax Certificate”) to the effect that such Lender is not (a) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (b) a “10 percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, (c) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code or (d) conducting a trade or business in the United States with which the relevant interest payments are effectively connected;

(E) in the case of a Non-U.S. Lender that is not the beneficial owner of payments made under this Agreement (including a partnership or a participating Lender), (1) executed originals of IRS Form W-8IMY on behalf of itself and (2) the relevant forms prescribed in clauses (A), (B), (C), (D) and (F) of this paragraph (f)(ii) that would be required of each such beneficial owner or partner of such partnership if such beneficial owner or partner were a Lender; provided, however, that if the Lender is a partnership and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Code, such Lender may provide a U.S. Tax Certificate on behalf of each such partner; or

(F) any other form prescribed by applicable law as a basis for claiming exemption from, or a reduction of, U.S. Federal withholding Tax together with such supplementary documentation as is necessary to enable the Borrowers or the Administrative Agent to determine the amount of Tax (if any) required by law to be withheld.

(iii) If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Withholding Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Withholding Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Withholding Agent as may be necessary for the Withholding Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.16(f)(iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g) If any party determines, in its sole discretion exercised in good faith, that it has received a refund and/or credit of any Taxes as to which it has been indemnified pursuant to this Section 2.16 (including additional amounts paid pursuant to this Section 2.16), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying

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party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid to such indemnifying party pursuant to the previous sentence (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay an amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.

(h) Nothing contained in this Section 2.16 shall require the Administrative Agent, any Issuing Bank or any Lender (or permitted assignee or Participant) to make available any of its Tax returns or any other information that it deems to be confidential or proprietary, to any Loan Party or any other Person.

(i) Each party’s obligations under this Section 2.16 shall survive any resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender or Issuing Bank, the termination of the Commitments and the repayment, satisfaction or discharge of all other obligations under any Loan Document.

(j) For purposes of Sections 2.16(e) and (f), the term “Lender” includes any Issuing Bank.

(k) For purposes of this Section 2.16, the term “applicable law” includes FATCA.

(l) Without in any way affecting PTFI’s obligations under the other provisions of this Section 2.16, PTFI, at the request of any Lender (or permitted assignee or Participant), any Issuing Bank or the Administrative Agent, promptly furnish to such Lender (or permitted assignee or Participant), such Issuing Bank or the Administrative Agent any other information, documents and receipts that such Lender (or permitted assignee or Participant), such Issuing Bank or the Administrative Agent may require to establish to its satisfaction that full and timely payment has been made of all Indonesian Taxes required to be paid hereunder.

(m) PTFI shall notify the Lenders (through the Administrative Agent) promptly upon becoming aware of the application or imposition, or scheduled future application or imposition, of Indonesian Taxes; and each Lender (if not theretofore notified by PTFI) shall notify PTFI of any such application or imposition which becomes known to its officers then supervising the Loans of such Lender hereunder as part of their normal duties and of any change of its lending office or establishment or closing of a branch in Indonesia by such Lender which would give rise to the application or imposition of Indonesian Taxes.

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(n) (i) Each Lender (or permitted assignee or Participant) having its principal office and applicable lending office outside of Indonesia (a “Non-Indonesian Lender”) shall use reasonably diligent efforts to deliver to PTFI appropriate forms, duly completed, evidencing such Non-Indonesian Lender’s entitlement (if any) under any applicable tax treaty to a reduced rate of withholding of Indonesian Taxes with respect to payments of interest on Loans of such Non-Indonesian Lender (which, in the case of any Non-Indonesian Lender that is organized under the laws of the United States or any State thereof, including the District of Columbia, shall be both IRS Form 6166 (or any successor form thereto) and Indonesian Tax Form DGT-2 (or any successor form thereto)) on or prior to (i) the 90th day following (A) the date hereof or (B) in the case of any such Non-Indonesian Lender that is a permitted assignee or Participant, the date such Non-Indonesian Lender becomes a permitted assignee or Participant, and (ii) the anniversary day, in each subsequent year, of the applicable date in subsection (i); provided that in the event a Non-Indonesian Lender is a disregarded entity for U.S. federal income tax purposes, such forms shall be delivered by such Lender’s parent; and provided further that, notwithstanding the foregoing, no Lender shall be required to obtain certification of Indonesian Tax Form DGT-2 (or any successor form or any similar form in connection with Indonesian Taxes) from any Governmental Authority in the country where such Lender is resident. Following delivery by a Non-Indonesian Lender to PTFI of the appropriate forms referenced in the preceding sentence of this Section 2.16(n), duly completed, PTFI is authorized to file such forms with the appropriate Indonesian taxing authorities in order to obtain a reduced rate of withholding of Indonesian Taxes with respect to payments of interest on Loans of such Non-Indonesian Lender.

(ii) Each Non-Indonesian Lender shall use reasonably diligent efforts to deliver to PTFI such certificates, forms or other documents as may be necessary under any other provision of applicable law (including any amendment, modification or supplement to IRS Form 6166 or such analogous form referred to in the second preceding sentence) to reduce the withholding rate of Indonesian Taxes with respect to payments of interest on Loans of such Non-Indonesian Lender on or by the 90th day following the date on which PTFI shall have delivered to such Non-Indonesian Lender written notice of the existence of such provision of applicable law together with a copy thereof (accompanied by a sworn English translation if such provision of applicable law is not in English); provided, however, that such Non-Indonesian Lender shall not be required to deliver any such certificate, form or other document that would, in the reasonable judgment of such Non-Indonesian Lender, be otherwise disadvantageous to such Non-Indonesian Lender; and provided further that such Non-Indonesian Lender shall have no obligation to deliver any such certificates, forms or other documents that it is not legally able to deliver or with respect to information deemed by such Non-Indonesian Lender to be confidential or proprietary.

SECTION 2.17. Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) Each Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or reimbursements of LC Disbursements, or of amounts payable under Section 2.14, 2.15, 2.16 or otherwise) prior to the time expressly required hereunder or under such other Loan Document for

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such payment (or, if no such time is expressly required, prior to 12:00 noon, New York City time), on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 270 Park Avenue, New York, New York, except payments to be made directly to an Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.14, 2.15, 2.16 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document shall be made in dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to such Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this

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paragraph shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against any Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from a Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or an Issuing Bank hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption and in its sole discretion, distribute to the Lenders or such Issuing Bank, as the case may be, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Lenders or such Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Bank with interest thereon for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04, 2.05(c), 2.06(d) or (e), 2.17(d) or 9.03(c), or fail to purchase participations in the Loans of the other Lenders required to be purchased by it pursuant to Section 2.17(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.18. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.14, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Each Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.14, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, or if any Lender has become a Defaulting Lender, or if any Lender has failed to consent to a proposed amendment, waiver, discharge or termination which pursuant to the terms of Section 9.02

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requires the consent of all of the Lenders affected and with respect to which the Required Lenders shall have granted their consent, then FCX may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to one or more assignees that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrowers shall have received the prior written consent of the Administrative Agent, each Principal Issuing Bank and the Swingline Lender, which consents shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts), (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a material reduction in such compensation or payments, and (iv) in the case of any such assignment resulting from the failure to provide a consent, the assignee shall have given such consent and the fee required under Section 9.04(b)(ii)(C) shall have been paid by such assignee or by the Borrowers. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver, consent or approval by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

SECTION 2.19. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Revolving Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Revolving Lender is a Defaulting Lender:

(a) commitment fees shall cease to accrue pursuant to Section 2.11(a) on the unused amount of the Revolving Commitment of such Defaulting Lender;

(b) the Revolving Commitment and Revolving Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders or any other requisite Lenders have taken or may take any action hereunder or under any other Loan Document (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided that any amendment, waiver or other modification requiring the consent of all Lenders or all Lenders affected thereby shall, except as otherwise provided in Section 9.02, require the consent of such Defaulting Lender in accordance with the terms hereof;

(c) if any Swingline Exposure or LC Exposure exists at the time such Revolving Lender becomes a Defaulting Lender then:

(i) so long as no Event of Default has occurred and is continuing, the Swingline Exposure and LC Exposure of such Defaulting Lender shall be reallocated among the Non-Defaulting Lenders in accordance with their

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respective Applicable Percentages but only to the extent that the sum of all Non-Defaulting Lenders’ Revolving Exposures plus such Defaulting Lender’s Swingline Exposure and LC Exposure does not exceed the sum of all Non-Defaulting Lenders’ Revolving Commitments;

(ii) if (x) an Event of Default has occurred and is continuing or (y) the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrowers shall within one Business Day following notice by the Administrative Agent (A) first, prepay the portion of such Defaulting Lender’s Swingline Exposure that has not been reallocated and (B) second, cash collateralize for the benefit of the Issuing Banks the portion of such Defaulting Lender’s LC Exposure that has not been reallocated in accordance with the procedures set forth in Section 2.06(j) for so long as such LC Exposure is outstanding;

(iii) if the Borrowers cash collateralize any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrowers shall not be required to pay participation fees to such Defaulting Lender pursuant to Section 2.11(b) with respect to such portion of such Defaulting Lender’s LC Exposure for so long as such Defaulting Lender’s LC Exposure is cash collateralized;

(iv) if any portion of the LC Exposure of such Defaulting Lender is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Sections 2.11(a) and 2.11(b) shall be adjusted to give effect to such reallocation; and

(v) if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Issuing Bank or any other Lender hereunder, all commitment fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment utilized by such LC Exposure) and participation fees payable under Section 2.11(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Banks (and allocated among them ratably based on the amount of such Defaulting Lender’s LC Exposure attributable to Letters of Credit issued by each Issuing Bank) until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and

(d) so long as such Revolving Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and no Issuing Bank shall be required to issue, amend, renew or extend any Letter of Credit, unless in each case it is satisfied that the related exposure and the Defaulting Lender’s then outstanding Swingline Exposure or LC Exposure, as applicable, will be fully covered by the Revolving Commitments of the Non-Defaulting Lenders and/or cash collateral provided by the Borrowers in accordance with Section 2.19(c), and, so long as no Event of Default has occurred and is continuing, participating interests in any such funded Swingline Loan or in any such issued, amended, reviewed or extended Letter of Credit will be allocated

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among the Non-Defaulting Lenders in a manner consistent with Section 2.19(c)(i) (and such Defaulting Lender shall not participate therein).

In the event that (a) a Bankruptcy Event with respect to a Revolving Lender Parent shall have occurred following the date hereof and for so long as such Bankruptcy Event shall continue or (b) the Swingline Lender or any Issuing Bank has a good faith belief that any Revolving Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swingline Lender shall not be required to fund any Swingline Loan, and no Issuing Bank shall be required to issue, amend, renew or extend any Letter of Credit, unless the Swingline Lender or such Issuing Bank, as the case may be, shall have entered into arrangements with the Borrowers or such Revolving Lender satisfactory to the Swingline Lender or such Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, the Borrowers, the Swingline Lender and each Issuing Bank each agree that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Revolving Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment and on such date such Lender shall purchase at par such of the Revolving Loans of the other Revolving Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Revolving Lender to hold such Loans in accordance with its Applicable Percentage.

SECTION 2.20. Incremental Revolving Commitments. (a) FCX may on one or more occasions, by written notice to the Administrative Agent, request, during the Revolving Availability Period, the establishment of Incremental Revolving Commitments, provided that the aggregate amount of all the Incremental Revolving Commitments established hereunder shall not exceed $1,000,000,000. Each such notice shall specify (i) the date on which FCX proposes that the Incremental Revolving Commitments shall be effective, which shall be a date not less than 10 Business Days (or such shorter period as may be agreed to by the Administrative Agent) after the date on which such notice is delivered to the Administrative Agent and (ii) the amount of the Incremental Revolving Commitments being requested (it being agreed that (A) any Lender approached to provide any Incremental Revolving Commitment may elect or decline, in its sole discretion, to provide such Incremental Revolving Commitment and (B) any Person that FCX proposes to become an Incremental Revolving Lender must be reasonably acceptable to the Administrative Agent, each Principal Issuing Bank and the Swingline Lender).

(b) The terms and conditions of any Incremental Revolving Commitments and Loans and other extensions of credit to be made thereunder shall be identical to those of the Revolving Commitments and Loans and other extensions of credit made thereunder, and shall be treated as a single class with such Revolving Commitments and Loans.

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(c) The Incremental Revolving Commitments shall be effected pursuant to one or more Incremental Facility Agreements executed and delivered by each Borrower, each Incremental Lender providing such Incremental Revolving Commitments and the Administrative Agent; provided that no Incremental Revolving Commitments shall become effective unless (i) no Default or Event of Default shall have occurred and be continuing on the date of effectiveness thereof, both immediately prior to and immediately after giving effect to such Incremental Revolving Commitments and the making of Loans and issuance of Letters of Credit thereunder to be made on such date, (ii) on the date of effectiveness thereof, the representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct (A) in the case of the representations and warranties qualified as to materiality, in all respects and (B) otherwise, in all material respects, in each case on and as of such date, except in the case of any such representation and warranty that expressly relates to a prior date, in which case such representation and warranty shall be so true and correct on and as of such prior date, (iii) after giving effect to such Incremental Revolving Commitments and the making of Loans and other extensions of credit thereunder to be made on the date of effectiveness thereof and assuming that all Incremental Revolving Commitments are fully drawn, the Borrowers shall be in pro forma compliance with the financial covenants set forth in Sections 6.06 and 6.07, (iv) the Borrowers shall make any payments required to be made pursuant to Section 2.15 in connection with such Incremental Revolving Commitments and the related transactions under this Section and (v) the Borrowers shall have delivered to the Administrative Agent such legal opinions, board resolutions, secretary’s certificates, officer’s certificates and other documents as shall reasonably be requested by the Administrative Agent in connection with any such transaction. Each Incremental Facility Agreement may, without the consent of any Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to give effect to the provisions of this Section.

(d) Upon the effectiveness of an Incremental Revolving Commitment of any Incremental Revolving Lender, (i) such Incremental Revolving Lender shall be deemed to be a “Revolving Lender” hereunder, and henceforth shall be entitled to all the rights of, and benefits accruing to, Lenders hereunder and shall be bound by all agreements, acknowledgements and other obligations of Lenders hereunder and under the other Loan Documents, and (ii)(A) such Incremental Revolving Commitment shall constitute (or, in the event such Incremental Revolving Lender already has a Revolving Commitment, shall increase) the Revolving Commitment of such Incremental Revolving Lender and (B) the aggregate Revolving Commitment shall be increased by the amount of such Incremental Revolving Commitment, in each case, subject to further increase or reduction from time to time as set forth in the definition of the term “Revolving Commitment”. For the avoidance of doubt, upon the effectiveness of any Incremental Revolving Commitment, the Revolving Exposure of the Incremental Revolving Lender holding such Commitment, and the Applicable Percentage of all the Revolving Lenders, shall automatically be adjusted to give effect thereto.

(e) On the date of effectiveness of any Incremental Revolving Commitments, each Revolving Lender shall assign to each Incremental Revolving Lender holding such Incremental Revolving Commitment, and each such Incremental

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Revolving Lender shall purchase from each Revolving Lender, at the principal amount thereof (together with accrued interest), such interests in the Revolving Loans and participations in Letters of Credit outstanding on such date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Loans and funded participations in Letters of Credit will be held by all the Revolving Lenders (including such Incremental Revolving Lenders) ratably in accordance with their Applicable Percentages after giving effect to the effectiveness of such Incremental Revolving Commitment.

(f) The Administrative Agent shall notify the Lenders promptly upon receipt by the Administrative Agent of any notice from FCX referred to in Section 2.20(a) and of the effectiveness of any Incremental Revolving Commitments, in each case advising the Lenders of the details thereof and of the Applicable Percentages of the Revolving Lenders after giving effect thereto and of the assignments required to be made pursuant to Section 2.20(e).

ARTICLE III

Representations and Warranties

Each of the Borrowers represents and warrants to the Lenders on the Effective Date, on the Closing Date and on each other date on which representations and warranties are made or deemed made hereunder that (the representations and warranties made hereunder on and after the Closing Date and set forth in this Article III shall, to the extent made or deemed to be made with respect to the Subsidiaries, be deemed to apply to the Subsidiaries after giving effect to the consummation of the PXP Acquisition and/or the MMR Acquisition, in each case if consummated at or prior to the time such representations and warranties are made or deemed made hereunder):

SECTION 3.01. Organization; Powers. Each Borrower, each Loan Party and each of FCX’s other Subsidiaries is duly organized and validly existing (except to the extent that the failure of such other Subsidiaries to be duly organized and validly existing would not, individually or in the aggregate, be expected to result in a Material Adverse Effect) and, to the extent applicable, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, is in good standing under the laws of the jurisdiction of its organization, has, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, all requisite power and authority to carry on its business as now conducted and to execute, deliver and perform its obligations under each Loan Document to which it is a party and, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is, to the extent applicable, in good standing in, every jurisdiction where such qualification is required.

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SECTION 3.02. Authorization; Enforceability. The performance by each Loan Party of the Loan Documents to which it is a party, the Borrowings and the issuances of Letters of Credit hereunder and the Transactions to be entered into by each Loan Party are within such Loan Party’s corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action. This Agreement has been duly executed and delivered by each Borrower and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally, concepts of reasonableness and general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03. Governmental Approvals; No Conflicts. Except as set forth in Schedule 3.03, the performance by each Loan Party of the Loan Documents to which it is to be party, the Borrowings and the issuances of Letters of Credit hereunder and the Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect and (ii) other consents, approvals, registrations, filings or actions the failure of which to obtain or make, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, (b) will not violate the charter, by-laws or other organizational documents of FCX or any other Loan Party, (c) except to the extent that any such violations or defaults would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (i) will not violate any applicable law or regulation or any order of any Governmental Authority and (ii) will not violate or result in a default under any indenture, agreement or other instrument binding upon FCX or any of its Subsidiaries or its assets and (d) will not result in the creation or imposition of any Lien on any asset of FCX or any of its Subsidiaries.

SECTION 3.04. Financial Condition; No Material Adverse Change. (a) FCX has heretofore furnished to the Lenders (i) FCX’s consolidated balance sheet and consolidated statements of income, stockholders’ equity and cash flows as of and for the fiscal year ended December 31, 2011, reported on by Ernst & Young LLP, independent registered public accountants and (ii) FCX’s unaudited consolidated balance sheet and consolidated statements of income, comprehensive income, equity and cash flows as of and for the nine months ending September 30, 2012. Such financial statements present fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of FCX and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to normal year-end adjustments and the absence of footnotes in the case of such unaudited financial statements.

(b) Except as set forth in Schedule 3.04(b), since December 31, 2011, there has been no material adverse change in (i) the business, operations or financial condition of FCX and its Subsidiaries, taken as a whole, (ii) the ability of any Loan Party to perform its obligations under any Loan Document or (iii) the rights of or benefits available to the Lenders under the Loan Documents.

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SECTION 3.05. Properties. (a) Except to the extent that any failure to do so individually or in the aggregate would not reasonably be expected to result in a Material Adverse Effect and except for approvals from any Governmental Authority customarily obtained after the closing of sales or transfer involving assets in the Gulf of Mexico or the Pacific Ocean, FCX and each of its Subsidiaries has good title to, or valid leasehold interests in, all of its real and personal property material to its business, except for Liens permitted by Section 6.02.

(b) Except to the extent that any such failure or infringement, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, FCX and each of its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by FCX and its Subsidiaries does not infringe upon the rights of any other Person.

SECTION 3.06. Litigation and Environmental Matters. (a) Except for the Disclosed Matters, there are no actions, suits or proceedings by or before any Governmental Authority pending against or, to the knowledge of any Borrower, threatened against or affecting FCX or any of its Subsidiaries that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b) Except for the Disclosed Matters and except for any other matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, neither FCX nor any of its Subsidiaries (i) has failed to comply with any applicable Environmental Law or to obtain, maintain or comply with any permit, license or other approval required for its operations or properties under any applicable Environmental Law, (ii) is obligated to remediate or correct any condition resulting from releases of Hazardous Materials or (iii) has received written notice of any claim with respect to any Environmental Liability.

SECTION 3.07. Compliance with Laws and Agreements. FCX and its Subsidiaries are in compliance in all material respects with all laws, regulations and orders of any Governmental Authority applicable to them or their properties and all indentures, agreements (including, in the case of PTFI, the Contract of Work) and other instruments binding upon them or their properties, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.08. Investment Company Status. No Loan Party is an “investment company” under the Investment Company Act of 1940.

SECTION 3.09. Taxes. FCX and its Subsidiaries have timely filed or caused to be filed all Tax returns and reports required to have been filed by them and have paid or caused to be paid all Taxes required to have been paid by them, except (i) any Taxes that are being contested in good faith by appropriate proceedings and for which FCX or such Subsidiary, as applicable, has, to the extent required by GAAP, set aside on its books adequate reserves and (ii) returns and reports the non-filing of which,

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and Taxes the non-payment of which, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. Except as would not reasonably be expected to result in a Material Adverse Effect, the present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such Plans, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Financial Accounting Standards Codification Topic 715) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans.

SECTION 3.11. Disclosure. The Confidential Information Materials and the other reports, financial statements, certificates and other information furnished in writing by the Borrowers or any of their representatives in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished), are complete and correct in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements have been made. Notwithstanding the foregoing, it is understood and agreed that the periodic reports and other information of FCX filed with the SEC pursuant to Section 13 of the Exchange Act speak as of the date of such reports or other filings and not of any subsequent time and, therefore, the representation set forth in the first sentence of this paragraph is applicable to the information contained in such reports or other filings only as of the date of such reports or other filings. Additionally, notwithstanding anything to the contrary contained herein, the representation in the first sentence of this paragraph shall not apply to forward-looking information contained in the filings made by FCX or PXP with the SEC pursuant to Section 13 of the Exchange Act, and the Borrowers shall have no liability with respect to such forward-looking information, except to the extent that FCX would have liability to investors in its public securities under the Exchange Act after the application of Section 21E of the Exchange Act.

SECTION 3.12. Insurance. Schedule 3.12 sets forth a description of all material insurance maintained by or on behalf of FCX and its Subsidiaries as of the Effective Date. As of the Effective Date, all material premiums in respect of such insurance are current and such insurance is in full force and effect. FCX believes that the insurance maintained by or on behalf of FCX and its Subsidiaries is adequate.

SECTION 3.13. Labor Matters. As of the Effective Date, there are no strikes, lockouts or slowdowns against FCX or any Subsidiary pending or, to the knowledge of FCX, threatened, that would reasonably be expected to result, individually

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or in the aggregate, in a Material Adverse Effect. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which FCX or any Subsidiary is a party that would reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect.

SECTION 3.14. Federal Reserve Regulations. No part of the proceeds of the Loans will be used, whether directly or indirectly, for any purpose which entails a violation (including on the part of any Lender) of Regulation U or X of the Board.

SECTION 3.15. Pari Passu Status. The Obligations of the Borrowers under this Agreement rank, and will rank, at least pari passu in right of payment with all unsecured, unsubordinated Indebtedness of the Borrowers.

SECTION 3.16. Status of PTFI for Tax Purposes. As of the Effective Date, PTFI is an “existing 80/20 company” within the meaning of Section 871(l) of the Code.

SECTION 3.17. OFAC. Neither FCX nor any of its Subsidiaries, nor any (a) director or officer thereof or (b) to the knowledge of any Borrower, any agent, employee or Affiliate thereof, is currently subject to any U.S. sanctions administered or enforced by OFAC, and the Borrowers will not directly or indirectly use the proceeds from the Loans or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, for the purpose of financing activities of or with any Person or any country or territory that, at the time of such financing, is the subject of any OFAC sanctions.

SECTION 3.18. FCPA. No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any officer or employee of a government, or government-controlled entity, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the FCPA.

SECTION 3.19. Solvency. Immediately after the consummation of the Transactions and the other transactions to occur on the Closing Date as of the Closing Date, (a) the fair value of the assets of the Borrowers and the Subsidiaries, taken as a whole, will exceed their debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the assets of the Borrowers and the Subsidiaries, taken as a whole, will be greater than the amount that will be required to pay the probable liability on their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) the Borrowers and the Subsidiaries, taken as a whole, will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured and (d) the Borrowers and the Subsidiaries, taken as a whole, will not have unreasonably small capital with which to conduct the business in which they are engaged, as such business is conducted at the time of and is proposed to be conducted following the Closing Date.

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ARTICLE IV

Conditions

SECTION 4.01. Effective Date. This Agreement shall become effective on the date on which each of the following conditions is satisfied:

(a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy or electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent shall have received, at least five business days prior to the Effective Date, all documentation and other information with respect to FCX and PTFI that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, to the extent such documentation and other information was requested at least 10 days prior to the Effective Date.

The Administrative Agent shall promptly notify the Lenders of the Effective Date, and such notice shall be conclusive and binding.

SECTION 4.02. Closing Date. The obligations of the Lenders to make Loans and of the Issuing Banks to issue, amend, renew or extend any Letter of Credit hereunder, and the incorporation of the Existing Letters of Credit as Letters of Credit hereunder, are subject to the satisfaction of the following conditions:

(a) The Administrative Agent shall have received (i) true and complete copies of the Organizational Documents or equivalent documents of each Person that is or is required to be a Loan Party as of the Closing Date and a copy of the resolutions of the Board of Directors or other governing body, as applicable, of each Person that is or is required to be a Loan Party as of the Closing Date (or a duly authorized committee thereof) authorizing (A) the execution, delivery and performance of the Loan Documents to which it is a party and (B) in the case of the Borrowers, the extensions of credit hereunder, together with such certificates relating to the good standing (if applicable) of each Person that is a Loan Party as the Administrative Agent may reasonably request and (ii) a certificate of each Person that is a Loan Party as of the Closing Date, dated the Closing Date, reasonably satisfactory in form to the Administrative Agent, executed by the President, a Vice President, a Financial Officer, a Secretary, an Assistant Secretary or any similar officer of such Loan Party, and attaching the documents referred to in clause (a)(i) above.

(b) The Administrative Agent shall have received a written opinion (addressed to the Administrative Agent and the Lenders and dated the Closing Date) of each of (i) Davis Polk & Wardwell LLP, New York counsel for the

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Borrowers and the Subsidiaries, substantially in the form of Exhibit D-1, (ii) Jones, Walker, Waechter, Poitevant, Carrère & Denègre, L.L.P., U.S. counsel for the Borrowers and the Subsidiaries, substantially in the form of Exhibit D-2, (iii) Indonesian counsel for the Borrowers, substantially in the form of Exhibit D-3 and (iv) if applicable, local counsel in each jurisdiction where a Loan Party is organized, in form and substance reasonably satisfactory to the Administrative Agent.

(c) The Administrative Agent shall have received from (i) each subsidiary of PXP that has issued a Guarantee of any PXP Indenture Debt, if such Guarantee shall remain outstanding after giving effect to the Transactions to occur on the Closing Date, and (ii) any other Subsidiary of FCX that is, as of the Closing Date, required to enter into a Guarantee Agreement pursuant to Section 5.11, a counterpart of the Guarantee Agreement duly executed and delivered by such Person, together with, to the extent requested by the Administrative Agent, documents and opinions of the type referred to in paragraphs (a) and (b) of this Section 4.02 with respect to such Person. The Administrative Agent shall have received from PXP a joinder to this Agreement in substantially the form of Exhibit F duly executed and delivered by PXP, together with documents and opinions of the type referred to in paragraphs (a) and (b) of this Section 4.02 with respect to PXP.

(d) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Closing Date, including (i) all fees separately agreed to be payable to the Agents, the Lenders, JPMS and MLPFS by FCX in respect of this Agreement and (ii) to the extent invoiced at least one Business Day prior to the Closing Date, reimbursement or payment of all out-of-pocket expenses (including fees, charges and disbursements of counsel) required to be reimbursed or paid by the Borrowers under this Agreement or any other Loan Document.

(e) The Specified PXP Representations shall be true and correct on and as of the Closing Date.

(f) The PXP Acquisition shall have been consummated, or substantially simultaneously with the effectiveness of this Agreement on the Closing Date shall be consummated, in accordance with applicable law and the PXP Acquisition Agreement (and no provision of the PXP Acquisition Agreement shall have been waived, amended, supplemented or otherwise modified in a manner material and adverse to the Lenders without the consent of JPMS and MLPFS). JPMS and MLPFS shall have received certified copies of the documentation relating to the PXP Acquisition that has been received by FCX, except to the extent that the provision thereof to JPMS and MLPFS is prohibited by law or any applicable confidentiality agreements. The terms of any other agreements that are material to the interests of the Lenders entered into in connection with the PXP Acquisition shall not be inconsistent in any material respect with the terms of this Agreement and the PXP Acquisition Agreement, as applicable.

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(g) To the extent, if any, required to be prepared under the Securities Act and Regulation S-X thereunder, in connection with the PXP Acquisition, the MMR Acquisition and any other transactions consummated on or prior to the Closing Date, JPMS and MLPFS shall have received a pro forma consolidated balance sheet of FCX as of the date of the most recent consolidated balance sheet delivered hereunder (or, if no consolidated balance sheet has yet been delivered hereunder, as of the date of the most recent balance sheet referred to in Section 3.04(a)) and a pro forma statement of operations for the most recent fiscal year, subsequent interim period (if available) and 12-month period ending on the last day of such interim period, in each case reflecting such pro forma adjustments as shall be required under the Securities Act and Regulation S-X thereunder.

(h) On the Closing Date, FCX shall, on a pro forma basis, (i) be in compliance with the financial covenant set forth in Section 6.07 and (ii) have a ratio of (A) Closing Date Total Debt to (B) Consolidated EBITDAX not greater than 3.75 to 1.00; and the Administrative Agent shall have received a certificate of a Financial Officer of FCX setting forth, in reasonable detail, the calculations (including pro forma adjustments) of Consolidated EBITDAX, Closing Date Total Debt and Consolidated Cash Interest Expense upon which compliance with the condition in this paragraph (h) is based.

(i) There shall not have occurred any event or circumstance that has resulted in a PXP Material Adverse Effect.

(j) All commitments under the Existing Revolving Credit Agreement shall have been (or, substantially simultaneously with the effectiveness of this Agreement on the Closing Date, shall be) terminated, and all loans, interest and other amounts accrued or owing thereunder shall have been repaid in full (except that the Existing Letters of Credit shall remain outstanding as Letters of Credit hereunder) and all Guarantees and Liens granted in respect thereof (other than Liens permitted by Section 6.02(n)) shall have been (or, substantially simultaneously with the effectiveness of this Agreement on the Closing Date, shall be) released. The Administrative Agent shall have received a payoff and release letter with respect to the Existing Revolving Credit Agreement in form and substance reasonably satisfactory to the Administrative Agent.

The Administrative Agent shall promptly notify the Lenders of the Closing Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Banks to issue, amend, renew or extend Letters of Credit hereunder shall not become effective unless each of the foregoing conditions shall have been satisfied (or waived in accordance with Section 9.02) at or prior to 5:00 p.m., New York City time, on the earlier of (i) September 5, 2013 and (ii) the date on which the PXP Acquisition Agreement is terminated prior to the consummation of the PXP Acquisition (and, in the event such conditions shall not have been so satisfied or waived, the Commitments shall terminate at such time).

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SECTION 4.03. Each Credit Event. The obligation of each Lender to make a Loan, and of any Issuing Bank to issue, amend, extend or renew a Letter of Credit, is subject to receipt of the request therefor in accordance herewith and to the satisfaction of the following conditions:

(a) With respect to any credit event after the Closing Date, the representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date.

(b) At the time of and immediately after giving effect to such Borrowing or issuance of such Letter of Credit, in each case after the Closing Date, as applicable, no Default shall have occurred and be continuing.

Each making of a Loan and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the applicable Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, each Borrower covenants and agrees with the Lenders and the Administrative Agent that:

SECTION 5.01. Financial Statements and Other Information. FCX will furnish to the Administrative Agent and each Lender (for purposes of this Section 5.01, each of FCX and PTFI is referred to as a “Reporting Person”):

(a) within 90 days after the end of each fiscal year of such Reporting Person (or, so long as such Reporting Person shall be subject to periodic reporting obligations under the Exchange Act, by the date that the Annual Report on Form 10-K of such Reporting Person for such fiscal year would be required to be filed under the rules and regulations of the SEC, giving effect to any automatic extension available thereunder for the filing of such form), an audited consolidated balance sheet of such Reporting Person and its consolidated Subsidiaries and related consolidated statements of income, comprehensive income, equity and cash flows as of the end of and for such year, setting forth in

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each case in comparative form the figures for the previous fiscal year, all reported on by Ernst & Young LLP or other registered independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of such Reporting Person and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied; provided that PTFI shall only be required to furnish such audited reports for any fiscal year to the extent otherwise available to PTFI, and if such audited reports are not otherwise available for any fiscal year, PTFI shall instead within 90 days after the end of such fiscal year, furnish an unaudited consolidated balance sheet of PTFI and its consolidated Subsidiaries and related unaudited consolidated statements of income, comprehensive income, equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of PTFI and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of such Reporting Person (or, so long as such Reporting Person shall be subject to periodic reporting obligations under the Exchange Act, by the date that the Quarterly Report on Form 10-Q of such Reporting Person for such fiscal quarter would be required to be filed under the rules and regulations of the SEC, giving effect to any automatic extension available thereunder for the filing of such form), an unaudited consolidated balance sheet of such Reporting Person and its consolidated Subsidiaries and related consolidated statements of income as of the end of and for such fiscal quarter and related consolidated statements of income, comprehensive income, equity and cash flows for the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of such Reporting Person and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) concurrently with any delivery of financial statements of FCX under clause (a) or (b) above, a certificate of a Financial Officer of FCX (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.06 and 6.07, (iii) setting forth reasonably detailed calculations of Consolidated Net Income, Consolidated Total Assets, Consolidated Cash Interest Expense and Consolidated EBITDAX as at the end of and for the applicable fiscal

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period and (iv) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04(a) and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d) concurrently with any delivery of financial statements under clause (a) above, a certificate of the accountants that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Event of Default under Sections 6.06 or 6.07 (which certificate may be limited to the extent required by accounting rules or guidelines);

(e) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials publicly filed by any Borrower with the SEC or any Governmental Authority succeeding to any or all of the functions of said Commission (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered), exhibits to any registration statement and, if applicable, any registration statement on Form S-8) and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(f) so long as PTFI is a Subsidiary, a copy of any amendment to the Contract of Work or Memorandum of Understanding within 30 days following the execution and delivery thereof;

(g) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of such Borrower or any Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request; and

(h) in the case of FCX, within 180 days after the end of each fiscal year of FCX, a copy of the Voluntary Principles on Security and Human Rights, prepared in a manner consistent with FCX’s past practice.

Materials required to be delivered pursuant to clause (e) of this Section 5.01 shall be deemed to have been delivered on the date on which such materials are posted on the SEC’s website at www.sec.gov; provided that FCX shall promptly notify the Administrative Agent and the Lenders of any such posting.

SECTION 5.02. Notices of Material Events. Promptly after any Financial Officer of FCX obtains knowledge thereof, FCX will furnish to the Administrative Agent and each Lender written notice of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting FCX or any

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Subsidiary thereof that would reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect; and

(d) any other development that results in, or would reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of FCX setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Existence; Conduct of Business. FCX will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect (a) its legal existence, except in the case of any Subsidiary other than PTFI, to the extent the failure to do so would not reasonably be expected to have a Material Adverse Effect, and (b) the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business, except to the extent the failure to do so would not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03 or, so long as PTFI is a Subsidiary, permitted by Section 9.16(c).

SECTION 5.04. Payment of Obligations. Each Borrower will, and will cause each of its Subsidiaries to, pay all Tax liabilities, before the same shall become delinquent or in default, except where (a)(i) the validity or amount thereof is being contested in good faith by appropriate proceedings and (ii) such Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) the failure to make any such payments, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05. Insurance. FCX will, and will cause each of its Subsidiaries to, maintain, with financially sound and reputable insurance companies insurance in such amounts and against such risks as are customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations (after giving effect to any self-insurance reasonable and customary for similarly situated companies).

SECTION 5.06. Books and Records; Inspection and Audit Rights. Each Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account sufficient to permit the preparation of financial statements in accordance with GAAP. Each Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice and during normal business hours, to visit and inspect its properties, to

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examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants; provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise rights under this Section 5.06 and the Administrative Agent shall not exercise such rights more than two times during any calendar year absent the existence of an Event of Default and for one such time the reasonable expenses of the Administrative Agent in connection with such visit or inspection shall be for the Borrowers’ account; provided, further, that when an Event of Default exists, the Administrative Agent or any Lender (or any of their respective representatives) may do any of the foregoing at the reasonable expense of the Borrowers at any time during normal business hours and upon reasonable advance notice. The Administrative Agent and the Lenders shall give each Borrower the opportunity to participate in any discussions with such Borrower’s independent accountants.

SECTION 5.07. Compliance with Laws; Environmental Reports. (a) Each Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(b) Except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, each Borrower will, and will cause each Subsidiary to, (i) comply, in all material respects with all Environmental Laws applicable to its operations and properties, (ii) obtain and renew all permits required by Environmental Laws necessary for its operations and properties, and (iii) conduct any remedial or reclamation actions in compliance with applicable Environmental Laws; provided, however, that the Borrowers and the Subsidiaries shall not be required to undertake any remedial or reclamation action or obtain or renew any environmental permit, or comply with any Environmental Law to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves, in accordance with GAAP, are maintained in connection therewith. If any Borrower is in default of its obligations under this paragraph, the Borrowers will, at the request of the Required Lenders through the Administrative Agent, provide to the Lenders within 60 days after such request, at the expense of the Borrowers, an environmental site assessment report for the properties to which such default relates, prepared by an environmental consulting firm reasonably acceptable to the Administrative Agent and evaluating whether or not Hazardous Materials are likely to have been released at or to have adversely affected the property, or otherwise resulted in Environmental Liability and the estimated cost of any compliance or remedial action in connection with such matters.

(c) With respect to the environmental report evaluating PTFI’s environmental practices at its properties in Indonesia and prepared by one or more reputable environmental consulting firms (an “External Environmental Report”), FCX shall deliver the voluntary External Environmental Report to the Administrative Agent within 30 days of delivery of the final such report to FCX, commencing with the report relating to the environmental evaluation that will be commenced during 2014.

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Thereafter, FCX shall deliver a copy of any subsequent voluntary External Environmental Report to the Administrative Agent within 30 days of delivery of the final such report to FCX. The voluntary External Environmental Reports shall be delivered to the Administrative Agent by FCX at three year intervals (though for the avoidance of doubt, delivery will in no event be required to be made on a specific date following such interval) unless the applicable Governmental Authority in Indonesia makes preparation of such a report mandatory, in which case, FCX shall provide such External Environmental Reports to the Administrative Agent at intervals as required by Indonesian law. The Borrowers will implement, as promptly as practicable after the receipt of any External Environmental Report, any recommendations contained in such report if the failure to implement such recommendations could reasonably be expected to result in a Material Adverse Effect.

(d) To the extent a Borrower or any Subsidiary is not the operator of any Oil and Gas Property, no such Borrower or Subsidiary shall be obligated to directly perform any undertakings contemplated by the covenants and agreements contained in this Section 5.07 which are performable only by such operator and are beyond the control of such Borrower or Subsidiary, provided that such Borrower or Subsidiary shall be obligated to use commercially reasonable efforts to (i) enforce such operator’s contractual obligations to maintain, develop and operate the Oil and Gas Properties subject to the terms of such contractual obligations and (ii) cause such operator to comply with this Section 5.07.

SECTION 5.08. Use of Proceeds and Letters of Credit. On the Closing Date, the proceeds of Revolving Loans may be used by the Borrowers to repay all amounts outstanding under the Existing Revolving Credit Agreement. At any time on or after the Closing Date, Letters of Credit and the proceeds of Revolving Loans and Swingline Loans will be used for working capital and other general corporate purposes, including acquisitions, of FCX and its Subsidiaries. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation (including on the part of any Lender) of Regulation U or X of the Board. FCX shall ensure that at all times not more than 25% of the value of the assets subject to the provisions of Sections 6.02 and 6.03 will consist of Margin Stock (as defined in Regulation U of the Board); provided that FCX may permit such Margin Stock to exceed 25% of the value of the assets subject to the provisions of Sections 6.02 and 6.03 if FCX shall have otherwise put into place currently effective arrangements to ensure compliance with Regulation U and X and the Administrative Agent shall have received an opinion satisfactory to it as to such compliance from a law firm satisfactory to the Administrative Agent.

SECTION 5.09. Source of Interest. To the extent that PTFI continues to be characterized as a domestic corporation for the purposes of Section 861 of the Code, PTFI (a) will conduct its business so that PTFI meets the definition of “existing 80/20 company” within the meaning of Section 871(l) of the Code as in effect on the Effective Date, and so that interest paid on the Loans by PTFI to or for the account of any Lender (or permitted assignee or Participant) will be deemed to be interest paid by an existing 80/20 company within the meaning of Sections 871(i)(2)(B)(ii), 871(l) and 881(d) of the

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Code as in effect on the Effective Date, and (b) will use its best efforts (without undue cost) to conduct its business so that PTFI meets the definition of “existing 80/20 company” within the meaning of Section 871(l) of the Code (as it may be amended or substituted after the Effective Date), and so that interest paid on the Loans by PTFI to or for the account of any Lender (or permitted assignee or Participant) will be deemed to be interest paid by an existing 80/20 company within the meaning of Sections 871(i)(2)(B)(ii), 871(l) and 881(d) of the Code (as it may be amended or substituted after the Effective Date).

SECTION 5.10. Indonesian Translation. Within 180 days of the Effective Date, or such later date as determined in the sole discretion of the Administrative Agent, FCX shall have delivered a reasonably satisfactory Indonesian version of this Agreement to the Administrative Agent. This Agreement is executed in a text using the English language and the Indonesian language. Both texts are the same and effective as of the execution of this Agreement. Each of the parties hereto agrees that if there is any conflict between the English language text and the Indonesian language text of this Agreement, the English language text shall, to the extent permitted by applicable law, prevail. Each of the parties hereto confirms that it has read and understood the content and consequences of this Agreement and has no objection if the English language text prevails in the event of any such conflict.

SECTION 5.11. Guarantee Requirement. The Borrowers will, and will cause their Subsidiaries to, ensure that the Guarantee Requirement is at all times satisfied, and in connection therewith will, and will cause their Subsidiaries to, execute and deliver such documents, instruments and agreements, and take all corporate or other actions and all actions that may be required under any applicable laws or regulations or that the Administrative Agent may reasonably request, to cause the Guarantee Requirement to be satisfied, subject to Section 11.02.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full, and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, each Borrower covenants and agrees with the Lenders and the Administrative Agent that:

SECTION 6.01. Subsidiary Indebtedness. Each Borrower will not permit any Subsidiary (other than PTFI, PXP or any Subsidiary Guarantor) to create, incur, assume or permit to exist any Indebtedness or Attributable Debt, except:

(a) Guarantees of Indebtedness created under the Loan Documents;

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(b) Indebtedness, including Guarantees, existing on the date hereof and set forth in Schedule 6.01;

(c) Guarantees of Indebtedness of any Subsidiary (other than PTFI, PXP or any Subsidiary Guarantor) to the extent such Indebtedness is permitted under this Agreement;

(d) Indebtedness of any Subsidiary to FCX or any Subsidiary;

(e) Indebtedness of any Person that becomes a Subsidiary (or of any Person not previously a Subsidiary that is merged or consolidated with or into a Subsidiary in a transaction permitted hereunder) after the date hereof; or Indebtedness of any Person that is assumed by any Subsidiary in connection with an acquisition of assets by such Subsidiary, provided that (i) such Indebtedness exists at the time such Person becomes a Subsidiary (or is so merged or consolidated) or such assets are acquired and is not created in contemplation of or in connection with such Person becoming a Subsidiary (or such merger or consolidation) or such assets being acquired and (ii) no other Subsidiary (other than a Subsidiary into which the acquired Person is merged or any existing Subsidiary of the acquired Person) shall Guarantee or otherwise become liable for the payment of such Indebtedness, except to the extent that such Guarantee is incurred pursuant to Section 6.01(i);

(f) Indebtedness and Attributable Debt in respect of sale and leaseback transactions permitted by Section 6.04, in each case incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof but excluding Project Financings; provided that (i) any such Indebtedness or Attributable Debt is incurred within 180 days prior to or within 180 days after such acquisition or the completion of such construction or improvement and (ii) any such Attributable Debt is incurred in accordance with Section 6.04;

(g) Project Financings and Guarantees thereof in each case by the direct or indirect parent or parents of the applicable Project Financing Subsidiary;

(h) letters of credit in connection with environmental assurances and reclamation, provided that the aggregate face amount of all outstanding letters of credit issued pursuant to this paragraph (h), when taken together with the aggregate amount of cash and other assets of FCX and the Subsidiaries securing, in accordance with Section 6.02(k), (i) environmental assurance and reclamation claims and (ii) letters of credit in connection with environmental assurance and reclamation claims (other than cash and other assets of any Subsidiary (other than PTFI, PXP or any Subsidiary Guarantor) securing any letter of credit as to which any Subsidiary (other than PTFI, PXP or a Subsidiary Guarantor) is the account party), shall not at any time exceed $1,250,000,000;

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(i) other Indebtedness (including, for the avoidance of doubt, letters of credit in connection with environmental assurances and reclamation) and Attributable Debt in respect of sale and leaseback transactions permitted pursuant to Section 6.04, provided that, at the time of incurrence of any such Indebtedness and Attributable Debt and after giving effect thereto, the sum of (i) the aggregate principal amount of outstanding Indebtedness and Attributable Debt incurred pursuant to this paragraph (i), (ii) the aggregate principal amount of outstanding Indebtedness and Attributable Debt of FCX, PTFI, PXP or any Subsidiary Guarantor secured by a Lien pursuant to Section 6.02(l) and (iii) the total book value (as would be reflected on a balance sheet prepared on a consolidated basis in accordance with GAAP) of all assets subject to any Lien pursuant to Section 6.02(o) shall not exceed the greater of (A) $2,250,000,000 and (B) 7.5% of Consolidated Total Assets (provided, however, that the limitations set forth in clauses (A) and (B) shall not restrict the incurrence of any Indebtedness or Attributable Debt under this paragraph (i) which (1) is incurred to refinance Indebtedness or Attributable Debt previously incurred pursuant to this paragraph (i) and (2) does not increase the outstanding principal amount of such refinanced Indebtedness or Attributable Debt by more than the amount of accrued interest thereon and fees, expenses and premiums paid in connection with such refinancing);

(j) Indebtedness under the MMR Senior Notes; and

(k) Indebtedness and Attributable Debt incurred in connection with the refinancing of any Indebtedness or Attributable Debt outstanding pursuant to Section 6.01(b), (e), (f), (g) or (j), provided that such refinancing shall not increase the outstanding principal amount of the Indebtedness or Attributable Debt being refinanced by more than the amount of accrued interest thereon and fees, expenses and premiums paid in connection with such refinancing.

SECTION 6.02. Liens. Each Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) Permitted Encumbrances;

(b) any Lien on any property or asset of FCX or any Subsidiary existing on the date hereof and set forth in Schedule 6.02; provided that (i) any such Lien shall not apply to any other property or asset of FCX or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof;

(c) Liens on fixed or capital assets acquired, constructed or improved by FCX or any Subsidiary; provided that (i) such Liens secure Indebtedness or Attributable Debt incurred by FCX or any Subsidiary to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital

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Lease Obligations and Indebtedness assumed in connection with the acquisition of any such assets and secured by a Lien on any such assets prior to the acquisition thereof, but excluding Project Financings; provided that any such Attributable Debt is incurred in accordance with Section 6.04, (ii) such Liens and the Indebtedness or Attributable Debt secured thereby are incurred by FCX or such Subsidiary no earlier than 180 days prior to, and no later than 180 days after, the completion of such acquisition, construction or improvement, (iii) the principal amount of the Indebtedness or Attributable Debt secured thereby does not exceed by more than a de minimis amount the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such Liens shall not apply to any other property or assets of FCX or any Subsidiary;

(d) Liens securing any Project Financing or any Guarantee thereof by any direct or indirect parent of the applicable Project Financing Subsidiary; provided that such Liens do not apply to any property or assets of FCX or any of the Subsidiaries other than the assets of the applicable Project Financing Subsidiary and Equity Interests in the applicable Project Financing Subsidiary or any direct or indirect parent thereof that holds no significant assets other than direct or indirect ownership interests in such Project Financing Subsidiary or assets related to, or ownership interests in Subsidiaries that hold assets related to, the operations of such Project Financing Subsidiary;

(e) required margin deposits on, and other Liens on assets (other than Equity Interests) of, FCX or any Subsidiary securing obligations under Hedging Agreements entered into in the ordinary course of business to hedge or protect against actual or reasonably anticipated risks to which FCX or any Subsidiary is exposed in the conduct and financing of its business, and not in any event for speculation;

(f) Liens on property, other assets or shares of stock of a Person at the time such Person becomes a Subsidiary (or at the time FCX or any Subsidiary acquires such property, other assets or shares of stock, including any acquisition by means of a merger, consolidation or other business combination transaction with or into any Subsidiary); provided, however, that such Liens are not created, incurred or assumed in anticipation of or in connection with such other Person becoming a Subsidiary (or such acquisition of such property, other assets or stock); and provided, further, that such Liens are limited to all or part of the same property, other assets or stock (plus improvements, accession, proceeds or dividends or distributions in connection with the original property, other assets or stock) that secured the obligations to which such Liens relate;

(g) Liens on assets or property of FCX or any Subsidiary securing Indebtedness or other obligations of FCX or such Subsidiary owing to any Borrower or any Subsidiary Guarantor;

(h) Liens securing any refinancing of Indebtedness or Attributable Debt that was previously so secured and permitted to be secured under this Agreement

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pursuant to Section 6.02(b), (c), (d) or (f); provided that (i) such Lien is limited to all or part of the same property or assets (plus improvements and accessions thereto) that secured the Indebtedness or Attributable Debt being refinanced at the time of such refinancing and (ii) such refinancing shall not increase the outstanding principal amount of the Indebtedness or Attributable Debt being refinanced by more than the amount of accrued interest thereon and fees, expenses and premiums paid in connection with such refinancing;

(i) Liens incurred in the ordinary course of business with respect to obligations (other than Indebtedness for borrowed money) which do not exceed $750,000,000 at any one time outstanding;

(j) the RTZ Interests;

(k) Liens on cash and other assets securing (i) environmental assurance and reclamation claims and (ii) letters of credit in connection with environmental assurance and reclamation claims, provided that the aggregate amount of cash and other assets of FCX, PTFI, PXP and the other Subsidiaries subject to Liens under this paragraph (k) (other than cash or other assets of any Subsidiary (other than PTFI, PXP or any Subsidiary Guarantor) securing letters of credit as to which any Subsidiary (other than PTFI, PXP or a Subsidiary Guarantor) is the account party), when taken together with the aggregate face amount of all outstanding letters of credit issued pursuant to Section 6.01(h), shall not at any time exceed $1,250,000,000;

(l) Liens not expressly permitted by clauses (a) through (k) securing Indebtedness and Attributable Debt, provided that, at the time of incurrence of any such Indebtedness or Attributable Debt (or, if such Indebtedness or Attributable Debt was previously outstanding but unsecured, at the time of incurrence of any such Lien) and after giving effect thereto, the sum of (i) the aggregate principal amount of outstanding Indebtedness and Attributable Debt secured by a Lien pursuant to this paragraph (l), (ii) the aggregate principal amount of outstanding Indebtedness and Attributable Debt incurred pursuant to Section 6.01(i) and (iii) the total book value (as would be reflected on a balance sheet prepared on a consolidated basis in accordance with GAAP) of all assets subject to any Lien pursuant to Section 6.02(o) shall not exceed the greater of (A) $2,250,000,000 and (B) 7.5% of Consolidated Total Assets as of such time (provided, however, that the limitations set forth in clauses (A) and (B) shall not restrict the incurrence of any Lien under this paragraph (l) to secure Indebtedness or Attributable Debt which (1) is incurred to refinance Indebtedness or Attributable Debt previously incurred pursuant to this paragraph (l) and (2) does not increase the outstanding principal amount of such refinanced Indebtedness or Attributable Debt by more than the amount of accrued interest thereon and fees, expenses and premiums paid in connection with such refinancing);

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(m) Liens on the receivables, metals and related assets subject to any Receivables Facility, Metalstream Transaction or other Indebtedness included in clause (j) of the definition of “Indebtedness”;

(n) Liens on assets of any Subsidiary, other than PTFI, PXP or any Subsidiary Guarantor, securing Indebtedness and Attributable Debt permitted by Section 6.01 (including, for the avoidance of doubt, intercompany Indebtedness incurred under Section 6.01(d));

(o) Liens incurred with respect to obligations (other than Indebtedness for borrowed money); provided that, at the time of incurrence of any such Lien and after giving effect thereto, the sum of (i) the total book value (as would be reflected on a balance sheet prepared on a consolidated basis in accordance with GAAP) of all assets subject to any Lien pursuant to this paragraph (o), (ii) the aggregate principal amount of outstanding Indebtedness and Attributable Debt secured by a Lien pursuant to Section 6.02(l) and (iii) the aggregate principal amount of outstanding Indebtedness and Attributable Debt incurred pursuant to Section 6.01(i) shall not exceed the greater of (A) $2,250,000,000 and (B) 7.5% of Consolidated Total Assets as of such time; and

(p) any Lien on cash deposited with The Bank of New York, as trustee under the Indenture dated as of November 14, 2007, between MMR and The Bank of New York, to pay the redemption price of any MMR Senior Notes that have been called for redemption.

SECTION 6.03. Fundamental Changes. (a) FCX will not, nor will it permit any Subsidiary to, effect any Proscribed Consolidation. “Consolidation” means the merger, consolidation, liquidation or dissolution of any Person with or into any other Person or the sale, transfer, lease or other disposition of all or substantially all the assets of any Person to another Person. “Proscribed Consolidation” means any merger or consolidation involving FCX in which FCX is not the surviving Person (the “Successor Company”) unless (i) the Successor Company will be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company will expressly assume, by an agreement executed and delivered to the Administrative Agent, in form reasonably satisfactory to the Administrative Agent, all the obligations of FCX under the Loan Documents; and (ii) immediately after giving effect to such transaction, (y) no Event of Default shall have occurred and be continuing or would result therefrom and (z) the Borrowers would be in pro forma compliance with the Financial Covenants.

(b) The Borrowers will not, and will not permit the Subsidiaries to, sell, transfer, lease or otherwise dispose of, in any transaction or series of related transactions, assets (including Equity Interests of Subsidiaries) constituting all or substantially all the assets of FCX and the Subsidiaries taken as a whole.

SECTION 6.04. Sale and Leaseback Transactions. Each Borrower will not, and will not permit any of its Subsidiaries to, enter into any arrangement, directly or

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indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, except for (a) any such sale and leaseback of any fixed or capital assets that is made for cash consideration in an amount not less than the cost of such fixed or capital asset and is consummated within 180 days after FCX or any Subsidiary acquires or completes the construction of such fixed or capital asset; (b) any such sale and leaseback of Project Financing Assets as part of a Project Financing, provided in each case that such sale and leaseback is solely for cash; and (c) any sale and leaseback of fixed or capital assets; provided that the aggregate amount of the Attributable Debt in respect of such sale and leaseback transactions under this clause (c) is permitted (i) in the case of FCX, PTFI, PXP or any Subsidiary Guarantor, to be secured by a Lien pursuant to Section 6.02(l) and (ii) in the case of any Subsidiary, other than PTFI, PXP or any Subsidiary Guarantor, to be incurred pursuant to Section 6.01(i).

SECTION 6.05. Fiscal Year. FCX will not change its fiscal year to end on any date other than December 31.

SECTION 6.06. Total Leverage Ratio. The Borrowers will not permit the Total Leverage Ratio on the last day of any fiscal quarter to exceed 3.75 to 1.00.

SECTION 6.07. Interest Expense Coverage Ratio. The Borrowers will not permit the ratio of (a) Consolidated EBITDAX to (b) Consolidated Cash Interest Expense, in each case for any period of four consecutive fiscal quarters, to be less than 2.50 to 1.00.

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a) any Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) any Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;

(c) any representation or warranty made or deemed made by or on behalf of any Borrower or any Subsidiary in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report,

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certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d) any Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), 5.03 (with respect to the existence of any Borrower), 5.09 or in Article VI;

(e) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to FCX (which notice will be given at the request of any Lender);

(f) (i) default shall be made with respect to any Material Indebtedness if the effect of any such default shall be to accelerate, or to permit the holder or obligee of any such Material Indebtedness (or any trustee on behalf of such holder or obligee) to accelerate, the stated maturity of such Material Indebtedness or, in the case of Hedging Agreements, require the payment of any net termination value in respect thereof or, in the case of Project Financings, permit foreclosure upon, or require FCX or any Subsidiary to repurchase the related Project Financing Assets; or (ii) any amount of principal or interest of any Material Indebtedness or any payment under a Hedging Agreement constituting Material Indebtedness, in each case regardless of amount, shall not be paid when due, whether at maturity, by acceleration or otherwise (after giving effect to any period of grace specified in the instrument evidencing or governing such Material Indebtedness);

(g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Borrower or any Significant Subsidiary (each, a “Material Company”) or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Material Company or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(h) any Material Company shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (g) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Material Company

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or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding or (v) make a general assignment for the benefit of creditors;

(i) any Material Company shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(j) one or more judgments for the payment of money in an aggregate amount in excess of $175,000,000 shall be rendered against any Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 45 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Borrower or any Subsidiary to enforce any such judgment;

(k) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect;

(l) any Guarantee under any Guarantee Agreement shall cease to be, or shall be asserted by any Loan Party in writing not to be, a valid and enforceable Guarantee;

(m) any Governmental Authority shall condemn, seize, nationalize, assume the management of, or appropriate any material portion of the property, assets or revenues of any Borrower or any Subsidiary (either with or without payment of compensation);

(n) a Change in Control shall occur; or

(o) the applicable Borrower shall fail to provide cash collateral in respect of any outstanding Letter of Credit having an expiration date after the fifth Business Day prior to the Maturity Date, by the date that is 30 days prior to the Maturity Date, in an amount equal to 102% of the LC Exposure in respect of such Letter of Credit and otherwise in compliance with Section 2.06(c);

then, and in every such event (other than an event with respect to any Borrower described in clause (g), (h) or (o) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrowers, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower and (iii) exercise any or all the remedies then

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available under the Loan Documents; and in case of any event with respect to any Borrower described in clause (g), (h) or (o) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower.

ARTICLE VIII

The Agents

Each of the Lenders and the Issuing Banks hereby irrevocably appoints the entity named as Administrative Agent in the heading of this Agreement and its successors to serve as administrative agent under the Loan Documents, and authorizes the Administrative Agent to take such actions and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

Each of the Agents hereunder shall have the same rights and powers in its capacity as a Lender or an Issuing Bank as any other Lender or Issuing Bank and may exercise the same as though it were not an Agent, and such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Borrower or any Subsidiary or other Affiliate thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders.

The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or to exercise any discretionary power, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion, could expose the Administrative Agent to liability or be contrary to any Loan Document or applicable law, and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrowers, any Subsidiary or any Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or

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percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or in the absence of its own gross negligence or wilful misconduct, as determined by a court of competent jurisdiction by a final and non-appealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by FCX, a Lender or an Issuing Bank, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent. Notwithstanding anything herein to the contrary, the Administrative Agent shall not have any liability arising from (A) any confirmation of the Revolving Exposure or the component amounts thereof, (B) any confirmation of the aggregate Revolving Exposure attributable to Loans made to PTFI and Letters of Credit issued at the request of PTFI or of the component amounts thereof or (C) any determination as to whether a Letter of Credit constitutes a Financial Letter of Credit or a Performance Letter of Credit.

The Administrative Agent shall be entitled to rely, and shall not incur any liability for relying, upon any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the signatory, sender or authenticator thereof). The Administrative Agent also shall be entitled to rely, and shall not incur any liability for relying, upon any statement made to it orally or by telephone and believed by it to be made by the proper Person (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the signatory, sender or authenticator thereof), and may act upon any such statement prior to receipt of written confirmation thereof. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any of and all its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any of and all their duties and exercise their rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related

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Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the terms of this paragraph, the Administrative Agent may resign at any time from its capacity as such. In connection with such resignation, the Administrative Agent shall give notice of its intent to resign to the Lenders, the Issuing Banks and the Borrowers. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrowers, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents. The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed by the Borrowers and such successor. Notwithstanding the foregoing, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders, the Issuing Banks and the Borrowers, whereupon, on the date of effectiveness of such resignation stated in such notice, (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents, and (b) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, provided that (i) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (ii) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall also directly be given or made to each Lender and each Issuing Bank. Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Article and Section 9.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent and in respect of the matters referred to in the proviso under clause (a) above.

Each Lender and Issuing Bank acknowledges that it has, independently and without reliance upon either Agent, any person listed on the cover page of this Agreement as an arranger, or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this

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Agreement. Each Lender and Issuing Bank also acknowledges that it will, independently and without reliance upon either Agent, any person listed on the cover page of this Agreement as an arranger, or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Each Lender, by delivering its signature page to this Agreement on or prior to the Effective Date, or delivering its signature page to an Assignment and Assumption or an Incremental Facility Agreement pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Effective Date and the Closing Date.

No Credit Party shall have any right individually to enforce any Guarantee of the Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent on behalf of the Credit Parties in accordance with the terms thereof. Each Credit Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Guarantees of the Obligations provided under the Loan Documents, to have agreed to the foregoing provisions.

Notwithstanding anything herein to the contrary, neither the Syndication Agent nor any Person named on the cover page of this Agreement as an arranger or a documentation agent shall have any duties or obligations under this Agreement or any other Loan Document (except in its capacity, as applicable, as a Lender or an Issuing Bank), but all such Persons shall have the benefit of the indemnities provided for hereunder.

The provisions of this Article are solely for the benefit of the Agents, the Lenders and the Issuing Banks, and none of the Borrowers nor any other Loan Party shall have any rights as a third party beneficiary of any such provisions.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

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(i) if to any Borrower, to it at Freeport-McMoRan Copper & Gold Inc., 333 N. Central Avenue, Phoenix, AZ 85004, Attention of Treasurer (Telecopy No. (602) 366-7321);

(ii) if to the Administrative Agent, to JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 500 Stanton Christiana Road, 3rd Floor, Newark, Delaware 19713-2107, Attention of Richard McCloskey (Telecopy No. (302) 634-1417), with a copy to JPMorgan Chase Bank, N.A., 383 Madison Avenue, New York, New York 10179, Attention of Peter Predun (Telecopy No. (212) 270-5100);

(iii) if to the Swingline Lender, to JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 500 Stanton Christiana Road, 3rd Floor, Newark, Delaware 19713-2107, Attention of Richard McCloskey (Telecopy No. (302) 634-1417), with a copy to the Administrative Agent as provided under clause (ii) above;

(iv) if to any Issuing Bank, to it at the address most recently specified by it in a notice delivered to the Administrative Agent and the Borrowers, with a copy to the Administrative Agent as provided under clause (ii) above; and

(v) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b) Notices and other communications to the Lenders hereunder may be delivered pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or a Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communication pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 9.02. Waivers; Amendments. (a) No failure or delay by any Agent, any Lender or any Issuing Bank in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agents, the Lenders and the Issuing Banks hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be

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permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or the issuance, amendment, extension or renewal of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether any Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Except as provided in Section 2.20, neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by each of the Borrowers and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce or forgive the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of the Lender holding such Loan or participating in such LC Disbursement or for whose account such principal, interest or fee is payable, (iii) postpone the maturity of any Loan, or the required date of reimbursement of any LC Disbursement under Section 2.06, or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of the Lender holding such Loan or Commitment or participating in such LC Disbursement or for whose account such interest or fee is payable, (iv) change Section 2.17(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the percentage set forth in the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (it being understood that, with the consent of the Required Lenders, additional extensions of credit or revolving commitments pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Revolving Commitments on the date hereof), or (vi) except as expressly provided for in the Loan Documents, release all or substantially all the Subsidiary Guarantors from their Guarantees, if any, under the Loan Documents or limit the liability of all or substantially all the Subsidiary Guarantors in respect of such Guarantees, without the written consent of each Lender, provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of any Agent, any Issuing Bank or the Swingline Lender without the prior written consent of such Agent, such Issuing Bank or the Swingline Lender, as the case may be. Notwithstanding the foregoing, (x) any provision of this Agreement may be amended by an agreement in writing entered into by each of the Borrowers, the Required Lenders and the Administrative Agent if (i) by the terms of such agreement any remaining Commitment and/or Revolving Exposure of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment and (ii) at the time such amendment becomes effective,

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each Lender not consenting thereto receives payment in full of the principal of and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement and (y) no consent with respect to any amendment, waiver or other modification of this Agreement or any other Loan Document shall be required of (i) any Defaulting Lender, except with respect to any amendment, waiver or other modification referred to in clause (i), (ii) or (iii) of the first proviso of this paragraph and then only in the event such Defaulting Lender shall be affected by such amendment, waiver or other modification

SECTION 9.03. Expenses; Indemnity; Damage Waiver. (a) Each Borrower agrees to pay (i) all reasonable out-of-pocket expenses incurred by each Agent and its Affiliates, including the reasonable and documented fees, charges and disbursements of counsel for each Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by each Issuing Bank in connection with the issuance, amendment, extension or renewal of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out-of-pocket expenses incurred by any Agent, any Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for any Agent, any Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Each Borrower agrees to indemnify each Agent, each Lender and each Issuing Bank, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any other agreement or instrument contemplated hereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by any Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to any Borrower or any of its Subsidiaries, other than losses, claims, damages, liabilities and related costs and expenses arising from a release of Hazardous Materials or Environmental Liability (except releases of Hazardous Materials or Environmental Liabilities actually caused by any Borrower or any of its Subsidiaries or any of their respective tenants, contractors or agents) to the extent (and only to the extent) first occurring and first existing after title to the relevant

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real property or facility is vested in any Agent or Lender or other party after the completion of foreclosure proceedings or the granting of a deed-in-lieu of foreclosure or similar transfer of title, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee. This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim.

(c) To the extent that any Borrower fails to pay any amount required to be paid by it to any Agent under paragraph (a) or (b) of this Section (but without affecting such Borrower’s obligations thereunder), each Lender severally agrees to pay to the applicable Agent such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent in its capacity as such. For purposes of the immediately preceding sentence, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the total Revolving Exposures and unused Revolving Commitments at the time. To the extent that the Borrower fails to pay any amount required to be paid by it to any Issuing Bank under paragraph (a) or (b) of this Section (but without affecting the Borrower’s obligations thereunder), each Revolving Lender severally agrees to pay to the applicable Issuing Bank such Revolving Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Issuing Bank in its capacity as such. For purposes of the immediately preceding sentence, a Revolving Lender’s “pro rata share” shall be determined based upon its share of the sum of the total Revolving Exposures and unused Revolving Commitments at the time. The obligations of the Lenders under this paragraph (c) are subject to the last sentence of Section 2.02(a) (which shall apply mutatis mutandis to the Lenders’ obligations under this paragraph (c)). If any action, suit or proceeding arising from any of the foregoing is brought against any Lender, any Agent, any Issuing Bank or other Person indemnified or intended to be indemnified pursuant to this Section 9.03, the Borrowers, to the extent and in the manner directed by such indemnified party, will resist and defend such action, suit or proceeding or cause the same to be resisted and defended by counsel designated by the Borrowers (which counsel shall be satisfactory to such Lender, such Agent, such Issuing Bank or other Person indemnified or intended to be indemnified). If the Borrowers shall fail to do any act or thing which they have covenanted to do hereunder or any representation or warranty on the part of the Borrowers contained in this Agreement shall be breached, any Lender, any Issuing Bank or any Agent may (but shall not be obligated to) do the same or cause it to be done or remedy any such breach, and may expend its funds for such purpose. Any and all

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amounts so expended by any Lender, any Issuing Bank or any Agent shall be repayable to it by the Borrowers immediately upon such Person’s demand therefor.

(d) To the extent permitted by applicable law, no Borrower shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e) All amounts due under this Section shall be payable not later than 10 days after written demand therefor.

SECTION 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) a Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by a Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) No Lender may assign all or any portion of its Commitment hereunder prior to the Closing Date. Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may, after the Closing Date has occurred, assign to one or more assignees (other than any natural person) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment or LC Exposure and the Loans at the time owing to it) with the prior consent (such consent not to be unreasonably withheld or delayed, it being understood that the Borrowers may withhold their consent to an assignment to a Lender that would, as of the effective date of such assignment, be entitled to claim compensation under Section 2.14 which the assignor Lender would not be entitled to claim as of that date) of:

(A) the Borrowers, the Swingline Lender and each Principal Issuing Bank; provided that no consent of any Borrower shall be required for an assignment to a Revolving Lender or to an Affiliate of a Revolving Lender having credit ratings equal to or better than the credit ratings of such Revolving Lender, or, if an Event of Default under clause (a), (b), (g) or (h) of Article VII has occurred and is continuing, any other assignee; provided further that the Borrowers shall be deemed to have consented to any such assignment unless they object thereto by

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written notice to the Administrative Agent within ten Business Days after having received noticed thereof; and

(B) the Administrative Agent.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund, or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall (1) be an integral multiple of $5,000,000 and (2) not be less than $10,000,000 unless each of the Borrowers and the Administrative Agent otherwise consent; provided that no such consent of any Borrower shall be required if an Event of Default under clause (a), (b), (g) or (h) of Article VII has occurred and is continuing; and provided further that simultaneous assignments in respect of a Lender and its Approved Funds shall be aggregated for purposes of such requirement;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, payable by either the assignee or the assignor (provided that only one such fee shall be payable in respect of simultaneous assignments by a Lender and its Approved Funds); and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and any Tax forms required by Section 2.16(f).

For purposes of this Section 9.04(b), the terms “Approved Fund” and “CLO” have the following meanings:

“Approved Fund” means (a) a CLO and (b) with respect to any Lender that is a fund that invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“CLO” means an entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course and is administered or managed by a Lender or an Affiliate of such Lender.

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(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Agents, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, any Agent, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall, on behalf of the Borrowers, accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) Any Lender may, without the consent of, or notice to, the Borrowers, the Administrative Agent, the Issuing Banks or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment or LC Exposure and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) the Borrowers, the Agents, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (D) such Lender will continue to give prompt

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attention to and process (including, if required, through discussions with Participants) requests for waivers or amendments hereunder. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. The Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 (subject to the requirements and limitations therein, including the requirements under Section 2.16(f) (it being understood that the documentation required under Section 2.16(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.17 and 2.18 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 2.14 or 2.16, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.17(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d) Any Lender may, without the consent of the Borrowers or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

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SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.14, 2.15, 2.16 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to any Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Bank and each of their respective Affiliates, is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations at any time owing (although such obligations may be unmatured) by such Lender or

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Issuing Bank or Affiliate to or for the credit or the account of any Borrower against any of and all the obligations then due of any Borrower now or hereafter existing under this Agreement. The applicable Lender or Issuing Bank shall notify the Borrowers and the Administrative Agent of such setoff and application, provided that any failure to give or any delay in giving such notice shall not affect the validity of any such setoff and application under this Section. The rights of each Lender, each Issuing Bank and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, Issuing Bank and Affiliates may have.

SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process; Sovereign Immunity. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) Each Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that any Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Borrower or its properties in the courts of any jurisdiction.

(c) Each Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE

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TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Confidentiality. Each of the Agents, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, trustees, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority (including any self-regulatory authority), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any actual or prospective assignee of or Participant in any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Borrower or any other Loan Party and its obligations, (g) with the consent of the Borrowers, (h) to any credit insurance provider relating to the Borrowers and their Obligations or (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to any Agent, any Issuing Bank or any Lender on a nonconfidential basis from a source other than any Borrower. For the purposes of this Section, “Information” means all information received from or on behalf of any Borrower relating to any Borrower or its business, other than any such information that is available to any Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by any Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.13. Judgment Currency. The specification of payment in dollars and in New York City, New York, with respect to amounts payable to any Lender (or permitted assignee or Participant), any Agent or any Issuing Bank hereunder and

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under the other Loan Documents is of the essence, and dollars shall be the currency of account in all events. The payment obligations of a Borrower under this Agreement or any other Loan Document shall not be discharged by an amount paid by such Borrower in another currency or in another place, whether pursuant to a judgment or otherwise, to the extent that the amount so paid on conversion to dollars and transfer to New York City under normal banking procedures does not yield the amount of dollars in New York City due hereunder. If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in dollars into another currency (the “second currency”), the rate of exchange which shall be applied shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase dollars with the second currency on the Business Day next preceding that on which such judgment is rendered. The obligation of a Borrower in respect of any such sum due from such Borrower to any Agent, any Issuing Bank or any Lender (or permitted assignee or Participant) hereunder or under any other Loan Document (an “entitled person”) shall, notwithstanding the rate of exchange actually applied in rendering such judgment, be discharged only to the extent that on the Business Day following receipt by such entitled person of any sum adjudged to be due hereunder or under any other Loan Document in the second currency such entitled person may in accordance with normal banking procedures purchase in the free market and transfer to New York City dollars with the amount of the second currency so adjudged to be due; and each Borrower hereby agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such entitled person against, and to pay such entitled person on demand, in dollars in New York City, the difference between the sum originally due to such entitled person from such Borrower in dollars and the amount of dollars so purchased and transferred.

SECTION 9.14. Patriot Act. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of each Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Borrower in accordance with the Patriot Act. Each Borrower agrees to provide the Lenders, upon request, with all documentation and other information required from time to time to be obtained by the Lenders pursuant to applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

SECTION 9.15. No Fiduciary Relationship. The Borrowers, on behalf of themselves and the Subsidiaries, agree that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, the Borrowers, the Subsidiaries and their Affiliates, on the one hand, and the Agents, the Lenders, the Issuing Banks and their Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Agents, the Lenders, the Issuing Banks or their Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications.

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SECTION 9.16. Release of Guarantees; Rejurisdictioning of PTFI. (a) A Subsidiary Guarantor shall automatically be released from its obligations under the Loan Documents upon the consummation of any transaction permitted by this Agreement as a result of which such Subsidiary Guarantor ceases to be a Subsidiary; provided that, if so required by this Agreement, the Required Lenders (or such greater number of Lenders as may be required under Section 9.02) shall have consented to such transaction and the terms of such consent did not provide otherwise. In connection with any release pursuant to this Section, the Administrative Agent shall promptly execute and deliver to any Subsidiary Guarantor, at such Subsidiary Guarantor’s expense, all documents that such Subsidiary Guarantor shall reasonably request to evidence such termination or release.

(b) Any execution and delivery of documents pursuant to this Section shall be without recourse to or warranty by the Administrative Agent.

(c) Notwithstanding any provision of any Loan Document to the contrary PTFI may elect at any time to effect a transaction in which it will cease to be domesticated under the laws of Delaware as a corporation and shall become solely a limited liability company organized under the laws of the Republic of Indonesia.

SECTION 9.17. Non-Public Information. (a) Each Lender acknowledges that all information furnished to it pursuant to this Agreement from the Borrowers or on their behalf and relating to the Borrowers, the Subsidiaries or their respective businesses may include material non-public information concerning the Borrowers and the Subsidiaries or their securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with the procedures and applicable law, including Federal and state securities laws.

(b) All such information, including requests for waivers and amendments, furnished by the Borrowers or the Administrative Agent pursuant to, or in the course of administering, this Agreement will be syndicate-level information, which may contain material non-public information about the Borrowers and the Subsidiaries and their securities. Accordingly, each Lender represents to the Borrowers and the Administrative Agent that it has identified in its Administrative Questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.

ARTICLE X

Co-Borrower Obligations

SECTION 10.01. Joint and Several Liability. (a) In consideration of the establishment of the Commitments and the making of the Loans and issuance of the Letters of Credit hereunder, and of the benefits to each of the Borrowers that are anticipated to result therefrom, each of the Borrowers agrees that, subject to paragraph

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(b) below, but notwithstanding any other provision contained herein or in any other Loan Document, it will be a co-borrower hereunder and shall be fully liable for all of the Obligations, both severally and jointly with the other Borrowers. Accordingly, each Borrower irrevocably agrees with each Lender and the Administrative Agent and their respective successors and assigns that such Borrower will make prompt payment in full when due (whether at stated maturity, by acceleration, by optional prepayment or otherwise) of the Obligations, strictly in accordance with the terms thereof. Each of the Borrowers hereby further agrees that if any Loan Party shall fail to pay in full when due (whether at stated maturity, by acceleration, by optional prepayment or otherwise) any of the Obligations, then the Borrowers will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal. Upon the delivery to the Administrative Agent by PXP of a joinder substantially in the form of Exhibit F and other documents and opinions required by Section 4.02(c), PXP will be a co-borrower hereunder and shall be fully liable for all of the Obligations, both severally and jointly with the other Borrowers, as if PXP had been a Borrower hereunder on the Effective Date.

(b) Notwithstanding paragraph (a) above or any other provision herein or in any other Loan Document to the contrary, PTFI shall have no liability for any Obligations other than the Specified PTFI Obligations. FCX hereby acknowledges the foregoing limitation, and agrees that FCX shall be liable for all Obligations, regardless of whether such Obligations are Specified PTFI Obligations or otherwise. If at any time PTFI ceases to be eligible to effect a Borrowing or request the issuance of Letters of Credit for its own account or for the account of any of its subsidiaries pursuant to Section 10.02(h), FCX and PTFI shall remain liable for the Specified PTFI Obligations then outstanding, which shall be payable in accordance with the terms hereof.

SECTION 10.02. Obligations Unconditional. (a) The obligations of each of the Borrowers under Section 10.01 hereof are absolute and unconditional irrespective of the value, genuineness, validity, regularity or enforceability of the obligations of any Borrower under this Agreement or any other Loan Document, or any substitution, release or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section that the joint and several obligations (subject, in the case of PTFI for so long as PTFI is a Subsidiary, to Section 10.01(b) above) of the Borrowers hereunder shall be absolute and unconditional under any and all circumstances. Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not affect the joint and several liability of any Borrower hereunder:

(i) at any time or from time to time, without notice to any Borrower, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;

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(ii) any of the acts mentioned in any of the provisions of this Agreement or any other agreement or instrument referred to herein or therein shall be done or omitted; or

(iii) the maturity of any of the Obligations shall be accelerated or delayed, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under this Agreement or any other agreement or instrument referred to herein or therein shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with.

(b) Certain Waivers. Each of the Borrowers hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any Lender exhaust any right, power or remedy or proceed against any Borrower under this Agreement or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Obligations.

(c) Reinstatement. The obligations of each of the Borrowers under this Article X shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Borrower in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

(d) Remedies. Each of the Borrowers agrees that, as between the Borrowers, in their capacity as co-obligors with joint and several liability, and the Lenders, the obligations of any Borrower under this Agreement may be declared to be forthwith due and payable as provided in Article VII hereof (and shall be deemed to have become automatically due and payable in the circumstances provided in said Article VII) for purposes of Section 10.01 hereof notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing such obligations from becoming automatically due and payable) as against any Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by such Borrower) shall forthwith become due and payable by the other Borrowers, in their capacity as co-obligor, for purposes of such Section 10.01.

(e) Continuing Obligation. Each of the agreements of the Borrowers in this Article X is a continuing agreement and undertaking, and shall apply to all Obligations whenever arising.

(f) Standstill. Upon payment by either of the Borrowers of any sums as provided under Section 10.01, all rights, if any, of such paying Borrower against the other Borrowers arising as a result thereof by way of subrogation or otherwise shall in all respects be irrevocably waived prior to the indefeasible payment in full in cash of all of the Obligations.

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(g) Borrower Resignation. PXP will cease to be a Borrower hereunder (and may thereafter be released from its obligations as a Borrower under this Agreement) (the “Co-Borrower Resignation”) at such time, if any, as (and only for such periods as) PXP (i) no longer has any obligations in respect of (A) any PXP Indenture Debt and any refinancing Indebtedness in respect thereof or (B) any bank credit facility or other capital market indebtedness, in each case in an amount in excess of $500,000,000 and (ii) no longer guarantees any obligations of FCX in respect of (and is no longer a co-borrower under) the Term Loan Agreement, the MMR Bridge Facility, the PXP Bridge Facility, the Senior Notes or any Other Senior Debt, provided that for all purposes hereunder and under the other Loan Documents such Co-Borrower Resignation shall only become effective on the date that each of the following conditions has been met (the “Co-Borrower Resignation Date”):

(i) FCX shall have delivered to the Administrative Agent a written notice of such Co-Borrower Resignation at least 10 Business Days in advance of (but not more than 30 days in advance of) the Co-Borrower Resignation Date, specifying the intended Co-Borrower Resignation Date;

(ii) at the time of and after giving effect to such Co-Borrower Resignation, the Borrowers shall be in pro forma compliance with Sections 6.01 and 6.02;

(iii) at the time of and after giving effect to such Co-Borrower Resignation, (A) no Default or Event of Default shall have occurred and be continuing, and (B) the representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects on and as of the intended Co-Borrower Resignation Date, except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date; and

(iv) FCX shall have delivered to the Administrative Agent a certificate of a Financial Officer of FCX, dated as of the Co-Borrower Resignation Date, certifying as to the matters specified in clauses (ii) and (iii) above and setting forth reasonably detailed calculations demonstrating compliance with clause (ii) above.

(h) Termination of Rights to Borrowings and Letters of Credit. Notwithstanding anything herein to the contrary, PTFI shall not be eligible to effect a Borrowing or request the issuance of Letters of Credit for its account or for the account of any of its subsidiaries from and after the date upon which FCX provides written notice to the Administrative Agent to such effect.

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ARTICLE XI

Subsidiary Guarantors

SECTION 11.01. Designation of Subsidiary Guarantors. FCX may designate any Subsidiary (other than a Borrower and any Subsidiary that, at the time, is already a Required Subsidiary Guarantor) as a Subsidiary Guarantor (a “Guarantor Designation”), provided that, for purposes of Sections 6.01 and 6.02, such Designation shall only become effective on the date that each of the following conditions has been met (the “Guarantor Designation Date”):

(a) FCX shall have delivered to the Administrative Agent a written notice of such Guarantor Designation at least 10 Business Days in advance of (but not more than 30 days in advance of) the Guarantor Designation Date, specifying the Subsidiary subject to the Guarantor Designation;

(b) at the time of and after giving effect to such Guarantor Designation on the Guarantor Designation Date, the Borrowers shall be in pro forma compliance with Sections 6.01 and 6.02;

(c) such Subsidiary shall have executed and delivered to the Administrative Agent a Guarantee Agreement (or a supplement thereto), and such Guarantee Agreement shall be in full force and effect;

(d) the Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of such Subsidiary, the authorization of its execution of and performance of its obligations under the applicable Guarantee Agreement, and any other legal matters relating to the Guarantor Designation and reasonably requested by the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent;

(e) the Administrative Agent shall have received a favorable opinion (addressed to the Agents, the Issuing Banks and the Lenders and dated the Guarantor Designation Date) from each of (i) New York counsel and (ii) if reasonably requested by the Administrative Agent (and in all cases where the applicable Subsidiary is organized under the laws of a jurisdiction outside of the United States of America), local counsel, and such opinions shall be reasonably satisfactory to the Administrative Agent and cover such matters relating to the Guarantor Designation as the Administrative Agent may reasonably request; and

(f) FCX shall have delivered to the Administrative Agent a certificate of a Financial Officer of FCX, dated as of the Guarantor Designation Date, certifying as to the matters set forth in clauses (b) and (c) above and setting forth reasonably detailed calculations demonstrating compliance with clause (b) above.

SECTION 11.02. Optional Guarantor Terminations. FCX may elect to terminate any Guarantee of the Obligations by any Subsidiary Guarantor (a “Guarantor

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Termination”), provided that, (i) no such Guarantor Termination shall be given or take effect with respect to any Subsidiary that is at the time a Required Subsidiary Guarantor, and (ii) for all purposes hereunder and under the other Loan Documents, including under any Guarantee Agreement, such Guarantor Termination shall only become effective on the date that each of the following conditions has been met (the “Guarantor Termination Date”):

(a) FCX shall have delivered to the Administrative Agent a written notice of such Guarantor Termination at least 10 Business Days in advance of (but not more than 30 days in advance of) the Guarantor Termination Date, specifying (i) the Subsidiary subject to such Guarantor Termination and (ii) the intended Guarantor Termination Date;

(b) at the time of and after giving effect to such Guarantor Termination, the Borrowers shall be in pro forma compliance with Sections 6.01 and 6.02;

(c) at the time of and after giving effect to such Guarantor Termination, (i) no Default or Event of Default shall have occurred and be continuing, and (ii) the representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects on and as of the intended Guarantor Termination Date, except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date; and

(d) FCX shall have delivered to the Administrative Agent a certificate of a Financial Officer of FCX, dated as of the Guarantor Termination Date, certifying as to the matters specified in clauses (b) and (c) above and setting forth reasonably detailed calculations demonstrating compliance with clause (b) above.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

FREEPORT-MCMORAN COPPER & GOLD INC.,

by
/s/ Kathleen L. Quirk
	Name:	Kathleen L. Quirk
	Title:	Senior Vice President, Chief Financial Officer and Treasurer

PT FREEPORT INDONESIA,

by
/s/ Robert R. Boyce
	Name:	Robert R. Boyce
	Title:	Treasurer

[FREEPORT-MCMORAN COPPER & GOLD INC. CREDIT AGREEMENT]

JPMORGAN CHASE BANK, N.A., individually and as Administrative Agent, and Issuing Bank,

by
/s/ Peter S. Predun
Name: Peter S. Predun
Title: Executive Director

[FREEPORT-MCMORAN COPPER & GOLD INC. CREDIT AGREEMENT]

BANK OF AMERICA, N.A., as Syndication Agent,

by
/s/ James K. G. Campbell
Name: James K. G. Campbell
Title: Director

LENDER SIGNATURE PAGE TO FREEPORT-MCMORAN COPPER & GOLD INC. REVOLVING CREDIT AGREEMENT

Bank of America, N.A.

by
/s/ James K. G. Campbell
Name: James K. G. Campbell
Title: Director

LENDER SIGNATURE PAGE TO FREEPORT-MCMORAN COPPER & GOLD INC. REVOLVING CREDIT AGREEMENT

BNP Paribas

by
/s/ Renaud-Franck Falce
Name: Renaud-Franck Falce
Title: Managing Director

For any Lender requiring a second signature line:

by
/s/ Nicole Mitchell
Name: Nicole Mitchell
Title: Vice President

LENDER SIGNATURE PAGE TO FREEPORT-MCMORAN COPPER & GOLD INC. REVOLVING CREDIT AGREEMENT

Standard Chartered Bank

by
/s/ James H. Ramage
Name: James H. Ramage
Title: Managing Director

For any Lender requiring a second signature line:

by
/s/ Robert K. Reddington
Name: Robert K. Reddington
Title: Credit Documentation Manager, Credit Documentation Unit, WB Legal-Americas

LENDER SIGNATURE PAGE TO FREEPORT-MCMORAN COPPER & GOLD INC. REVOLVING CREDIT AGREEMENT

Citibank, N.A.

by
/s/ Raymond G. Dunning
Name: Raymond G. Dunning
Title: Vice President

LENDER SIGNATURE PAGE TO FREEPORT-MCMORAN COPPER & GOLD INC. REVOLVING CREDIT AGREEMENT

HSBC Bank USA, National Association

by
/s/ Alexandra Barrows
Name: Alexandra Barrows
Title: Vice President

LENDER SIGNATURE PAGE TO FREEPORT-MCMORAN COPPER & GOLD INC. REVOLVING CREDIT AGREEMENT

Mizuho Corporate Bank, Ltd.

by
/s/ Leon Mo
Name: Leon Mo
Title: Authorized Signatory

LENDER SIGNATURE PAGE TO FREEPORT-MCMORAN COPPER & GOLD INC. REVOLVING CREDIT AGREEMENT

Sumitomo Mitsui Banking Corporation

by
/s/ Shuji Yabe
Name: Shuji Yabe
Title: Managing Director

LENDER SIGNATURE PAGE TO FREEPORT-MCMORAN COPPER & GOLD INC. REVOLVING CREDIT AGREEMENT

The Bank of Nova Scotia

by
/s/ Michael Eddy
Name: Michael Eddy
Title: Managing Director

For any Lender requiring a second signature line:

by
/s/ Ian Stephenson
Name: Ian Stephenson
Title: Director

LENDER SIGNATURE PAGE TO FREEPORT-MCMORAN COPPER & GOLD INC. REVOLVING CREDIT AGREEMENT

The Bank of Tokyo-Mitsubishi UFJ, Ltd.

by
/s/ Christine Howatt
Name: Christine Howatt
Title: Authorized Signatory

LENDER SIGNATURE PAGE TO FREEPORT-MCMORAN COPPER & GOLD INC. REVOLVING CREDIT AGREEMENT

Bank of Montreal, Chicago Branch

by
/s/ Yacouba Kane
Name: Yacouba Kane
Title: Vice President

LENDER SIGNATURE PAGE TO FREEPORT-MCMORAN COPPER & GOLD INC. REVOLVING CREDIT AGREEMENT

Sovereign Bank, N.A.

by
/s/ William Maag
Name: William Maag
Title: Senior Vice President

LENDER SIGNATURE PAGE TO FREEPORT-MCMORAN COPPER & GOLD INC. REVOLVING CREDIT AGREEMENT

Goldman Sachs Bank USA

by
/s/ Mark Walton
Name: Mark Walton
Title: Authorized Signatory

LENDER SIGNATURE PAGE TO FREEPORT-MCMORAN COPPER & GOLD INC. REVOLVING CREDIT AGREEMENT

Morgan Stanley Bank, N.A.

by
/s/ Kelly Chin
Name: Kelly Chin
Title: Authorized Signatory

LENDER SIGNATURE PAGE TO FREEPORT-MCMORAN COPPER & GOLD INC. REVOLVING CREDIT AGREEMENT

Agricultural Bank of China, Ltd., New York Branch

by
/s/ Zhang, JiJun
Name: Zhang, JiJun
Title: Deputy General Mananger

LENDER SIGNATURE PAGE TO FREEPORT-MCMORAN COPPER & GOLD INC. REVOLVING CREDIT AGREEMENT

Canadian Imperial Bank of Commerce, NY Agency

by
/s/ Dominic Sorresso
Name: Dominic Sorresso
Title: Authorized Signatory

For any Lender requiring a second signature line:

by
/s/ Eoin Roche
Name: Eoin Roche
Title: Authorized Signatory

LENDER SIGNATURE PAGE TO FREEPORT-MCMORAN COPPER & GOLD INC. REVOLVING CREDIT AGREEMENT

Compass Bank

by
/s/ Susana Campuzano
Name: Susana Campuzano
Title: Sr. Vice President

LENDER SIGNATURE PAGE TO FREEPORT-MCMORAN COPPER & GOLD INC. REVOLVING CREDIT AGREEMENT

Deutsche Bank AG New York Branch

by
/s/ Philippe Sandmeier
Name: Philippe Sandmeier
Title: Managing Director

For any Lender requiring a second signature line:

by
/s/ Virginia Cosenza
Name: Virginia Cosenza
Title: Vice President

LENDER SIGNATURE PAGE TO FREEPORT-MCMORAN COPPER & GOLD INC. REVOLVING CREDIT AGREEMENT

Royal Bank of Canada

by
/s/ Stam Fountoulakis
Name: Stam Fountoulakis
Title: Authorized Signatory

LENDER SIGNATURE PAGE TO FREEPORT-MCMORAN COPPER & GOLD INC. REVOLVING CREDIT AGREEMENT

The Toronto-Dominion Bank, New York Branch

by
/s/ Robyn Zeller
Name: Robyn Zeller
Title: Vice President

LENDER SIGNATURE PAGE TO FREEPORT-MCMORAN COPPER & GOLD INC. REVOLVING CREDIT AGREEMENT

U.S. Bank National Association

by
/s/ Richard J. Ameny, Jr.
Name: Richard J. Ameny, Jr.
Title: Vice President

LENDER SIGNATURE PAGE TO FREEPORT-MCMORAN COPPER & GOLD INC. REVOLVING CREDIT AGREEMENT

Wells Fargo Bank, N.A.

by
/s/ Adrienne Luzzi
Name: Adrienne Luzzi
Title: Vice President

LENDER SIGNATURE PAGE TO FREEPORT-MCMORAN COPPER & GOLD INC. REVOLVING CREDIT AGREEMENT

The Northern Trust Company

by
/s/ John Lascody
Name: John Lascody
Title: Vice President

LENDER SIGNATURE PAGE TO FREEPORT-MCMORAN COPPER & GOLD INC. REVOLVING CREDIT AGREEMENT

Industrial and Commercial Bank of China Limited, New York Branch

by
/s/ Qing Hong
Name: Mr. Qing Hong
Title: Deputy General Manager

LENDER SIGNATURE PAGE TO FREEPORT-MCMORAN COPPER & GOLD INC. REVOLVING CREDIT AGREEMENT

DBS Bank Ltd., Los Angeles Agency

by
/s/ Aik Lim Kok
Name: Aik Lim Kok
Title: Assistant General Manager

LENDER SIGNATURE PAGE TO FREEPORT-MCMORAN COPPER & GOLD INC. REVOLVING CREDIT AGREEMENT

Bank of China, New York

by
/s/ Haifeng Xu
Name: Haifeng Xu
Title: Executive Vice President

LENDER SIGNATURE PAGE TO FREEPORT-MCMORAN COPPER & GOLD INC. REVOLVING CREDIT AGREEMENT

Bank of Communications Co., Ltd., New York Branch

by
/s/ Shelley He
Name: Shelley He
Title: Deputy General Manager

LENDER SIGNATURE PAGE TO FREEPORT-MCMORAN COPPER & GOLD INC. REVOLVING CREDIT AGREEMENT

Capital One National Association

by
/s/ Nancy G. Moragas
Name: Nancy G. Moragas
Title: SVP

LENDER SIGNATURE PAGE TO FREEPORT-MCMORAN COPPER & GOLD INC. REVOLVING CREDIT AGREEMENT

Natixis, New York Branch

by
/s/ Michael Peist
Name: Michael Peist
Title: Managing Director

For any Lender requiring a second signature line:

by
/s/ Carla Gray
Name: Carla Gray
Title: Director

LENDER SIGNATURE PAGE TO FREEPORT-MCMORAN COPPER & GOLD INC. REVOLVING CREDIT AGREEMENT

UBS Loan Finance LLC

by
/s/ Lana Gifas
Name: Lana Gifas
Title: Director

For any Lender requiring a second signature line:

by
/s/ Kenneth Chin
Name: Kenneth Chin
Title: Director

LENDER SIGNATURE PAGE TO FREEPORT-MCMORAN COPPER & GOLD INC. REVOLVING CREDIT AGREEMENT

National Bank of Kuwait, S.A.K., Grand Cayman Branch

by
/s/ Michael McHugh
Name: Mr. Michael McHugh
Title: Executive Manager

For any Lender requiring a second signature line:

by
/s/ Arlette Kittaneh
Name: Ms. Arlette Kittaneh
Title: Executive Manager

LENDER SIGNATURE PAGE TO FREEPORT-MCMORAN COPPER & GOLD INC. REVOLVING CREDIT AGREEMENT

UMB Bank, n.a.

by
/s/ David A. Proffitt
Name: David A. Proffitt
Title: Senior Vice President

LENDER SIGNATURE PAGE TO FREEPORT-MCMORAN COPPER & GOLD INC. REVOLVING CREDIT AGREEMENT

The China Construction Bank Corporation New York Branch

by
/s/ Wei “Walter” Li
Name: Wei “Walter” Li
Title: General Manager

LENDER SIGNATURE PAGE TO FREEPORT-MCMORAN COPPER & GOLD INC. REVOLVING CREDIT AGREEMENT

P.T. Bank Negara Indonesia (Persero) Tbk.

by
/s/ Yudayat Mohammad
Name: Yudayat Mohammad
Title: General Manager

For any Lender requiring a second signature line:

by
/s/ Jerry Phillips
Name: Jerry Phillips
Title: Credit Manager

Schedule 1.01A

Disclosed Matters

Environmental. FCX incurred environmental capital expenditures and other environmental costs (including joint venture partners’ share) to comply with applicable environmental laws and regulations that affect its operations totaling $599 million in 2012.

FCX subsidiaries that operate in the U.S. are subject to various federal, state and local environmental laws and regulations that govern emissions of air pollutants; discharges of water pollutants; and generation, handling, storage and disposal of hazardous substances, hazardous wastes and other toxic materials. FCX subsidiaries that operate in the U.S. also are subject to potential liabilities arising under CERCLA or similar state laws that impose responsibility on current and previous owners and operators of a facility for the cleanup of hazardous substances released from the facility into the environment, including damages to natural resources, irrespective of when the damage to the environment occurred or who caused it. This cleanup liability also extends to persons who arranged for the disposal of hazardous substances or transported the hazardous substances to a disposal site selected by the transporter. This liability often is shared on a joint and several basis meaning that each responsible party is fully responsible for the cleanup, although in many cases some or all of the other historical owners or operators no longer exist, do not have the financial ability to respond or cannot be found. As a result, because of FCX’s acquisition of Phelps Dodge Corporation (name changed to Freeport-McMoRan Corporation, referred to as FMC) in 2007, many of the subsidiary companies FCX now owns are responsible for a wide variety of environmental remediation projects throughout the U.S. FCX expects to spend substantial sums annually for many years to address those remediation issues. Certain FCX subsidiaries have been advised by the U.S. Environmental Protection Agency (EPA), the Department of the Interior, the Department of Agriculture and several state agencies that, under CERCLA or similar state laws and regulations, they may be liable for costs of responding to environmental conditions at a number of sites that have been or are being investigated to determine whether releases of hazardous substances have occurred and, if so, to develop and implement remedial actions to address environmental concerns. FCX is also subject to claims where the release of hazardous substances is alleged to have damaged natural resources (NRD). As of December 31, 2012, FCX had more than 100 active remediation projects, including NRD claims, in the U.S. in 28 states.

A summary of changes in environmental obligations for the years ended December 31, 2012 (in millions) follows:

Balance at beginning of year	$1,453
Accretion expense(a)	80
Additions	70
Reductions(b)	(182)
Spending	(199)

Balance at end of year	1,222
Less current portion	(186)

Long-term portion	$1,036

(a)	Represented accretion of the fair value of environmental obligations assumed in the 2007 acquisition of FMC, which were determined on a discounted cash flow basis.
(b)	Reductions primarily reflected adjustments for changes in the anticipated scope and timing of environmental remediation projects and the settlement of environmental matters.

Estimated environmental cash payments (on an undiscounted and unescalated basis) total $186 million in 2013, $225 million in 2014, $124 million in 2015, $107 million in 2016, $110 million in 2017 and $1.7 billion thereafter. The amounts and timing of these estimated payments could change as a result of changes in regulatory requirements, changes in scope and timing of remediation activities, the settlement of environmental matters and as actual spending occurs.

FCX was required to record FMC’s environmental obligations at fair value on the acquisition date in accordance with business combination accounting guidance. Significant adjustments to these obligations may occur in the future. At December 31, 2012, FCX’s environmental obligations totaled $2.4 billion on an undiscounted and unescalated basis (compared with $1.2 billion recorded on the balance sheet, which included environmental obligations assumed in the FMC acquisition at fair value). FCX estimates it is reasonably possible that these obligations could range between $2.1 billion and $2.7 billion on an undiscounted and unescalated basis.

FCX believes that there may be potential claims for recovery from third parties, including the U.S. government and other PRPs. These potential recoveries are not recognized unless realization is considered probable.

At December 31, 2012, the most significant environmental obligations were associated with the Pinal Creek site in Arizona; the Newtown Creek site in New York City; historical smelter sites principally located in Arizona, Kansas, New Jersey, Oklahoma and Pennsylvania; and uranium mining sites in the western U.S. The recorded environmental obligations for these sites totaled $1.0 billion at December 31, 2012. A discussion of these sites follows.

Pinal Creek. The Pinal Creek site was listed under the Arizona Department of Environmental Quality’s (ADEQ) Water Quality Assurance Revolving Fund program in 1989 for contamination in the shallow alluvial aquifers within the Pinal Creek drainage near Miami, Arizona. Since that time, environmental remediation was performed by members of the Pinal Creek Group (PCG), consisting of FMC Miami, Inc. (Miami), a wholly owned subsidiary of FMC, and two other companies. In 1998, the District Court approved a Consent Decree between the PCG members and the state of Arizona resolving all matters related to an enforcement action contemplated by the state of Arizona against the PCG members with respect to groundwater contamination. The Consent Decree committed the PCG members to complete the remediation work outlined in the Consent Decree, and that work continues at this time and is expected to continue for many years in the future. Miami also was a party to litigation entitled Pinal Creek Group, et al. v. Newmont Mining Corporation, et al., United States District Court, District of Arizona, Case No. CIV 91-1764 PHX DAE (LOA), filed on May 1, 1991. Pursuant to a settlement in 2010, Miami paid $40 million to certain members of the PCG to settle the allocation of previously incurred costs, and agreed to take full responsibility for future groundwater remediation at the Pinal Creek site, with limited exceptions. The settlement did not result in a change to the obligation, which was estimated at fair value when assumed in the FMC acquisition. During 2011, the obligation was increased by $31 million to reflect changes in remediation capping designs that incorporate best practices for side slope regrading and cap thickness.

Newtown Creek. From the 1930s until 1964, Phelps Dodge Refining Corporation (PDRC), a subsidiary of FMC, operated a smelter, and from the 1930s until 1984, it operated a refinery on the banks of Newtown Creek (the creek), which is a 3.5-mile-long waterway that forms part of the boundary between Brooklyn and Queens in New York City. Heavy industrialization along the banks of the creek and discharges from the City of New York’s sewer system over more than a century resulted in significant environmental contamination of the waterway. The New York Attorney General previously notified several companies, including PDRC, about possible obligations to clean up contaminated sediments in the creek. In March and April 2010, EPA notified PDRC and five others that EPA considers them to be PRPs under CERCLA. The notified parties began working with EPA to identify other PRPs, and EPA proposed that the notified parties perform a Remedial Investigation/Feasibility Study (RI/FS) at their expense and reimburse EPA for its oversight costs. EPA is not expected to propose a remedy until after a RI/FS is completed, which is expected to take several years. On September 29, 2010, EPA designated the creek as a Superfund site. Effective July 18, 2011, PDRC and five other parties entered an Administrative Order on Consent (AOC) to perform a RI/FS to assess the nature and extent of environmental contamination in the creek and identify potential remedial options. The parties’ RI/FS work under the AOC and their identification of other PRPs are ongoing. FCX’s financial obligation for this matter was estimated at fair value when it was assumed in the FMC acquisition and is included in FCX’s aggregate environmental obligations. The actual costs of fulfilling this remedial obligation and the allocation of costs among PRPs are uncertain and subject to change based on the results of the RI/FS, the remediation remedy ultimately selected by EPA and related allocation determinations. Depending on the overall cost and the portion allocated to PDRC, that share could be material to FCX.

Historical Smelter Sites. FMC and its predecessors at various times owned or operated copper and zinc smelters in several states, including Arizona, Kansas, New Jersey, Oklahoma and Pennsylvania. For some of these smelter sites, certain FCX subsidiaries have been advised by EPA or state agencies that they may be liable for costs of investigating and, if appropriate, remediating environmental conditions associated with the smelters. At other sites, certain FCX subsidiaries have entered into state voluntary remediation programs to investigate and, if appropriate, remediate site conditions associated with the smelters. The historical smelter sites are in various stages of assessment and remediation. The two most significant environmental obligations for historical smelter sites relate to Blackwell, Oklahoma, and Bisbee, Arizona. Adjustments to the environmental obligations for historical smelter sites, which principally were estimated at fair value when assumed in the FMC acquisition, totaled a reduction of $47 million in 2012, primarily because of changes in estimated timing of obligations, and an increase of $36 million in 2011, primarily at the Blackwell, Oklahoma, site (refer to discussion below).

Blackwell. From 1918 to 1974, Blackwell Zinc Company, Inc. (BZC), an indirect subsidiary of FCX, owned and operated a zinc smelter in Blackwell, Oklahoma. In 1974, the smelter was demolished and the property deeded to the Blackwell Industrial Authority. Pursuant to an administrative order with the state of Oklahoma, BZC undertook remedial actions in Blackwell in 1996 and 1997, including sampling the nearby residential and commercial properties, and removing soils on properties that were found to have metal concentrations above state-established cleanup standards. From 1997 to 2003, BZC investigated the nature and extent of groundwater contamination potentially attributable to the former smelter and evaluated options for remedying such contamination. In 2003, the state of Oklahoma adopted a cleanup plan requiring the installation of a groundwater extraction and treatment system and the closure of domestic groundwater wells within the groundwater plume area. BZC completed the construction of a groundwater extraction and treatment system, with system startup and initial discharge of treated water occurring in October 2010.

Between 2007 through 2012, FCX, on behalf of BZC, completed a voluntary soil remediation program by inviting property owners in and around Blackwell to have soil at their properties sampled for the presence of smelter-related contaminants, and offering to remediate properties whose soils were found to have metal concentrations above state-established cleanup standards. As part of this program, FCX sampled soils on approximately 90 percent of the residential properties in Blackwell and remediated soils on about 600 properties. All of these soil sampling and remediation activities were coordinated with, and supervised by, the state of Oklahoma.

On May 23, 2012, the Board of Commissioners of Kay County, Oklahoma, filed suit in Oklahoma District Court against FCX and several affiliates, including BZC, entitled Board of Commissioners of the County of Kay, Oklahoma v. Freeport-McMoRan Copper & Gold Inc., et al., United States District Court, Western District of Oklahoma, Case No. 5:12-cv-00601-C. On May 25, 2012, the case was removed to the United States District Court for the Western District of Oklahoma, and trial is set for October 2013. The suit alleges BZC permitted large quantities of smelter waste to be used as road building and fill material throughout Kay County over a period of decades and seeks unspecified financial assistance for removing and covering much of the material, and unspecified damages for the alleged public nuisance created by the presence of the material. FCX has asserted a counter claim against Kay County for contribution under CERCLA. Separate from the litigation, in fourth-quarter 2012, BZC entered into a Consent Agreement and Final Order with the Oklahoma Department of Environmental Quality and Kay County to conduct an assessment of smelter material present on Kay County’s roads, bridges and associated rights-of-way. Sampling is expected to be completed in 2013.

Bisbee. From the 1880s until 1975, FMC and certain predecessor and subsidiary entities operated a copper mine near Bisbee, Arizona. A series of smelters operated in Bisbee from approximately 1879 through 1908. In 2000, FMC entered the Bisbee area into the Arizona Voluntary Remediation Program (VRP) administered by ADEQ. In 2008, FMC expanded the VRP project to include other communities near Bisbee and commenced a voluntary community outreach program inviting property owners to have soils at their properties sampled for the presence of smelter and mine-related metals. For property owners whose soils are found to have metal concentrations above ADEQ established cleanup standards, FMC has offered to remove the impacted soils and replace them with clean soils. For those property owners who requested sampling, approximately 40 percent require some level of cleanup. At December 31, 2012, approximately 60 percent of owners who agreed to have soil cleanup on their properties was completed.

Uranium Mining Sites. During a period between 1940 and the early 1970s, certain FMC predecessor entities were involved in uranium exploration and mining in the western U.S. Similar exploration and mining activities by other companies have caused environmental impacts that have warranted remediation, and EPA and local authorities are currently evaluating the need for significant cleanup activities in the region. To date, FMC has undertaken remediation at a limited number of sites associated with these predecessor entities. An initiative to gather additional information about sites in the region is ongoing, and information gathered under this initiative was submitted to EPA Region 9 during the second and third quarters of 2008 and the fourth quarter of 2009 in response to an information request by EPA regarding uranium mining activities on Navajo Nation properties. FCX utilized the results of FMC’s remediation experience, in combination with historical and updated information to initially estimate the fair value of uranium-related liabilities assumed in the FMC acquisition.

Asset Retirement Obligations (AROs). FCX’s ARO cost estimates are reflected on a third-party cost basis and comply with FCX’s legal obligation to retire tangible, long-lived assets. A summary of changes in FCX’s AROs for the year ended December 31, 2012 (in millions) follows:

Balance at beginning of year	$921
Liabilities incurred	6
Revisions to cash flow estimates (a)	211
Accretion expense	55
Spending	(47)
Foreign currency translation adjustment	—

Balance at end of year	1,146
Less current portion	(55)

Long-term portion	$1,091

(a)	Revisions to cash flow estimates were primarily related to updated closure plans that included revised cost estimates and accelerated timing of certain closure activities.

ARO costs may increase or decrease significantly in the future as a result of changes in regulations, changes in engineering designs and technology, permit modifications or updates, changes in mine plans, inflation or other factors and as actual reclamation spending occurs. ARO activities and expenditures generally are made over an extended period of time commencing near the end of the mine life; however, certain reclamation activities may be accelerated if legally required or if determined to be economically beneficial.

Legal requirements in New Mexico, Arizona and Colorado require financial assurance to be provided for the estimated costs of reclamation and closure, including groundwater quality protection programs. FCX has satisfied financial assurance requirements by using a variety of mechanisms, such as performance guarantees, financial capability demonstrations, trust funds, surety bonds, letters of credit and collateral. The applicable regulations specify financial strength tests that are designed to confirm a company’s or guarantor’s financial capability to fund estimated reclamation and closure costs. The amount of financial assurance FCX is required to provide will vary with changes in laws, regulations and reclamation and closure requirements, and cost estimates. At December 31, 2012, FCX’s financial assurance obligations associated with these closure and reclamation costs totaled $946 million, of which approximately $582 million was in the form of guarantees issued by FCX and financial capability demonstrations. At December 31, 2012, FCX had trust assets totaling $161 million, which are legally restricted to fund a portion of its AROs for properties in New Mexico as required by New Mexico regulatory authorities.

New Mexico Environmental and Reclamation Programs. FCX’s New Mexico operations are regulated under the New Mexico Water Quality Act and regulations adopted under that act by the Water Quality Control Commission (WQCC). The New Mexico Environment Department (NMED) has required each of these operations to submit closure plans for NMED’s approval. The closure plans must include measures to assure meeting groundwater quality standards following the closure of discharging facilities and to abate any groundwater or surface water contamination. In March 2009, the Tyrone operation appealed the WQCC Final Order, dated February 4, 2009, regarding location of the “places of withdrawal of water,” a legal criterion used to determine where groundwater quality standards must be met at FCX’s New Mexico mining sites. In December 2010, Tyrone entered into a settlement agreement with NMED that calls for a stay of the appeal while NMED and the WQCC complete several administrative actions, including renewal of Tyrone’s closure permit consistent with the terms of the settlement, review and approval of a groundwater abatement plan and adoption of alternative abatement standards, and adoption of new groundwater discharge permit rules for copper mines. If the administrative actions are concluded consistent with the terms of the settlement agreement within the period of the stay, then Tyrone will move to dismiss the appeal. In December 2012, Tyrone and NMED agreed to extend the period to conclude the administrative actions through December 31, 2013. The Court of Appeals also extended the stay for another year. Finalized closure plan requirements, including those resulting from the actions to be taken under the settlement agreement, could result in increases in the Tyrone, Chino and Cobre closure costs.

FCX’s New Mexico operations also are subject to regulation under the 1993 New Mexico Mining Act (the Mining Act) and the related rules that are administered by the Mining and Minerals Division (MMD) of the New Mexico Energy, Minerals and Natural Resources Department. Under the Mining Act, mines are required to obtain approval of plans describing the reclamation to be performed following cessation of mining operations. At December 31, 2012, FCX had accrued reclamation and closure costs of $476 million for its New Mexico operations. As stated above, additional accruals may be required based on the state’s review of FCX’s updated closure plans and any resulting permit conditions, and the amount of those accruals could be material.

Arizona Environmental and Reclamation Programs. FCX’s Arizona properties are subject to regulatory oversight in several areas. ADEQ has adopted regulations for its aquifer protection permit (APP) program that require permits for, among other things, certain facilities, activities and structures used for mining, concentrating and smelting and require compliance with aquifer water quality standards at an applicable point of compliance well or location. The APP program also may require mitigation and discharge reduction or elimination of some discharges.

An application for an APP requires a description of a closure strategy that will meet applicable groundwater protection requirements following cessation of operations and an estimate of the cost to implement the closure strategy. An APP may specify closure requirements, which may include post-closure monitoring and maintenance. A more detailed closure plan must be submitted within 90 days after a permitted entity notifies ADEQ of its intent to cease operations. A permit applicant must demonstrate its financial ability to meet the closure costs estimated in the APP.

Portions of Arizona mining facilities that operated after January 1, 1986, also are subject to the Arizona Mined Land Reclamation Act (AMLRA). AMLRA requires reclamation to achieve stability and safety consistent with post-mining land use objectives specified in a reclamation plan. Reclamation plans must be approved by the State Mine Inspector and must include an estimate of the cost to perform the reclamation measures specified in the plan. FCX will continue to evaluate options for future reclamation and closure activities at its operating and non-operating sites, which are likely to result in adjustments to FCX’s ARO liabilities. At December 31, 2012, FCX had accrued reclamation and closure costs of $240 million for its Arizona operations.

Colorado Reclamation Programs. FCX’s Colorado operations are regulated by the Colorado Mined Land Reclamation Act (Reclamation Act) and regulations promulgated thereunder. Under the Reclamation Act, mines are required to obtain approval of reclamation plans describing the reclamation of lands affected by mining operations to be performed during mining or upon cessation of mining operations. As of December 31, 2012, FCX had accrued reclamation and closure costs of $47 million for its Colorado operations.

Chilean Reclamation and Closure Programs. In July 2011, the Chilean senate passed legislation regulating mine closure, which establishes new requirements for closure plans and became effective in November 2012. FCX’s Chilean operations will be required to update closure plans and provide financial assurance for these obligations. FCX cannot predict at this time the cost of these closure plans or the levels or forms of financial assurance that may be required. Revised closure plans for the Chilean mine sites are due in November 2014. At December 31, 2012, FCX had accrued reclamation and closure costs of $54 million for its Chilean operations.

Peruvian Reclamation and Closure Programs. Cerro Verde is subject to regulation under the Mine Closure Law administered by the Peruvian Ministry of Energy and Mines. Under the closure regulations, mines must submit a closure plan that includes the reclamation methods, closure cost estimates, methods of control and verification, closure and post-closure plans and financial assurance. The updated closure plan for the Cerro Verde mine expansion must be submitted to the Peruvian regulatory authorities in December 2014. At December 31, 2012, Cerro Verde had accrued reclamation and closure costs of $89 million.

PT Freeport Indonesia Reclamation and Closure Programs. The ultimate amount of reclamation and closure costs to be incurred at PT Freeport Indonesia’s operations will be determined based on applicable laws and regulations and PT Freeport Indonesia’s assessment of appropriate remedial activities in the circumstances, after consultation with governmental authorities, affected local residents and other affected parties and cannot currently be projected with precision. Estimates of the ultimate reclamation and closure costs PT Freeport Indonesia will incur in the future involve complex issues requiring integrated assessments over a period of many years and are subject to revision over time as more complete studies are performed. Some reclamation costs will be incurred during mining activities, while most closure costs and the remaining reclamation costs will be incurred at the end of mining activities, which are currently estimated to continue for approximately 30 years. At December 31, 2012, PT Freeport Indonesia had accrued reclamation and closure costs of $195 million and a long-term receivable for Rio Tinto’s share of the obligation of $18 million (included in long-term receivables).

In 1996, PT Freeport Indonesia began contributing to a cash fund ($16 million balance at December 31, 2012) designed to accumulate at least $100 million (including interest) by the end of its Indonesia mining activities. PT Freeport Indonesia plans to use this fund, including accrued interest, to pay mine closure and reclamation costs. Any costs in excess of the $100 million fund would be funded by operational cash flow or other sources.

In December 2010, the President of Indonesia issued a regulation regarding mine reclamation and closure, which requires a company to provide a mine closure guarantee in the form of a time deposit placed in a state-owned bank in Indonesia. In accordance with its Contract of Work, PT Freeport Indonesia is working with the Department of Energy and Mineral Resources to review these requirements, including discussion of other options for the mine closure guarantee. In December 2009, PT Freeport Indonesia submitted its revised mine closure plan to the Department of Energy and Mineral Resources for review and has addressed comments received during the course of this review process.

Litigation.

Asbestos Claims. Since approximately 1990, FMC and various subsidiaries have been named as defendants in a large number of lawsuits that claim personal injury either from exposure to asbestos allegedly contained in electrical wire products produced or marketed many years ago or from asbestos contained in buildings and facilities located at properties owned or operated by FMC affiliates, or from alleged asbestos in talc products. Many of these suits involve a large number of codefendants. Based on litigation results to date and facts currently known, FCX believes there is a reasonable possibility that losses may have been incurred related to these matters; however, FCX also believes that the amounts of any such losses, individually or in the aggregate, are not material to its consolidated financial statements. There can be no assurance, however, that future developments will not alter this conclusion.

Yonkers Site. From 1932 until 1984, FMC owned and operated a cable manufacturing facility on the Hudson River in Yonkers, New York. FMC sold that operation in 1984, and it was subsequently sold to BICC Cables Corporation (BICC). BICC closed the facility in 1996. In 2005, Blackacre Partners OPS, LLC (Blackacre) began environmental cleanup work at the site using funding provided by FMC and BICC. One Point Street, Inc. (OPS), a real estate developer, has current title to the site.

On September 9, 2011, OPS filed a complaint in the United States District Court for the Southern District of New York, which it amended on March 1, 2012. The amended complaint alleged that FMC, BICC and Blackacre failed to timely and diligently complete remediation of the site in breach of alleged obligations under CERCLA and New York Environmental Conservation Law, and under the contractual agreements among the parties. In fourth-quarter 2012, this matter was settled, and OPS will be completing the limited remaining cleanup work at the site using funds provided by FMC and BICC.

Columbian Chemicals Company (Columbian) Claims. Columbian, formerly a subsidiary of FMC, has notified FCX of various indemnification claims arising out of the 2005 agreement pursuant to which Columbian was sold. The principal outstanding claims relate to (1) multiple mass tort suits pending against Columbian in West Virginia state court for alleged personal injury and property damage resulting from exposure to carbon black (the Carbon Black claims) and (2) an investigation being conducted by EPA of potential Clean Air Act violations during the period Columbian was owned by FMC (the Clean Air Act matter). In April 2012, Columbian filed suit in New York state court (Columbian Chemicals Company and Columbian Chemicals Acquisition LLC v. Freeport-McMoRan Corporation f/k/a Phelps Dodge Corporation, County of New York, Supreme Court of the State of New York, Index No. 600999/2010), that alleged, among other things, that the Carbon Black claims are the responsibility of FMC, and are not subject to the aggregate cap under the 2005 agreement pursuant to which Columbian was sold. In July 2012, FCX and Columbian reached a settlement pursuant to which the litigation was dismissed with prejudice and all outstanding disputes regarding the extent of FCX’s indemnity obligations to Columbian were fully resolved. Under the terms of the settlement, FCX’s remaining possible exposure is to indemnify Columbian for incurred losses related only to the Carbon Black claims and the Clean Air Act matter. The cap, net of amounts reserved and paid, totaled $122 million at December 31, 2012. FMC cannot estimate Columbian’s exposure, if any, for the Carbon Black claims or the Clean Air Act matter.

Shareholder Litigation. Thirteen derivative actions challenging the PXP merger and/or the MMR merger were filed on behalf of FCX by purported FCX stockholders. Ten were filed in the Court of Chancery of the State of Delaware and three were filed in the Superior Court of the State of Arizona, County of Maricopa. On January 25, 2013, the Delaware Court of Chancery consolidated the Delaware actions into a single action, In Re Freeport-McMoRan Copper & Gold Inc. Derivative Litigation, No. 8145-VCN. On January 17, 2013, the Arizona Superior Court consolidated two of the Arizona actions into In Re Freeport-McMoRan Derivative Litigation, No. CV2012-018351. A third Arizona complaint, Harris v. Adkerson et al., No. CV2013-004163, filed on January 16, 2013, has not yet been consolidated. The actions name some or all of the following as defendants: the directors and certain officers of FCX, two FCX subsidiaries, PXP and certain of its directors, and MMR and certain of its directors and officers. The actions allege, among other things, that the FCX directors breached their fiduciary duties to FCX stockholders because they, among other things, pursued their own interests at the expense of stockholders in approving the PXP and MMR mergers. The complaints also allege that some or all of the following parties aided and abetted the wrongful acts allegedly committed by the directors and certain officers of FCX: two FCX subsidiaries, PXP and certain of its directors, and MMR and certain of its directors and officers. The actions seek as relief, among other things, an injunction barring or rescinding both the PXP merger and the MMR merger and requiring submission of the proposed PXP merger and MMR merger to a vote of FCX stockholders, damages, and attorneys’ fees and costs.

Three putative class actions challenging the PXP merger were filed on behalf of PXP stockholders in the Court of Chancery of the State of Delaware. On January 15, 2013, the Court

of Chancery consolidated the actions into a single action, In Re Plains Exploration & Production Company Stockholder Litigation, No. 8090-VCN. The action names as defendants PXP, the directors of PXP, FCX, and an FCX subsidiary. The action alleges that PXP’s directors breached their fiduciary duties because they, among other things, pursued their own interests at the expense of stockholders and failed to maximize stockholder value with respect to the merger, and that FCX and an FCX subsidiary aided and abetted the breach of fiduciary duties by PXP’s directors. The action seeks as relief an injunction barring or rescinding the PXP merger, damages, and attorneys’ fees and costs.

In addition, ten putative class actions challenging the MMR merger were filed on behalf of MMR stockholders. Nine were filed in the Court of Chancery of the State of Delaware. On January 25, 2012, the Court of Chancery consolidated the actions into a single action, In Re McMoRan Exploration Co. Stockholder Litigation, No. 8132-VCN. One action was also filed in the Civil District Court for the Parish of Orleans of the State of Louisiana: Langley v. Moffett et al., No. 2012-11904, filed December 19, 2012. Each of the actions names some or all of the following as defendants, in addition to MMR and its directors: FCX, subsidiaries of FCX, and PXP. The actions allege that MMR’s directors breached their fiduciary duties because they, among other things, pursued their own interests at the expense of stockholders and failed to maximize stockholder value with respect to the merger, and that PXP, FCX, or both, aided and abetted the breach of fiduciary duty by MMR’s directors. The Delaware action also asserts claims derivatively on behalf of MMR. The actions seek, among other things, injunctive relief barring or rescinding the MMR merger, damages, and attorneys’ fees and costs.

FCX intends to vigorously defend itself in these matters.

Tax Matters. Cerro Verde Tax Proceedings. SUNAT, the Peruvian national tax authority, has assessed mining royalties on materials processed by the Cerro Verde concentrator that commenced operations in late 2006. These assessments cover the period October 2006 to December 2007 and the years 2008 and 2009. SUNAT has issued rulings denying Cerro Verde’s protest of the assessments. Cerro Verde has appealed these decisions and currently has three cases pending before the Peruvian Tax Court. Cerro Verde is challenging these royalties because it believes its stability agreement provides an exemption for all minerals extracted from its mining concession, irrespective of the method used for processing those minerals. Although FCX believes its interpretation of the stability agreement is correct, if Cerro Verde is ultimately found responsible for these assessments, it will also be liable for interest, which accrues at rates that range from approximately 7 to 18 percent based on the year accrued and the currency in which the amounts would be payable. At December 31, 2012, the aggregate amount of the assessments, including interest and penalties, totaled $218 million. SUNAT may continue to assess mining royalties annually until this matter is resolved by the Peruvian Tax Tribunal.

Cerro Verde is also challenging various income and value-added tax assessments from SUNAT covering the years 2002 through 2008 and has cases pending before the Peruvian Tax Court. At December 31, 2012, the approximate amount of these assessments, including interest and penalties, totaled $180 million.

Indonesia Tax Matters. The Indonesian tax authorities issued assessments for various audit exceptions on PT Freeport Indonesia’s tax returns as follows (in millions):

Date of Assessment	Tax Return Year	Tax Assessment	Interest Assessment	Total
October 2010	2005	$106	$52	$158
November 2011	2006	22	10	32
March 2012	2007	91	44	135

Total		$219	$106	$325

PT Freeport Indonesia has filed objections to the assessments because it believes it has properly paid its taxes. During first-quarter 2012, PT Freeport Indonesia’s objections to the assessments related to 2005 were substantially all rejected by the Indonesian tax authorities and, in May 2012, appeals were filed with the Indonesian Tax Court. As of December 31, 2012, PT Freeport Indonesia has paid $182 million (of which $148 million is included in long-term receivables) for the disputed tax assessments related to 2005, 2006 and 2007. PT Freeport Indonesia is working with the Indonesian tax authorities to resolve these matters and expects to receive additional assessments from the Indonesian tax authorities for their audit of its 2008 tax return.

In December 2009, PT Freeport Indonesia was notified by the Large Taxpayer’s Office of the Government of Indonesia of its view that PT Freeport Indonesia is obligated to pay value added taxes on certain goods imported after the year 2000. The amount of such taxes and related penalties under this view would be significant. PT Freeport Indonesia believes that, pursuant to the terms of its Contract of Work, it is only required to pay value added taxes on these types of goods imported after December 30, 2009. PT Freeport Indonesia has not received a formal assessment and is working with the applicable government authorities to resolve this matter.

Letters of Credit, Bank Guarantees and Surety Bonds. Letters of credit and bank guarantees totaled $98 million at December 31, 2012, primarily for reclamation and environmental obligations, workers’ compensation insurance programs, tax and customs obligations, and other commercial obligations. In addition, FCX had surety bonds totaling $159 million at December 31, 2012, associated with reclamation and closure ($137 million – see discussion above), self-insurance bonds primarily for workers’ compensation ($18 million) and other bonds ($4 million).

Insurance. FCX purchases a variety of insurance products to mitigate potential losses. The various insurance products typically have specified deductible amounts or self-insured retentions and policy limits. FCX generally is self-insured for U.S. workers’ compensation, but purchases excess insurance up to statutory limits. An actuarial analysis is performed twice a year for various FCX casualty programs, including workers’ compensation, to estimate required insurance reserves. Insurance reserves totaled $52 million at December 31, 2012, which consisted of a current portion of $8 million (included in accounts payable and accrued liabilities) and a long-term portion of $44 million (included in other liabilities).

FCX maintains property damage and business interruption insurance related to its operations. FCX and its insurers entered into an insurance settlement agreement in December 2012. The insurers agreed to pay an aggregate of $63 million, including $4 million for PT Freeport Indonesia’s joint venture partner’s interest, for the settlement of the insurance claim for business interruption and property damage relating to the 2011 incidents affecting PT Freeport Indonesia’s concentrate pipelines. As a result of the settlement, FCX recorded a gain of $59 million ($31 million to net income attributable to FCX common stockholders).

As of the earlier of the Combined Closing Date and the PXP Closing Date, the following shall be included on this Schedule 1.01A:

The environmental matters, and related actions, suits and proceedings, disclosed in (i) the Annual Report on Form 10-K of Plains Exploration & Production Company for the fiscal year ended December 31, 2011 filed with the SEC on February 24, 2012 and amended on February 24, 2012, (ii) the Registration Statement on Form S-4 of FCX filed with the SEC on December 28, 2012 and (iii) the Amendment No. 1 to the Registration Statement on Form S-4 of FCX filed with the SEC on February 8, 2013.

As of the earlier of the Combined Closing Date and the MMR Closing Date, the following shall be included on this Schedule 1.01A:

Oil and Gas Operations. McMoRan has $118.9 million of estimated commitments related to its planned oil and gas exploration and development activities, including costs related to projects currently in progress, inventory purchase commitments and other exploration expenditures. Included in this amount is $16.0 million of expenditures for drilling rig contract charges anticipated to be expended over the next year which McMoRan expects to share with its partners in its exploration program.

Long-Term Contracts and Operating Leases. McMoRan’s primary operating leases involve renting office space in two buildings in Houston, Texas, which expire in April 2014 and July 2014, and office space in Lafayette, Louisiana, which expires in November 2015. At December 31, 2012, McMoRan’s total minimum annual contractual charges aggregated $4.1 million, with payments totaling $2.5 million in 2013, $1.5 million in 2014 and $0.1 million in 2015. Rent expense, including rent allocated to McMoRan by FM Services (Note 14), totaled $3.0 million in 2012, $3.0 million in 2011 and $3.0 million in 2010.

Other Liabilities. Freeport Energy has a contractual obligation to reimburse a third party a portion of its postretirement benefit costs relating to certain retired former sulphur employees of Freeport Energy. This contractual obligation totaled $1.8 million at December 31, 2012 and $1.5 million at December 31, 2011, including $0.5 million and $0.7 million in current liabilities from discontinued operations, respectively. A third-party actuarial consultant assesses the estimated related future costs associated with this contractual liability on an annual basis using current health care trend costs and incorporating changes made to the underlying benefit plans of the third party. The assessment at year end 2012 used an initial health care cost trend rate of 8.0 percent in

2012 decreasing ratably to 4.5 percent in 2029. The assessment at year end 2011 used an initial health care cost trend rate of 7.9 percent in 2011 decreasing ratably to 4.5 percent in 2028. McMoRan applied a discount rate of 8.5 percent at December 31, 2012 and 2011 to the consultant’s future cost estimates. McMoRan increased the liability by $0.8 million at December 31, 2012 primarily due to estimated increases in future health claim costs resulting from higher than expected actual health claim reimbursements and higher health trend costs. McMoRan reduced the liability by $1.6 million at December 31, 2011, due to lower than expected actual health claim reimbursements at that time, partially offset by higher health trend costs. Future revisions to this estimate resulting from changes in assumptions or actual results varying from projected results will be recorded in earnings.

Environmental and Reclamation. McMoRan has made, and will continue to make, expenditures for the protection of the environment. McMoRan is subject to contingencies as a result of environmental laws and regulations. Present and future environmental laws and regulations applicable to McMoRan’s operations could require substantial capital expenditures or could adversely affect its operations in other ways that cannot be predicted at this time. Cumulative legal fees and related settlement amounts incurred with respect to historical oil and gas liabilities McMoRan assumed from IMC Global since 2002 total approximately $1.2 million. No additional amounts have been recorded because no specific liability requiring McMoRan to fund any material future amounts has been identified and assessed to be probable.

Since 2007 McMoRan has funded over $430 million of reclamation costs to settle a significant portion of the asset retirement obligations assumed in an oil and gas property acquisition in 2007, including certain properties damaged in the 2008 hurricanes. McMoRan’s estimates of existing asset retirement obligations involve inherent uncertainties and are subject to change over time as a result of several factors, including, without limitation, changes in the industry’s regulatory environment, changes in the cost and availability of required equipment and expertise to complete the work, changes in timing, and changes in scope that are identified as reclamation projects progress. McMoRan revises its reclamation estimates, as appropriate, when such changes in estimates become known.

The results from these reclamation activities as well as information obtained from other industry sources indicate that the cost to conduct reclamation projects in the offshore Gulf of Mexico region has risen in recent years, particularly since the occurrence of the 2010 Deepwater Horizon incident. As a result, McMoRan re-assessed the estimates of substantially all of its oil and gas property asset retirement obligations in 2011. As a result of this assessment McMoRan revised its estimates related to certain, ongoing and/or near term reclamation projects resulting in an increase to accretion expense of approximately $57.3 million. Approximately $19.8 million of these charges were reimbursed to McMoRan under its insurance policies related to damage restoration costs resulting from the 2008 hurricane events. In addition, McMoRan also revised its estimates related to certain longer term producing properties resulting in adjustments that increased property, plant and equipment by approximately $54.6 million.

Revisions made for certain properties depending upon the respective circumstances include consideration of the following: (1) the inclusion of estimates for new properties; (2) changes in the projected timing of certain reclamation costs because of changes in the estimated timing of the depletion of the related proved reserves for McMoRan’s oil and gas properties and new estimates for the timing of the reclamation for the structures comprising the MPEHTM project and former sulphur facilities at Main Pass; (3) changes in the reclamation costs based on revised estimates of future reclamation work to be performed; and (4) when applicable, changes in McMoRan’s credit-adjusted, risk-free interest rate. McMoRan’s credit adjusted, risk-free interest rates ranged from 4.1 percent to 6.4 percent at December 31, 2012, 4.1 percent to 6.4 percent at December 31, 2011 and 4.6 percent to 9.9 percent at December 31, 2010. At December 31, 2012, McMoRan’s estimated undiscounted reclamation obligations, including inflation and market risk premiums, totaled $369.4 million, including $41.4 million associated with its remaining sulphur obligations. A rollforward of McMoRan’s consolidated discounted asset retirement obligations (including both current and long term liabilities) follows (in thousands):

	Years Ended December 31,
	2012	2011	2010
Oil and Natural Gas
Asset retirement obligation at beginning of year	$326,394	$358,624	$428,711
Liabilities settled	(76,217)	(153,357)	(124,142)
Scheduled accretion expense [a]	14,005	14,192	17,095
Reclamation costs assumed	3,040	—	2,268
Properties sold	(45,640)	—	(411)
Liabilities recorded in 2010 property acquisition	—	—	9,882
Revision for changes in estimates – charged to operations [a]	17,556	57,304	9,041
Revision for changes in estimates – adjustments to property, plant and equipment, net	7,663	54,604	16,180
Other, net	(1,221)	(4,973)	—

Asset retirement obligations at end of year	$245,580	$326,394	$358,624

Sulphur
Asset retirement obligations at beginning of year	$17,745	$25,266	$27,452
Liabilities settled	(4,145)	(13,425)	(3,601)
Scheduled accretion expense [b]	1,093	1,542	1,415
Revision for changes in estimates [b]	2,742	4,362	—

Asset retirement obligation at end of year	$17,435	$17,745	$25,266

a.	Accretion expense and other charges to operations are included within depletion, depreciation and amortization expense in the accompanying consolidated statements of operations.
b.	Included within loss from discontinued operations.

At December 31, 2012, McMoRan had $4.9 million in restricted investments associated with third party prepayments of their share of future abandonment costs and $56.4 million held in escrow associated with the surety funding requirements in favor of a third party related to a portion of the reclamation obligations assumed in a 2007 oil and gas property acquisition. McMoRan is required to make quarterly installment payments under these requirements totaling $15 million annually through July 2010 and $5.0 million a year thereafter until certain requirements under the arrangement are met. These restricted funds are classified as long-term restricted cash in the accompanying consolidated balance sheets.

Litigation.

Between December 11, 2012 and December 26, 2012, ten putative class actions challenging the FCX/MMR merger were filed on behalf of all McMoRan stockholders by purported McMoRan stockholders. Nine were filed in the Court of Chancery of the State of Delaware (the “Court of Chancery”). On January 25, 2013, the Court of Chancery consolidated the actions into a single action, In re McMoRan Exploration Co. Stockholder Litigation, No. 8132-VCN. One action was also filed on December 19, 2012 in the Civil District Court for the Parish of Orleans of the State of Louisiana, Langley v. Moffett et al., No. 2012-11904. The defendants in these lawsuits include McMoRan, members of the McMoRan board of directors, FCX, INAVN Corp., a wholly-owned subsidiary of FCX (the “merger sub”), another subsidiary of FCX, the Gulf Coast Ultra Deep Royalty Trust and PXP. The lawsuits allege, among other things, that members of the McMoRan board of directors breached their fiduciary duties to McMoRan’s stockholders because they, among other things, pursued their own interests at the expense of stockholders and failed to maximize stockholder value with respect to the merger, and that FCX, the merger sub and PXP aided and abetted that breach of fiduciary duties. The consolidated Delaware action also asserts claims derivatively on behalf of McMoRan. These lawsuits seek, among other things, an injunction barring or rescinding the FCX/MMR merger, damages, and attorney’s fees and costs.

In addition, between December 14, 2012 and January 16, 2013, thirteen derivative actions challenging the FCX/MMR merger and/or the FCX/PXP merger were filed on behalf of FCX by purported FCX stockholders. Ten were filed in the Court of Chancery and three were filed in the Superior Court of the State of Arizona, County of Maricopa (the “Arizona Superior Court”). On January 25, 2013, the Court of Chancery consolidated the Delaware actions into a single action, In re Freeport-McMoRan Copper & Gold, Inc. Derivative Litigation, No. 8145-VCN. On January 17, 2013, the Arizona Superior Court consolidated two of the Arizona actions into In re Freeport-McMoRan Derivative Litigation, No. CV2012-018351. A third Arizona complaint, Harris v. Adkerson et al., No. CV2013-004163, filed on January 16, 2013, has not yet been consolidated. The defendants in these lawsuits include directors and certain officers of FCX, two FCX subsidiaries, McMoRan and certain of McMoRan’s directors and officers, and PXP and certain of PXP’s directors. These lawsuits allege, among other things, that the FCX directors breached their fiduciary duties to FCX’s stockholders because they, among other things, pursued their own interests at the expense of stockholders in approving the FCX/MMR merger and the FCX/PXP merger. These lawsuits further allege that the other defendants aided and abetted that breach of fiduciary duties. These lawsuits seek, among other things, an injunction barring or rescinding both the FCX/MMR merger and the FCX/PXP merger and requiring submission of both the FCX/MMR merger and the FCX/PXP merger to a vote of FCX stockholders, damages, and attorneys’ fees and costs. The McMoRan and FCX defendants believe the lawsuits are without merit and intend to defend vigorously against them.

Schedule 1.01B

Existing Letters of Credit

Number	Account Party	Beneficiary	Amount	Maturity Date*

P395440	FM Services Company, Inc.	Insurance Indemnity Company of North American and Pacific Employers Insurance Company et al.	$200,000	9/22/13

95461/80085	FCX	New Mexico Self-Insurers’ Guarantee Fund	$5,940,000	3/7/14
95232/80085	FCX for account of Cyprus Amax Minerals Company	Old Republic Insurance Company	$900,000	3/21/14
96218/80085	FCX on behalf of Freeport-McMoRan Tyrone Inc.	Mining and Minerals Division of the New Mexico Energy, Minerals and Natural Resources Department and Bureau of Land Management	$170,874	5/5/14
96219/80085	FCX on behalf of Freeport-McMoRan Tyrone Inc.	New Mexico Environment Department	$170,874	5/5/14
96078/80085	FCX	National Union Fire Insurance Company of Pittsburgh, PA et al.	$680,066	5/11/13
96086/80085	FCX on behalf of James Douglas Insurance Company Ltd.	National Union Fire Insurance Company of Pittsburgh, PA et al.	$2,202,600	6/2/13
96087/80085	FCX on behalf of James Douglas Insurance Company Ltd.	Zurich American Insurance Company et al.	$185,000	6/4/13
95518/80085	FCX	New Jersey Department of Environmental Protection	$3,000,000	6/16/13
95517/80085	FCX on behalf of Cyprus Amax Minerals Company	National Union Fire Insurance Company of Pittsburgh, PA et al.	$2,150,000	6/18/13

Number	Account Party	Beneficiary	Amount	Maturity Date*

96091/80085	FCX on behalf of Cyprus Tohono Corporation	Tohono O’Odham Nation	$100,000	7/1/13
S18572/245271	FCX	Ministre des Mines	$10,000	8/3/13
S18572/214068	FCX	Ministre des Mines	$10,000	9/17/13
96658/80085	FCX on behalf of Cyprus Pinos Altos Corporation	Mining and Minerals Division of the New Mexico Energy, Minerals and Natural Resources Department	$343,600	10/14/13
96662/80085	FCX on behalf of Phelps Dodge Hidalgo, Inc.	New Mexico Environment Department	$4,110,000	10/14/13
96661/80085	FCX on behalf of Cyprus Pinos Altos Corporation	Mining and Minerals Division of the New Mexico Energy, Minerals and Natural Resources Department and New Mexico Environment Department	$132,588	10/14/13
96660/80085	FCX	New Mexico Land Office	$2,500	10/14/13
96659/80085	FCX on behalf of Phelps Dodge Hidalgo, Inc.	New Mexico Environment Department	$6,730,000	10/14/13
96656/80085	FCX on behalf of Freeport-McMoRan Tyrone Inc.	Mining and Minerals Division of the New Mexico Energy, Minerals and Natural Resources Department	$46,600	10/14/13
95301/80085	FCX	Mining and Minerals Division of the New Mexico Energy, Minerals and Natural Resources Department	$276,900	10/17/13
96020/80085	FCX	National Union Fire Insurance Company of Pittsburgh, PA et al.	$195,243	12/18/13
95438/80085	FCX for account of Cyprus Amax Minerals Company	State of Minnesota Minnesota Department of Commerce	$288,200	1/20/14
S51151/204379	FCX	Phelps Dodge Congo SPRL	$300,000	1/31/14

Number	Account Party	Beneficiary	Amount	Maturity Date*

96716/80085	FCX on behalf of Freeport-McMoRan Cobre Mining Company	The Department of the Interior Bureau of Land Management	$360,740	3/7/14
96717/80085	FCX on behalf of Freeport-McMoRan Chino Mines Company	The Department of the Interior Bureau of Land Management	$354,000	3/7/14
97162/80085	FCX on behalf of Freeport-McMoRan Chino Mines Company	Mining and Minerals Division of the New Mexico Energy, Minerals and Natural Resources Department	$18,400	9/2/13
97200/80005	FCX on behalf of Phelps Dodge Hidalgo, Inc.	Mining and Minerals Division of the New Mexico Energy, Minerals and Natural Resources Department	$276,900	12/10/13
97201/80085	FCX on behalf of Cyprus Pinos Altos Corporation	Mining and Minerals Division of the New Mexico Energy, Minerals and Natural Resources Department	$343,600	12/10/13
97203/80085	FCX on behalf of Cyprus Pinos Altos Corporation	Mining and Minerals Division of the New Mexico Energy, Minerals and Natural Resources Department and New Mexico Environment Department	$132,588	12/10/13
TFTS-809605	FCX on behalf of Freeport-McMoRan Tyrone Inc.	Department of Interior, Bureau of Land Management and/or USDA Forest Service, Gila National Forest	$419,244	1/14/14
TFTS-898734	FCX on behalf of Freeport-McMoRan Tyrone Inc.	Department of Interior, Bureau of Land Management and/or USDA Forest Service, Gila National Forest	$965,784	12/22/13
TPTS-709185	James Douglas Insurance Company Ltd.	Zurich American Insurance Company Zurich American Insurance Company of Illinois	$10,761,000	12/10/13

Number	Account Party	Beneficiary	Amount	Maturity Date*

TPTS-709188	James Douglas Insurance Company Ltd.	Zurich American Insurance Company	$810,000	12/5/13
TPTS-725990	FCX on behalf of Climax Molybdenum Company	State of Colorado, Mined Land Reclamation Board	$221,051	2/13/14
TFTS-211514	FCX on behalf of Freeport-McMoRan Morenci, Inc.	U.S. Army Engineer District, Los Angeles (“USACE”)	$633,608	2/9/16

Total			$43,441,960

*	In cases where the letter of credit is within its automatic extension period, the maturity date has been updated to reflect the one-year extension.

As of the Closing Date, the following shall be included on this Schedule 1.01B:

JPM Reference Number	Account Party	Beneficiary	Amount	Maturity Date

249915	PXP	Liberty Mutual Insurance	$1,151,000	7/28/2013
228690	PXP	Zurich American Insurance	$50,000	1/31/2014
S-397832	PXP	Southern California Gas	$225,000	11/02/2013
220008	PXP	Manta Ray	$79,500	11/09/2013
220023	PXP	Nautilus	$90,000	11/09/2013
256533	PXP	ExxonMobil	$650,000	11/27/2013
287345	PXP	Karnes Electric Cooperative Inc.	$126,406	2/08/2014

Total			$2,371,906

Schedule 2.01

Commitments

Lender	Commitment
JPMorgan Chase Bank, N.A.	$249,285,714.29
Bank of America, N.A.	$249,285,714.29
BNP Paribas	$195,000,000.00
Standard Chartered Bank	$175,000,000.00
Citibank, N.A.	$171,428,571.43
HSBC Bank USA, National Association	$171,428,571.43
Mizuho Corporate Bank, Ltd.	$171,428,571.43
Sumitomo Mitsui Banking Corporation	$171,428,571.43
The Bank of Nova Scotia	$171,428,571.43
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$171,428,571.43
Bank of Montreal, Chicago Branch	$107,142,857.14
Sovereign Bank, N.A.	$107,142,857.14
Goldman Sachs Bank USA	$100,000,000.00
Morgan Stanley Bank, N.A.	$73,000,000.00
Agricultural Bank of China, New York Branch	$60,000,000.00
Canadian Imperial Bank of Commerce, New York Agency	$60,000,000.00
Compass Bank	$60,000,000.00
Deutsche Bank AG New York Branch	$60,000,000.00
Royal Bank of Canada	$60,000,000.00
The Toronto-Dominion Bank	$60,000,000.00
U.S. Bank National Association	$60,000,000.00
Wells Fargo Bank, National Association	$60,000,000.00
The Northern Trust Company	$32,142,857.14
Industrial and Commercial Bank of China Ltd. New York Branch	$30,000,000.00
DBS Bank Ltd., Los Angeles Agency	$25,000,000.00
Bank of China, New York	$21,428,571.43
Bank of Communications Co., Ltd., New York Branch	$21,428,571.43
Capital One, National Association	$21,428,571.43
Natixis	$21,428,571.43
UBS Loan Finance LLC	$21,428,571.43
National Bank of Kuwait	$15,000,000.00
UMB Bank, n.a.	$10,714,285.71
China Construction Bank Corporation New York Branch	$8,571,428.57
PT. Bank Negara Indonesia (Persero) Tbk.	$7,000,000.00

Total	$3,000,000,000.00

Schedule 3.03

Government Approvals

1.	Qualification of IMONC LLC must be obtained from The Bureau of Ocean Energy Management, Regulation and Enforcement.

2.	The filing of certain reports with Bank Indonesia and subsequent periodic reports thereafter as required by Bank Indonesia Regulation No. 12/1/PBI/2010 dated 28 January 2010 on Offshore Loans by Non-Bank Companies (“Regulation No. 12/1 of 2010”) and No. 14/21/PBI/2012 Tahun 2012 dated 21 December 2012 on Foreign Exchange Activities Reports (“Regulation No. 14 of 2012”), the implementing regulations thereof and any amendments thereto.

3.	The filing with Bank Indonesia of a copy of the Revolving Credit Agreement (together with other reports as required by Bank Indonesia Regulation No. 12/24/PBI/2010 dated 29 December 2010 on Offshore Loan Reporting Obligations (“Regulation No. 12/24 of 2010”) and Regulation No. 14 of 2012, the implementing regulations thereof and any amendments thereto) and with the Foreign Commercial Loan Coordinating Team (the “PKLN Team”) and the Ministry of Finance and subsequent periodic reports thereafter.

4.	The filing of a monthly report with Bank Indonesia in relation to the drawdown of proceeds of the Revolving Credit Agreement as required by (a) Bank Indonesia Regulation No. 14/25/PBI/2012 dated 27 December 2012 on Receipt of Export Earnings in Foreign Exchange and Withdrawal of Offshore Loans in Foreign Exchange and (b) Bank Indonesia Regulation No. 13/22/PBI/2011 (as amended) dated 30 September 2011 on Obligation to Report of any Withdrawal of Offshore Loans in Foreign Exchange (the “FX Regulations”), the implementing regulations thereof and any amendments thereto.

As of the Closing Date, the following shall be included on this Schedule 1.01A:

5.	Although not required in order to consummate the Transactions, recognition of the merger contemplated by the PXP Acquisition must be obtained from The Bureau of Ocean Energy Management, Regulation and Enforcement.

Schedule 3.04(b)

Certain Developments

None

Schedule 3.12

Insurance

See attached

PXP Insurance

Summary of Main Policies

	Exposures Values ($MM)	Deductible ($MM)	Underwriter

Physical Damage (as scheduled)	$5,415		Lloyds of London/Various

Offshore Deepwater GOM	$4,542	$10
Onshore Property	$533	$10 k - $500 k
Offshore California	$340	$1

Control of Well (Drilling, Prod/SI, WO)	Limits		Lloyds of London/Various

California Onshore Verticle	$3 MM - $5 MM	$1 MM
All Other Onshore	$25 MM - $30 MM	$1 MM - $5 MM
California Offshore	$100 MM	$1 MM
GOM Deepwater	$500 MM	$50 MM - $65 MM

Excess Liabilities	$500	$1	Various/Lloyds of London

$ 150 MM Unscaled
$ 350 MM Scaled

Other Liabilities Policies	Limits	Various	Various

General Liability	$1	$0.10	Lexington Insurance Co.
WC / Employer’s Liability	$1	$0.25	Liberty Insurance Co.
Automobile Liability	$1	$0.10	Liberty Mutual Fire Insuarance
Non-Owned Aircraft	$50	Nil	StarNet Insurance Co.
Pollution Liability	$25	$0.50	Chartis Specialty Insurance
Excess CCC	$40	$10 underlying	Lloyds of London
Charterer’s + Excess	$26	$0.05	Star Indemnity & Liability Co.

Director’s & Officer’s	$150	$1	Various

Traditional	$100		Chubb (leader)
Side-A	$40		HCC (leader)
McMorRan ODL	$10		ACE

Other Financial Policies	Limits	Various	Various

Fiduciary	$15	$0.03	Travelers/Chubb
Crime	$15	$0.10	Berkley Regional Insurance Co.
Employment Practices	$10	$0.25	Twin City Fire (Hartford)
Employed Lawyers	$10	$0.25	Illinois Union Insurance Co.

Lucius Project - Construction All-Risk

Policy from Feb 1, 2012 to Nov 1, 2014	Declared Values (100%) $MM	Deductible ($MM)	Lloyd’s of London

Physical Damage (as scheduled)	$1,508	$10

Third Party Liability	$50	$2.5

Schedule 3.12 - Insurance

McMoRan Exploration Co.

Insurance Program as of February 1, 2013

Policy	Limits	Deductible	Policy Term	Insurer(s)
Energy Package

Energy Package - OPERATIONAL, Section 1 Operator’s Extra Expense	$150M any one occurrence, combined (100%) single limit in respect of all wells. An additional $100M (100%) any occurrence, combined single limit applies for scheduled ultra deep wells.	Sections 1 & 2 wet/offshore : excess of $5M any one occurrence all interests combined (100%); All other: excess of $2M any one occurrence all interests combined	5/31/12- 5/31/13	Various Lloyd’s insurers and certain insurance companies

Energy Package - OPERATIONAL, Section 2 Offshore Property	Physical Damage – replacement cost values for scheduled properties	As above	5/31/12- 5/31/13	Various Lloyd’s insurers and certain insurance companies

Energy Package - OPERATIONAL, Section 3 Loss of Production Income	Agreed amount as per schedule	60 day waiting period	5/31/12- 5/31/13	Various Lloyd’s insurers and certain insurance companies

Energy Package - OPERATIONAL - Section 4- Physical Damage- Procurement & Storage of Multi-Use Equipment	Agreed amount as per schedule	Excess of $2MM any one occurrence all interests combined	5/31/12- 5/31/13	Various Lloyd’s insurers and certain insurance companies

Named WIndstorms - TOTAL LOSS ONLY, Section 1 - Operator’s Extra Expense	Sections 1 & 2: $60MM annual aggregate (for insured’s interest)	Sections 1 & 2: Retention in respect of $11.5MM (for insured’s interest) each Named Windstorm	5/31/12- 5/31/13	Various Lloyd’s insurers and certain insurance companies

Builder’s Risk

Builder’s Risk Policy	As Scheduled	$150K onshore storage, $250K procurement, fabrication including onshore transit and onshore storage, $250K load outs & offshore transits to offshore site, $500k all offshore works excluding subsea activities, $1MM all subsea activities, 72 hours respects stand by charges	1/31/11- 4/30/13	Lloyd’s and Various

Schedule 3.12 - Insurance

McMoRan Exploration Co.

Insurance Program as of February 1, 2013

Policy	Limits	Deductible	Policy Term	Insurer(s)
Primary Casualty

Domestic General Liability	$2M per occurrence $3M general aggregate $3M products/completed operations aggregate	NIL	9/30/12- 9/30/13	National Union Fire Insurance Company (Chartis)

Domestic Auto Liability	$2M per occurrence	NIL	9/30/12- 9/30/13	National Union Fire Insurance Company (Chartis)

Workers’ Compensation (WC)/ Employers’ Liab(EL)	WC-statutory EL- $1M	NIL	9/30/12- 9/30/13	Commerce & Industry (Chartis)

Excess Casualty

Umbrella/Excess Liability Program	$250M in total excess limits; comprised of various policy layers. ($150M of limits shared with FCX and Stratus)	Applies in excess of underlying policies	9/30/12- 9/30/13	Starr (lead umbrella), Westchester, Gotham, Starr/Steadfast, AWAC, Iron-Starr, XL Bermuda

Marine

Marine Cargo	$5M per loss	$25,000 per Loss	6/1/12- 6/1/13	National Union Fire Insurance Company of Pittsburg, PA (Chartis)

Marine Liabilities	$5M any one accident or occurrence, combined single limit	$50,000 any one accident or occurrence	9/30/12- 9/30/13	Zurich American Insurance Co.. 50% and National Union Fire Ins. Co. (Chartis) 50%

Hull/Protection & Indemnity (P&I)	Hull - per schedule/values declared; P&I - $5M any one accident or occurrence, combined single limit; War Risk & Terrorism - per schedule	Hull - various per schedule; P&I $50,000	9/30/12- 9/30/13	Zurich American Insurance Co.. 50% and National Union Fire Ins. Co. (Chartis) 50%

Excess Marine Liabilities	$ 20M each occurrence, combined single limit	Excess of $5M any one accident or occurrence, which in turn excess of scheduled underlying	9/30/12- 9/30/13	Starr Indemnity & Liability Company

Aviation

Non Owned Aircraft	$100M combined limit bodily injury & property damage incl. passengers each occurrence ($100M limits shared with FCX and Stratus)	NIL	4/1/12- 4/1/13	Federal Insurance Company (Chubb)

Schedule 3.12 - Insurance

McMoRan Exploration Co.

Insurance Program as of February 1, 2013

Policy	Limits	Deductible	Policy Term	Insurer(s)
Financial Services

Directors & Officers (D&O) Liability	$80M for D&O liability, corporate reimbursement, and company securities claims coverage and an additional $35M of “Side A” coverage This program is structured in layers and involves various insurers.	For non-indemnifiable claims, there is no deductible; for indemnifiable claims, the deductible is $500,000; for company security claims, the deductible is $1M	11/17/12- 11/17/13	U.S. Specialty Ins. Co. (HCC) and various

Commercial Crime	$30M per occurrence, program consists of a $15M Primary layer and a $15M excess layer ($30M limit shared with FCX and Stratus)	$350,000 per Loss	7/14/12- 7/14/13	Primary - National Union Fire Ins Company of Pittsburg, PA (Chartis) Excess - Federal Ins Company (Chubb)

Employment Practices Liability	$5M annual aggregate limit (this is a shared limit with FCX and Stratus)	$250,000 for non-mass or non-class action; $500,000 for mass-action or class-actions (5 or more plaintiffs)	6/1/12- 6/1/13	Federal Insurance Company (Chubb)

Fiduciary Liability	$10M	Nil except $50,000 for securities claims	1/31/13- 1/31/14	Federal Insurance Company (Chubb)

Business Travel Accident Program

Business Travel Accident Program (excludes PDC)	For death and PTD claims: 3 times base salary with a minimum of $200,000 and a maximum of $1,500,000; schedule benefit percentages apply for dismemberment and paralysis	N/A	2/1/12- 2/1/15	National Union Fire Insurance Company of Pittsburg, PA (Chartis)

Pollution

OSFR - McMoRan Oil & Gas LLC	$35M per occurrence	$100,000	6/30/12- 6/30/13	Various Lloyd’s of London insurers

OSFR – Freeport- McMoRan Energy LLC	$105M per occurrence	$100,000	6/30/12- 6/30/13	Various Lloyd’s of London insurers

Marine Pollution	$5M and various	various	9/30/12- 9/30/13	Water Quality Ins Syndicate

Schedule 3.12 Insurance

Freeport-McMoRan Copper & Gold Inc.

Insurance Program as of February 1, 2013

Policy	Limits	Deductible	Policy Term	Insurer(s)
Property

Global Property/Business Interruption	$1B with various sub-limits (refer to policy form); this program is comprised of various layers of coverage involving numerous insurers	PTFI $150M ea occurrence; all other locations $100M ea occurrence; overall annual aggregate of $200M applies; Upon exhaustion of agg. separate maintenance retentions apply	6/30/12- 6/30/13	James Douglas Insurance Company, Ltd. (captive) reinsured by Lloyds and certain insurance companies

Property Phoenix HQ	$36.23M with various sub-limits	$25,000 in any one occurrence	5/7/12- 5/7/13	Hartford Insurance

Casualty

Insured State Domestic Workers’ Compensation (WC)/ Employers’ Liab (EL)	WC -statutory Employers Liability - $2M	$1M each occurrence deductible applies separately to WC and EL	9/30/12- 9/30/13	American Zurich Insurance

Self Insured Domestic XS Workers Comp (AZ, NM)	WC -Statutory Employers liability - $2M	$1M each occurrence self insured retention applies separately to WC & EL	9/30/12- 9/30/13	Zurich American Ins and James Douglas Ins Co., Ltd. (captive)

Domestic General Liability	$2M per occurrence $6M General aggregate $6M Products/Completed Operations	$2M each occurrence deductible	9/30/12- 9/30/13	Zurich American Insurance

Domestic Auto Liability	$5M per occurrence	$500,000 each occurrence deductible	9/30/12- 9/30/13	Zurich American Insurance

Foreign Auto Liability/General Liability	Auto - $2M Per occurrence; General Liability $2M Per occurrence / $4M aggregate	NIL	9/30/12- 9/30/13	The Insurance Company of the State of PA

Foreign Workers’ Compensation/Employers’ Liability	WC - statutory (US/ TCNs only) Employers Liability - $1M	NIL	9/30/12- 9/30/13	The Insurance Company of the State of PA

International Consultant Program (AL/GL/WC)	GL BI/PD $1M each occ; $2M General agg.; Med Pay $50,000 any one person; Auto Liability BI & PD Excess DIC $1M each occurrence; Auto Med Pay $5,000; WC -statutory	NIL	9/30/12- 9/30/13	The Insurance Company of the State of PA

Umbrella/Excess Liability Program	$250M in total excess limits comprised of various policy layers ($150M of limits shared with MMR, $250M limits shared with Stratus)	Applies in excess of underlying policies	9/30/12- 9/30/13	Lexington (Lead) Ironshore UK, Lexington, Zurich, AWAC, XL Bermuda and Iron-Starr

Schedule 3.12 Insurance

Freeport-McMoRan Copper & Gold Inc.

Insurance Program as of February 1, 2013

Policy	Limits	Deductible	Policy Term	Insurer (s)
Marine

Marine Cargo	$200M any one conveyance for copper concentrates; other goods & commodities except as listed (refer to policy form) $25M; Storage coverage at 5 African warehouse locations having various limits.	Various deductibles apply	6/1/12- 6/1/13	National Union Fire (50%) Indemnity Ins. of N.A, (ACE) (17%) Zurich American (13%) C N A Marine (13%) RLI Insurance (7%)

Marine Liabilities	$5M any one accident or occurrence, combined single limit	$50,000 any one accident or occurrence	9/30/12- 9/30/13	Zurich American Insurance 50% and American Home Assurance Co. 50%

Hull/Protection & Indemnity (P&I)	Hull per schedule/ values declared; P&I $5M any one accident / occurrence, combined single limit; Contingent P&I $5M xs Standard Club Entry (Indonesia only); War risk & terrorism per schedule	Hull - various per schedule P&I $50,000	9/30/12- 9/30/13	Zurich American Insurance Co.. 50% and American Home Assurance Co. 50%

Excess Marine Liabilities	$20M excess of $5M any one accident or occurrence, combined single limit	Excess of scheduled underlying	9/30/12- 9/30/13	Starr Indemnity & Liability Company

Marine Pollution	$5M and various	various	9/30/12- 9/30/13	Water Quality Ins Syndicate

Aviation

Aircraft Hull and Liability Insurance	Hull per values declared for each aircraft; liability per aircraft/ offense/ occurrence; $350M combined single limit as respects Boeing 737-200 aircraft, $500M combined single limit as respects MD-82/83 aircraft, $100M as respects rotorcraft except Mil 171 which is $150M; $50M war/hijacking per occurrence $150M xs $100M non-owned aviation liability coverage shared with MMR and Stratus	$750,000 any one accident/each aircraft and various hull coverage only	4/1/12- 4/1/13	(USAIG) Ace American Ins Co General Reins Corp Liberty Mutual Ins Natl Liab & Fire Lloyds of London

Excess Aviation War Liability	Excess limits $450M excess $50M CSL any one aircraft/ offense/ occurrence (PTFI MD-82/83 aircraft only); $300M excess $50M CSL any one aircraft/ offense/ occurrence (B-737 aircraft only)	NIL	4/1/12- 4/1/13	Underwriters at Lloyds of London

Schedule 3.12 Insurance

Freeport-McMoRan Copper & Gold Inc.

Insurance Program as of February 1, 2013

Policy	Limits	Deductible	Policy Term	Insurer (s)
Aviation

Aircraft Hull War	Hull $10M (or currency equivalent) any one aircraft; Spare $10M (or currency equivalent) any one item/ occurrence/ transit	Extortion expenses 20% of agreed value; Hi-jack & confiscation expenses 10% of agreed value	4/1/12- 4/1/13	Underwriters at Lloyds of London

Aircraft Products Liability	$200M combined single limit, per occurrence and in the annual aggregate (including $125M grounding liability)	NIL	4/1/12- 4/1/13	(USAIG) Ace American Ins Co General Reins Corp Liberty Mutual Ins Natl Liab & Fire

Airport Premises Liability	Section 1 Premises Liability including war; $200M any one occurrence /offense; Section 2 Hangarkeepers Liability $50M any one occurrence; Section 3 Products Liability $200M any one occurrence /offense and in the aggregate	Property damage deductible $5,000 each loss but $25,000 each loss in respect to damage of aircraft.	4/1/12- 4/1/13	Underwriters at Lloyds of London

Aircraft Hull, Spares, Liability, Crew PA and Airport Premises Liability	$50M bodily injury & property damage CSL ea occurrence / each aircraft; $100M premises liability including war on the TFM airstrip; Hull agreed values up to a maximum of $5M; Spares $100,000; Crew PA $100,000 per person	Hull $50,000 each loss Spares $10,000 each loss Cargo $10,000 each accident	4/1/12- 4/1/13	(USAIG) Ace American Ins Co General Reins Corp Liberty Mutual Ins Natl Liab & Fire Lloyds of London

Aircraft Hull War	Hull - agreed values as per schedule up to $5M (or currency equivalent) any one aircraft	Extortion expenses 20% of agreed value; Hi-jack & confiscation expenses 10% of agreed value	4/1/12- 4/1/13	Underwriters at Lloyds of London

Excess Aviation War Liability	Excess limits; $250M excess $50M CSL any one aircraft /offense/ occurrence (DRC aircraft only)	NIL	4/1/12- 4/1/13	Underwriters at Lloyds of London

Aviation Liability	Limit of Liability is IDR 200,000 per kg and max IDR 4,000,000 for loss and damage of checked bag per passenger; IDR 300,000 per passenger for delay flight more than 4 hrs.; IDR 100,000 per kg for loss or total damage, IDR 50,000 kg partial damage and IDR 100,000 per kg if cargo cannot be found within 14 days	NIL	9/26/12- 4/1/13	PT Asuransi Indrapura

Schedule 3.12 Insurance

Freeport-McMoRan Copper & Gold Inc.

Insurance Program as of February 1, 2013

Policy	Limits	Deductible	Policy Term	Insurer (s)
Aviation

Excess Aviation Liability	$250M excess of $50M bodily injury & property damage combined single limit each occurrence	NIL	4/1/12- 4/1/13	(USAIG) Ace American Ins Co, General Reins Corp.’ Liberty Mutual Ins Natl Liab & Fire Lloyds of London

Non Owned Aircraft	$100M combined limit bodily injury & property damage incl. passengers each occurrence, $60M hull limit (limits shared with MMR and Stratus)	NIL	4/1/12- 4/1/13	(Starr Aviation) Federal Insurance Co.

Financial Services

Directors & Officers Liab (D&O)	$200M of D&O liability, Corporate Reimbursement & Company Securities claims coverage; $200M of addl “Side A” coverage; program structured in layers, involves various insurers.	For non-indemnifiable claims there is no deductible; for idemnifiable claims and company securities claims the deductible is $5M	4/1/12- 4/1/13	National Union Fire Insurance Company of Pittsburg and various

Commercial Crime	$30M per occurrence consisting of a $15M primary layer and a $15M excess layer ($30M limit shared with MMR and Stratus)	$500,000 per loss	7/14/12- 7/14/13	National Union Fire Insurance Company of Pittsburg -Primary Federal Ins Co (Chubb)-Excess

Fiduciary Liability	$35M total limits consisting of a $15M primary layer and 2 excess layers at $10M each	$250,000 except $500,000 for securities claims	1/31/13- 1/31/14	Federal Ins Co (Chubb) Primary; Darwin National & National Union Fire -Excess

Employment Practices Liability	$15M annual aggregate limit ($5M of this limit shared with MMR and Stratus)	$250,000 for non-mass or non-class actions; $500,000 for mass-action or class- actions (5 or more plaintiffs)	6/1/12- 6/1/13	Federal Insurance Company (Chubb)

Schedule 3.12 Insurance

Freeport-McMoRan Copper & Gold Inc.

Insurance Program as of February 1, 2013

Policy	Limits	Deductible	Policy Term	Insurer (s)
Business Travel Accident Program

Business Travel Accident Program	$500,000 non-employee D&O’s; $300,000 approved consultants & contractors; 5x annual salary ($250,000 min /$10M max) FT employees (excl LN’s of PTFI who are not paid in US or AU dollars); excl employees of AC & contract employees who are TCN’s under the Indonesian contract; $200,000 guests traveling at expense of policyholder; $200,000 ea spouse & $50,000 each dependent child	N/A	2/1/12- 2/1/15 premium is billed on an annual basis	National Union Fire Insurance Company of Pittsburg

Pollution Site Specific Policies

Premises Pollution Liability Laurel Hill	$10M per claim / $10M aggregate	$250,000 per pollution condition; $1M aggregate all pollution conditions; $50,000 maintenance; $50,000 per pollution condition - groundwater barrier wall	7/23/04 - 7/23/14	Illinois Union Insurance (ACE)

Pollution Legal Liability Select Yonkers, NY	$20M each incident:$20M coverage section aggregate; $20M policy aggregate; $10M natural resources damages sublimit	$100,000 SIR / $500,000 aggregate policy SIR $10,000 each and every maintenance SIR	12/30/04 - 12/30/24	American Int’l Specialty Lines Ins. Co.

Construction Projects

Construction Morenci - Metcalf Concentrator Expansion	$400M per occurrence but based on estimated contract value of $1.4B	$10M each and every loss	7/12/12- 6/30/14	Zurich UK, Swiss Re, Scor, Allianz, Torus UK

Construction All Risk - Phase II Tenke Fungerume Mining	$737M being estimated contract value	$10M	10/1/11- 3/1/13	Underwriters at Lloyds of London

Schedule 6.01

Existing Indebtedness

FCX and its subsidiaries

	$ Millions
(a) Borrowed money
Atlantic Copper Credit Facilities
BBVA Credit Line (8mm Euros)	$10.8	1, [2]
Banesto Confirming Facility (4mm Euros)	5.4	1, [2]
Banesto Bank Guarantee Line (3mm Euros)	4.1	1, [2]
Bankinter Confirming Facility (3mm Euros)	4.1	1, [2]
Bankinter Bank Guarantee Line (1mm Euros)	1.4	1, [2]
South America Working Capital Credit Lines	410.6	[1]
TF Holdings Debt	167.7
(b) Bonds/Debentures/Notes
FCX 1.40% Senior Notes	500.0	[3]
FCX 2.15% Senior Notes	500.0	[3]
FCX 3.55% Senior Notes	2,000.0	[3]
PD 9.50% Senior Notes	107.4	[4]
PD 6.125% Senior Notes	123.5	[4]
PD 7.125% Senior Debentures	115.0	[4]
(c) Disqualified Stock	—
(d) Conditional Sale for property acquired	—
(e) Obligations for Deferred Purchase Price	110.0	[5]
(f) Indebtedness by Others secured with lien	—
(g) Guarantees of Indebtedness of others	—
(h) Capitalized Leases
FMC Capital Leases	2.5
(i) Letters of Credit Supporting Indebtedness	—
(j) Metalstream, prepaid forwards, etc.	—
(k) Bankers’ Acceptances	—

	$4,062.5

[1]	Represents available credit
[2]	USD equivalent value based on February 4, 2013 Euro exchange rate of 1.3516
[3]	Represents face value which differs slightly from book value
[4]	Represents face value which is different from book value primarily due to purchase accounting
[5]	Deferred purchase price obligations with respect to the acquisition of the cobalt refinery located in Kokkola, Finland and the related sales and marketing businesses

As of the Closing Date, the following shall be included on this Schedule 6.01:

PXP and its subsidiaries

	$ Millions
(a) Borrowed money
Plains Offshore Operations Inc. Revolver	$300.0	[1]
PXP Short-term Money Market Line	75.0	[1]
(b) Bonds/Debentures/Notes
PXP 10.00% Senior Notes	176.8
PXP 7.625% Senior Notes	400.0
PXP 6.125% Senior Notes	750.0
PXP 8.625% Senior Notes	394.8
PXP 7.625% Senior Notes	300.0
PXP 6.50% Senior Notes	1,500.0
PXP 6.625% Senior Notes	600.0
PXP 6.75% Senior Notes	1,000.0
PXP 6.875% Senior Notes	1,500.0
(c) Disqualified Stock	—
(d) Conditional Sale for property acquired	—
(e) Obligations for Deferred Purchase Price	—
(f) Indebtedness by Others secured with lien	—
(g) Guarantees of Indebtedness of others	—
(h) Capitalized Leases
(i) Letters of Credit Supporting Indebtedness	—
(j) Metalstream, prepaid forwards, etc.	—
(k) Bankers’ Acceptances	—

	$6,996.6

[1]	Represents available credit

As of the MMR Closing Date, the following shall be included on this Schedule 6.01:

MMR and its subsidiaries

$ Millions
(a) Borrowed money
(b) Bonds/Debentures/Notes
MMR 11.875% Senior Notes	$300.0
MMR 4.00% Convertible Senior Notes	200.0	[1]
MMR 5.25% Convertible Senior Notes	67.8
(c) Disqualified Stock	—
(d) Conditional Sale for property acquired	—
(e) Obligations for Deferred Purchase Price	—
(f) Indebtedness by Others secured with lien	—
(g) Guarantees of Indebtedness of others	—
(h) Capitalized Leases
(i) Letters of Credit Supporting Indebtedness	—
(j) Metalstream, prepaid forwards, etc.	—
(k) Bankers’ Acceptances	—

$567.8

[1]	Represents face value which differs slightly from book value

Schedule 6.02

Existing Liens

Entity/ Beneficiary	Description

PT Freeport Indonesia:

Restated Trust Agreement	Contract of Work, Concentrate Sales Agreements and related assets
Freeport-McMoRan Corporation Entities:

Freeport-McMoRan Tyrone, Inc. New Mexico Environment Division And Mining and Minerals Division of the New Mexico Energy, Minerals and Natural Resources Dept.	Real estate pledged for financial assurance
Freeport-McMoRan Cobre Mining Company New Mexico Environment Division And Mining and Minerals Division Of the New Mexico Energy, Minerals and Natural Resources Dept.	Real estate pledged for financial assurance
Climax Molybdenum Company Colorado Mined Land Reclamation Board	Water rights pledged for financial assurance

Amax Realty Development Bank of America – Port Carteret Mortgage Notes	Mortgage notes with Bank of America are guaranteed by Amax Realty Development and secured by real estate assets of US Metals Refining Co.
Trusts:

Freeport-McMoRan Chino Mines Company

New Mexico Water Quality Control Commission;

New Mexico Environment Division;

Mining and Minerals Division of the New Mexico Energy, Minerals and Natural Resources Department

Chino CCP Trust established for closure plan

Freeport-McMoRan Tyrone, Inc.

New Mexico Water Quality Control Commission;

New Mexico Environment Division;

Mining and Minerals Division of the New Mexico Energy, Minerals and Natural Resources Department

Tyrone CCP Trust established for closure plan

Entity/ Beneficiary	Description

Freeport-McMoRan Cobre Mining Company

New Mexico Water Quality Control Commission;

New Mexico Environment Division;

Mining and Minerals Division of the New Mexico Energy, Minerals and Natural Resources Department

Cobre CCP Trust established for closure plan
Freeport-McMoRan Corporation New Jersey Department of Environmental Protection	Trusts established for reclamation activities for West Caldwell facility
Leases:

Freeport-McMoRan Corporation Data Sales Co., Inc.	Xerox 7535 color copier equipment under Lease Agreement No. 06-60005 File No. 2010-12130673086 Date Filed: 12/10/2010
Freeport-McMoRan Corporation Ricoh Americas Corporation	Certain office equipment pursuant to a Lease File No. 2011-05245551502 Date Filed: 05/24/2011 Amendment File No. 2011-08155886584 Date Filed: 08/15/2011
Freeport-McMoRan Morenci, Inc. Caterpillar Financial Services Corporation	Various Caterpillar 797 Off Highway Trucks pursuant to a Master Lease dated February 17, 2012 Dates Filed: 05/18/2012 – 08/17/2012

As of the Closing Date, the following shall be included on this Schedule 6.02:

Entity/ Beneficiary	Description

Plains Offshore Operations Inc. Various Lenders	Liens supporting the Credit Agreement dated November 18, 2011
Plains Exploration & Production Company Ameritech Credit Corporation (now AT&T Capital Services, Inc.)	Certain equipment pursuant to Lease Agreement No. GC-5047 File No. 2003-1730186 Date Filed: 05/30/2003
Plains Exploration & Production Company Ameritech Credit Corporation	Software, general intangibles and other rights provided under Lease Agreement No. CG-5047 File No. 2003-1762825 Date Filed: 06/04/2003
Plains Exploration & Production Company Banc of America Leasing & Capital, LLC	Certain goods pursuant to Aircraft Lease S/N 760599 File No. 2006-1254838 Date Filed: 04/03/2006

Entity/ Beneficiary	Description

Plains Exploration & Production Company US Express Leasing, Inc.	All items of personal property leased pursuant to Monthly Payment Agreement dated 01/29/08 File No. 2008-0540524 Date Filed: 02/13/2008
Plains Exploration & Production Company General Electric Capital Corp.	Certain equipment pursuant to Equipment Lease Agreement No. 7435032-011 File No. 2008-2995395 Date Filed: 09/04/2008
Plains Exploration & Production Company GreatAmerica Leasing Corporation	Various Toshiba copier, printer, fax systems and all products, proceeds and attachments File No. 2009-0053113 Date Filed: 01/07/2009
Plains Exploration & Production Company GreatAmerica Leasing Corporation	Various Toshiba equipment with accessories and all products, proceeds and attachments File No. 2009-2329156 Date Filed: 07/21/2009
Plains Exploration & Production Company Toshiba America Business Solutions	Certain equipment pursuant to Equipment Lease Agreement No. 7435032-018 File No. 2009-2641956 Date Filed: 08/18/2009
Plains Exploration & Production Company General Electric Capital Corporation	Certain equipment pursuant to Equipment Lease Agreement No. 7435032-045 File No. 2012-3667914 Date Filed: 09/24/2012

As of the MMR Closing Date, the following shall be included on this Schedule 6.02:

Entity/ Beneficiary	Description

McMoRan Exploration Co. Newfield Exploration Co.	Liens on cash or securities pledged or subject to an escrow agreement to secure plugging and abandoning obligations under the P&A Escrow Agreement dated as of August 6, 2007 among McMoRan Oil & Gas LLC (“MOXY”) and Newfield Exploration Company (“Newfield”) entered into in connection with MOXY’s acquisition of certain Oil & Gas Properties from Newfield
McMoRan Exploration Co. Merrill Lynch	Liens on cash or securities pledged or subject to an escrow agreement to secure plugging and abandoning obligations entered into in connection with MOXY’s acquisition of certain Oil & Gas Properties from Newfield

EXHIBIT A

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is entered into as of the Effective Date set forth below, which in no event shall be earlier than the Closing Date (as defined in the Revolving Credit Agreement (as defined below)), by and between [insert name of Assignor] (the “Assignor”) and [insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meaning assigned to such terms in the Revolving Credit Agreement identified below (as amended, restated, supplemented or otherwise modified from time to time, the “Revolving Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Revolving Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (a) all the Assignor’s rights and obligations in its capacity as a Lender under the Revolving Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the facilities identified below (including any letters of credit, guarantees and swingline loans included in such facilities) and (b) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Revolving Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (a) above (the rights and obligations sold and assigned pursuant to clauses (a) and (b) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Name of Assignor:

2.	Name of Assignee:

[and is an Affiliate/Approved Fund of [identify Lender]]

3.	Borrowers: Freeport-McMoRan Copper & Gold Inc., PT Freeport Indonesia and, if applicable, Plains Exploration & Production Company

4.	Administrative Agent: JPMorgan Chase Bank, N.A., as administrative agent under the Revolving Credit Agreement

5.	Revolving Credit Agreement: The Revolving Credit Agreement dated as of [ ], 2013 (as amended, restated, supplemented or otherwise modified from time to time), among Freeport-McMoRan Copper & Gold Inc., PT Freeport Indonesia, the other Borrower, if any, party thereto, the Lenders party thereto, the Issuing Banks party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent and Swingline Lender, and Bank of America, N.A., as Syndication Agent.

6.	Assigned Interest:

Aggregate Amount of Commitment/ Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans	CUSIP Number

Effective Date:             , 20     [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR].

The Assignee agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrowers, the other Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and State securities laws.

The terms set forth in this Assignment and Assumption are hereby agreed to:

[NAME OF ASSIGNOR], as Assignor,

by
Name:
Title:

[NAME OF ASSIGNEE], as Assignee,

by
Name:
Title:

Consented to and Accepted:

JPMORGAN CHASE BANK, N.A., as the Administrative Agent and the Swingline Lender,

by
Name:
Title:

[Consented to

FREEPORT-MCMORAN COPPER & GOLD INC.,

by
Name:
Title:

PT FREEPORT INDONESIA,

by
Name:
Title:

[PLAINS EXPLORATION & PRODUCTION COMPANY,

by
Name:
Title: ]]

[Consented to:]

[NAME OF PRINCIPAL ISSUING BANK], as a Principal Issuing Bank,

by
Name:
Title:

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Revolving Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents, (iii) the financial condition of the Borrowers, the Subsidiaries or any of their Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrowers, the Subsidiaries or any of their Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Revolving Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Revolving Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Revolving Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received and/or had the opportunity to review a copy of the Revolving Credit Agreement to the extent it has in its sole discretion deemed necessary, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof (or, prior to the first such delivery, the financial statements referred to in Section 3.04 thereof), and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender and (v) if it is a Foreign Lender, attached to this Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Revolving Credit Agreement, duly completed and executed by the Assignee and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile transmission or other electronic imaging means shall be as effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be construed in accordance with and governed by the law of the State of New York.

EXHIBIT B

FORM OF GUARANTEE AGREEMENT

GUARANTEE AGREEMENT dated as of [—], 20[—] (this “Agreement”), among each of the subsidiaries of FREEPORT-MCMORAN COPPER & GOLD INC., a Delaware corporation (the “Company”), listed on Schedule I hereto or that become parties hereto as provided in Section 20 of this Agreement (collectively, the “Subsidiary Guarantors”), and JPMORGAN CHASE BANK, N.A., as Administrative Agent for the Lenders referred to below.

Reference is made to the Revolving Credit Agreement dated as of [            ], 2013 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Revolving Credit Agreement”), among the Company, PT Freeport Indonesia, the other Borrower, if any, party thereto, the Lenders party thereto, the Issuing Banks party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent and Swingline Lender, and Bank of America, N.A., as Syndication Agent. Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Revolving Credit Agreement. For the avoidance of doubt, all references herein (whether in singular or plural, as the context requires) to the Borrower shall give effect to the accession of PXP as a party to the Revolving Credit Agreement in the capacity of a borrower pursuant to Section 4.02(c) thereof and the cessation of PXP as a party thereto in the capacity of a borrower pursuant to Section 10.02(g) thereof, in each case to the extent applicable.

The Lenders have agreed to make Loans to the Borrowers and the Issuing Banks have agreed to issue Letters of Credit for the accounts of the Borrowers pursuant to, and upon the terms and subject to the conditions specified in, the Revolving Credit Agreement. Each Subsidiary Guarantor is an affiliate of the Borrowers and acknowledges that it has derived and will derive substantial benefit from the making of the Loans by the Lenders and the issuance of the Letters of Credit by the Issuing Banks. In order to induce the Lenders to make Loans and the Issuing Banks to issue the Letters of Credit, and as consideration for Loans previously made and Letters of Credit previously issued, the Subsidiary Guarantors are willing to enter into this Agreement.

Accordingly, the parties hereto agree as follows:

SECTION 1. Guarantee. Each Subsidiary Guarantor irrevocably and unconditionally guarantees, jointly with the other Subsidiary Guarantors and severally, as a primary obligor and not merely as a surety, the due and punctual payment and performance of the Obligations. Each Subsidiary Guarantor agrees that the Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its Guarantee hereunder notwithstanding any such extension or renewal of any Obligation. Each Subsidiary Guarantor waives presentment to, demand of payment from and protest to any Borrower or any other Loan Party of any of the Obligations, and also waives notice of acceptance of its guarantee and notice of protest for nonpayment.

SECTION 2. No Limitations. Except for termination of a Subsidiary Guarantor’s obligations hereunder as expressly provided in Section 10 of this Agreement, the obligations of each Subsidiary Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever, by reason of the invalidity, illegality or unenforceability of the Obligations, any impossibility in the performance of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Subsidiary Guarantor hereunder shall not be affected by (a) the failure of any Lender, any Issuing Bank, the Administrative Agent or any other Person to whom any of the Obligations are or shall be owed (collectively, the “Guarantee Beneficiaries”) to assert any claim or demand or to enforce or exercise any right or remedy under the provisions of the Revolving Credit Agreement, this Agreement, any other Loan Document or otherwise, (b) any extension or renewal of any of the Obligations, (c) any rescission, waiver, amendment or modification of, or release from any of the terms or provisions of, the Revolving Credit Agreement, this Agreement, any other Loan Document or any other agreement, including with respect to any other Subsidiary Guarantor under this Agreement, (d) any default, failure or delay, wilful or otherwise, in the performance of the Obligations (including any failure of the Company or any Subsidiary to comply with Section 11.01 of the Revolving Credit Agreement and Section 20 of this Agreement) or (e) any other act, omission or delay to do any other act which may or might in any manner or to any extent vary the risk of any Subsidiary Guarantor or otherwise operate as a discharge of any Subsidiary Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of all the Obligations) or which would impair or eliminate any right of any Subsidiary Guarantor to subrogation.

SECTION 3. Guarantee of Payment. Each Subsidiary Guarantor further agrees that its guarantee hereunder constitutes a guarantee of payment when due (whether or not any bankruptcy or similar proceeding shall have stayed the accrual or collection of any of the Obligations or operated as a discharge thereof) and not merely of collection, and waives any right to require that any resort be had by any Guarantee Beneficiary to any balance of any deposit account or credit on the books of any Guarantee Beneficiary in favor of any Borrower, any other Loan Party or any other Person.

SECTION 4. Defenses of Loan Parties Waived. To the fullest extent permitted by applicable law, each Subsidiary Guarantor waives any defense based on or arising out of any defense of any Borrower or any other Loan Party or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any Borrower or any other Loan Party, other than the indefeasible payment in full in cash of all the Obligations. The Guarantee Beneficiaries may, at their election, compromise or adjust any part of the Obligations, make any other accommodation with any Borrower or any other Loan Party or exercise any other right or remedy available to them against any Borrower or any other Loan Party, without affecting or impairing in any way the liability of any Subsidiary Guarantor hereunder except to the extent all the Obligations have been fully and indefeasibly paid in cash. To the fullest extent permitted by applicable law, each Subsidiary Guarantor waives any defense arising out of any such election even though such election operates, pursuant to

2

applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Subsidiary Guarantor against any Borrower or any other Loan Party, as the case may be.

SECTION 5. Agreement to Pay; Subordination. In furtherance of the foregoing and not in limitation of any other right that any Guarantee Beneficiary may have at law or in equity against any Subsidiary Guarantor by virtue hereof, upon the failure of any Borrower or any other Loan Party to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Subsidiary Guarantor hereby promises to and will, upon receipt of written demand by any Agent, forthwith pay, or cause to be paid, to the Administrative Agent for distribution to the applicable Guarantee Beneficiaries in cash the amount of such unpaid Obligation. Upon payment by any Subsidiary Guarantor of any sums to the Administrative Agent as provided above, all rights of such Subsidiary Guarantor against any Borrower or any other Loan Party arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinated and junior in right of payment to the prior indefeasible payment in full in cash of all the Obligations. In addition, any Indebtedness of any Borrower or any Subsidiary Guarantor now or hereafter held by any Subsidiary Guarantor is hereby subordinated in right of payment to the prior indefeasible payment in full in cash of all the Obligations. If any amount shall erroneously be paid to any Subsidiary Guarantor on account of (a) such subrogation, contribution, reimbursement, indemnity or similar right or (b) any such Indebtedness of any Borrower or any Subsidiary Guarantor, such amount shall be held in trust for the benefit of the Guarantee Beneficiaries and shall forthwith be paid to the Administrative Agent to be credited against the payment of the Obligations, whether matured or unmatured, in accordance with the terms of the Revolving Credit Agreement or any other Loan Document.

SECTION 6. Information. Each Subsidiary Guarantor assumes all responsibility for being and keeping itself informed of the Borrowers’ and the other Loan Parties’ financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope and extent of the risks that such Subsidiary Guarantor assumes and incurs hereunder, and agrees that none of the Guarantee Beneficiaries will have any duty to advise such Subsidiary Guarantor of information known to it or any of them regarding such circumstances or risks.

SECTION 7. Representations and Warranties; Agreements. Each Subsidiary Guarantor represents and warrants as to itself that all representations and warranties relating to it contained in any Loan Document to which it is a party are true and correct in all material respects. Each Subsidiary Guarantor agrees that the provisions of Section 2.16 of the Revolving Credit Agreement shall apply equally to each Subsidiary Guarantor with respect to payments made by it hereunder.

SECTION 8. Indemnity and Subrogation. In addition to all such rights of indemnity and subrogation as the Subsidiary Guarantors may have under applicable law (but subject to Section 5 of this Agreement), the Borrowers agree that in the event a payment shall be made by any Subsidiary Guarantor under this Agreement, the

3

Borrowers shall indemnify such Subsidiary Guarantor for the full amount of such payment, and the Borrowers shall be subrogated to the rights of the Subsidiary Guarantor to whom such payment shall have been made to the extent of such payment.

SECTION 9. Contribution and Subrogation. Each Subsidiary Guarantor (a “Contributing Subsidiary Guarantor”) agrees (subject to Section 5 of this Agreement) that, in the event a payment shall be made by any other Subsidiary Guarantor under this Agreement and such other Subsidiary Guarantor (the “Claiming Subsidiary Guarantor”) shall not have been fully indemnified by the Borrowers as provided in Section 8 of this Agreement, each Contributing Subsidiary Guarantor shall indemnify the Claiming Subsidiary Guarantor in an amount equal to the amount of such payment multiplied by a fraction of which the numerator shall be the net worth of the Contributing Subsidiary Guarantor on the date hereof (or, in the case of any Subsidiary Guarantor becoming a party hereto pursuant to Section 20 of this Agreement, the date of the Supplement hereto executed and delivered by such Subsidiary Guarantor) or on the date on which enforcement is being sought, whichever is greater, and the denominator shall be the aggregate net worth of all the Subsidiary Guarantors on the date hereof (or, in the case of any Subsidiary Guarantor becoming a party hereto pursuant to Section 20 of this Agreement, the date of the Supplement hereto executed and delivered by such Subsidiary Guarantor) or on the date on which enforcement is being sought, whichever is greater. Any Contributing Subsidiary Guarantor making any payment to a Claiming Subsidiary Guarantor pursuant to this Section shall be subrogated to the rights of such Claiming Subsidiary Guarantor under Section 8 of this Agreement to the extent of such payment.

SECTION 10. Termination. The Guarantees made hereunder (a) shall, subject to clause (b) below, terminate when all the Obligations have been indefeasibly paid in full in cash and the Lenders have no further commitment to lend under the Revolving Credit Agreement, the LC Exposure has been reduced to zero, and the Issuing Banks have no further commitment to issue Letters of Credit and (b) shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by any Guarantee Beneficiary or any Subsidiary Guarantor upon the bankruptcy or reorganization of any Borrower, any Subsidiary Guarantor or otherwise. Notwithstanding the foregoing a Subsidiary Guarantor shall automatically be released from its obligations hereunder (i) upon the consummation of any transaction permitted by the Revolving Credit Agreement as a result of which such Subsidiary Guarantor ceases to be a Subsidiary of the Company and (ii) in connection with any Guarantor Termination, on the applicable Guarantor Termination Date, provided that no release under this clause (ii) shall become effective unless each of the conditions set forth in Section 11.02 of the Revolving Credit Agreement have been met.

SECTION 11. Effectiveness; Binding Agreement; Assignments. This Agreement shall become effective as to any Subsidiary Guarantor when a counterpart hereof executed on behalf of such Subsidiary Guarantor shall have been delivered to the Administrative Agent, and a counterpart hereof shall have been executed on behalf of the Administrative Agent, and thereafter shall be binding upon the parties hereto and their respective successors and assigns, and shall inure to the benefit of such Subsidiary

4

Guarantor, the Administrative Agent, the other Guarantee Beneficiaries and their respective successors and assigns, except that no Subsidiary Guarantor shall have the right to assign or otherwise transfer any of its rights or obligations hereunder or any interest herein (except in connection with any transaction permitted by Section 6.03 of the Revolving Credit Agreement), and any such attempted assignment or transfer shall be null and void. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party permitted hereby. This Agreement shall be construed as a separate agreement with respect to each Subsidiary Guarantor and may be amended, modified, supplemented, waived or released with respect to any Subsidiary Guarantor without the approval of any other Subsidiary Guarantor and without affecting the obligations of any other Subsidiary Guarantor hereunder.

SECTION 12. Waivers; Amendment. (a) No failure or delay of the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder or under the Revolving Credit Agreement or any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Subsidiary Guarantor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any Subsidiary Guarantor in any case shall entitle such Subsidiary Guarantor to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Subsidiary Guarantor or Subsidiary Guarantors with respect to which such waiver, amendment or modification is to apply, subject to any consent required in accordance with Section 9.02 of the Revolving Credit Agreement.

SECTION 13. GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

SECTION 14. Notices. All communications and notices hereunder shall be in writing and given as provided in Section 9.01 of the Revolving Credit Agreement. All communications and notices hereunder to each Subsidiary Guarantor shall be given to it in care of the Company as provided in Section 9.01 of the Revolving Credit Agreement.

SECTION 15. Survival of Agreement; Severability. (a) All covenants, agreements, representations and warranties made by the Subsidiary Guarantors herein

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and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the Administrative Agent, the Issuing Banks and the Lenders and shall survive the execution and delivery of this Agreement and the making of the Loans and issuance of any Letter of Credit, regardless of any investigation made by any of them or on their behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended under the Revolving Credit Agreement, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid and as long as the Commitments have not expired or been terminated.

(b) In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 16. Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 11 of this Agreement. Delivery of an executed signature page to this Agreement by facsimile or other electronic transmission shall be as effective as delivery of a manually executed counterpart of this Agreement.

SECTION 17. Rules of Interpretation. The rules of interpretation specified in Sections 1.02, 1.03 and 1.04 of the Revolving Credit Agreement shall be applicable to this Agreement.

SECTION 18. Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) Each Subsidiary Guarantor hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final

6

judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Subsidiary Guarantor or its properties in the courts of any jurisdiction.

(c) Each Subsidiary Guarantor hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 14 of this Agreement. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 19. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 20. Additional Subsidiary Guarantors. Upon the execution and delivery by the Administrative Agent and a Subsidiary of an instrument in the form of Annex I hereto, such Subsidiary shall become a Subsidiary Guarantor hereunder with the same force and effect as if originally named as a Subsidiary Guarantor herein. The execution and delivery of such instrument shall not require the consent of any Subsidiary Guarantor hereunder. The rights and obligations of each Subsidiary Guarantor hereunder shall remain in full force and effect notwithstanding the addition of any new Subsidiary Guarantor as a party to this Agreement.

SECTION 21. Right of Setoff. If an Event of Default shall have occurred and be continuing, the Administrative Agent, Issuing Banks and the Lenders are hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set

7

off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by such Person to or for the credit or the account of any Subsidiary Guarantor against any or all the obligations of such Subsidiary Guarantor now or hereafter existing under this Agreement held by such Person, irrespective of whether or not such Person shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of the Administrative Agent, Issuing Banks and the Lenders under this Section are in addition to other rights and remedies (including other rights of setoff) which such Person may have.

[Remainder of page intentionally left blank]

8

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

[NAME OF SUBSIDIARY GUARANTOR],

by
Name:
Title:

JPMORGAN CHASE BANK, N.A., as Administrative Agent,

by
Name:
Title:

SCHEDULE I TO THE

GUARANTEE AGREEMENT

SUBSIDIARY GUARANTORS

ANNEX I

TO THE SUBSIDIARY

GUARANTEE AGREEMENT

SUPPLEMENT NO. [—] dated as of [—], 20[—] (this “Supplement”) to the GUARANTEE AGREEMENT dated as of [—], 20[—] (as the same may be amended, supplemented or otherwise modified from time to time, the “Guarantee Agreement”), among each of the Subsidiaries of FREEPORT-MCMORAN COPPER & GOLD INC., a Delaware corporation (the “Company”), listed on Schedule I thereto (collectively, the “Subsidiary Guarantors”) and JPMORGAN CHASE BANK, N.A., as Administrative Agent for the Lenders referred to below.

Reference is made to the Revolving Credit Agreement dated as of [            ], 2013 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Revolving Credit Agreement”), among the Company, PT Freeport Indonesia, the other Borrower, if any, party thereto, the Lenders party thereto, the Issuing Banks party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent and Swingline Lender, and Bank of America, N.A., as Syndication Agent.

Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Guarantee Agreement and the Revolving Credit Agreement, as applicable.

The Subsidiary Guarantors have entered into the Guarantee Agreement in order to induce the Lenders to make Loans and the Issuing Banks to issue Letters of Credit. Section 20 of the Guarantee Agreement provides that additional Subsidiaries may become Subsidiary Guarantors under the Guarantee Agreement by the execution and delivery of an instrument in the form of this Supplement. The undersigned Subsidiary of the Company (the “New Subsidiary Guarantor”) is executing this Supplement in accordance with the requirements of the Revolving Credit Agreement to become a Subsidiary Guarantor under the Guarantee Agreement in order to induce the Lenders to make additional Loans and the Issuing Banks to issue additional Letters of Credit and as consideration for Loans previously made and Letters of Credit previously issued.

Accordingly, the Administrative Agent and the New Subsidiary Guarantor agree as follows:

SECTION 1. In accordance with Section 20 of the Guarantee Agreement, the New Subsidiary Guarantor by its signature below becomes a Subsidiary Guarantor under the Guarantee Agreement with the same force and effect as if originally named therein as a Subsidiary Guarantor and the New Subsidiary Guarantor hereby (a) agrees to all the terms and provisions of the Guarantee Agreement applicable to it as a Subsidiary Guarantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Subsidiary Guarantor thereunder are true and correct on and as of the date hereof. Each reference to a “Subsidiary Guarantor” in the Guarantee Agreement shall be deemed to include the New Subsidiary Guarantor. The Guarantee Agreement is hereby incorporated herein by reference.

SECTION 2. The New Subsidiary Guarantor represents and warrants to the Administrative Agent, the Issuing Banks the Lenders and the other Guarantee Beneficiaries that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3. This Supplement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Administrative Agent shall have received a counterpart of this Supplement that bears the signature of the New Subsidiary Guarantor and the Administrative Agent has executed a counterpart hereof. This Supplement shall not become effective until the date on which the Administrative Agent shall have received such documents, certificates and opinions required by Sections 11.01(d), 11.01(e) and 11.01(f) of the Revolving Credit Agreement. Delivery of an executed signature page to this Supplement by facsimile or other electronic transmission shall be as effective as delivery of a manually executed counterpart of this Supplement.

SECTION 4. Except as expressly supplemented hereby, the Guarantee Agreement shall remain in full force and effect.

SECTION 5. THIS SUPPLEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

SECTION 6. In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Guarantee Agreement shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision hereof in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 14 of the Guarantee Agreement.

SECTION 8. The New Subsidiary Guarantor agrees to reimburse the Administrative Agent for its reasonable out-of-pocket expenses in connection with this Supplement, including the fees, disbursements and other charges of counsel for the Administrative Agent.

IN WITNESS WHEREOF, the New Subsidiary Guarantor and the Administrative Agent have duly executed this Supplement to the Guarantee Agreement as of the day and year first above written.

[NAME OF NEW SUBSIDIARY GUARANTOR],

by
Name:
Title:

JPMORGAN CHASE BANK, N.A., as Administrative Agent,

by
Name:
Title:

EXHIBIT C

FORM OF ISSUING BANK AGREEMENT

ISSUING BANK AGREEMENT dated as of [            ], 20     among FREEPORT-MCMORAN COPPER & GOLD INC., a Delaware corporation (“FCX”), PT FREEPORT INDONESIA (“PTFI” [and, together with FCX, the “Borrowers” and each, a “Borrower”]), [Plains Exploration & Production Company (“PXP” and, together with FCX and PTFI, the “Borrowers” and each, a “Borrower”], [            ], as issuing bank (in such capacity, the “Issuing Bank”) and JPMORGAN CHASE BANK, N.A., as the Swingline Lender and administrative agent (in such capacity, the “Administrative Agent”) for the Lenders under the Revolving Credit Agreement dated as of [            ], 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Revolving Credit Agreement”), among, inter alia, the Borrowers, the Lenders party thereto, the Issuing Banks party thereto, the Administrative Agent, and Bank of America, N.A., as Syndication Agent.

The parties hereto have entered into this Issuing Bank Agreement in connection with the Revolving Credit Agreement. Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Revolving Credit Agreement.

SECTION 1. Letter of Credit Commitment. The Issuing Bank hereby agrees to be an “Issuing Bank” under, and, subject to the terms and conditions hereof and of the Revolving Credit Agreement, to issue Letters of Credit under the Revolving Credit Agreement; provided, however, that Letters of Credit issued by the Issuing Bank hereunder shall be subject to the limitations, if any, set forth on Schedule I hereto, in addition to the limitations set forth in the Revolving Credit Agreement.

SECTION 2. Issuance Procedure. In order to request the issuance of a Letter of Credit hereunder, the Requesting Borrower shall hand deliver, fax, telecopy or transmit via electronic means (in a form acceptable to the Issuing Bank) a notice (specifying the information required by Section 2.06(b) of the Revolving Credit Agreement) to the Issuing Bank, at its address, telecopy number or electronic address specified on Schedule I hereto (or such other address, telecopy number or electronic address as the Issuing Bank may specify by notice to the Borrowers), not later than the time of day (local time at such address), and number of days, specified on Schedule I hereto prior to the proposed date of issuance of such Letter of Credit. A copy of such notice shall be sent, concurrently, by the Requesting Borrower to the Administrative Agent in the manner specified for borrowing requests under the Revolving Credit Agreement. Upon receipt of such notice, the Issuing Bank shall consult the Administrative Agent by telephone in order to determine (i) whether the conditions specified in the last sentence of Section 2.06(b) of the Revolving Credit Agreement will be satisfied in connection with the issuance of such Letter of Credit and (ii) whether the requested expiration date for such Letter of Credit complies with Section 2.06(c) of the Revolving Credit Agreement.

SECTION 3. Issuing Bank Fees, Interest and Payments. The standard fees with respect to the issuance, amendment, renewal or extension of any letter of credit or processing of drawings thereunder (“Issuing Bank Fees”) referred to in Section 2.11(b) of the Revolving Credit Agreement, which are payable to the Issuing Bank in respect of Letters of Credit issued hereunder, are specified on Schedule I hereto. Each payment of Issuing Bank Fees payable hereunder shall be made not later than 12:00 (noon), local time at the place of payment, on the date when due, in immediately available funds, to the account of the Issuing Bank specified on Schedule I hereto or to such other Lender specified on Schedule I hereto (or to such other account of the Issuing Bank as it may specify by notice to the Requesting Borrower).

SECTION 4. Revolving Credit Agreement Terms. Notwithstanding any provision hereof which may be construed to the contrary, it is expressly understood and agreed that (a) this Agreement is supplemental to the Revolving Credit Agreement and is intended to constitute an Issuing Bank Agreement, as defined therein (and, as such, constitutes an integral part of the Revolving Credit Agreement as though the terms of this Agreement were set forth in the Revolving Credit Agreement), (b) each Letter of Credit issued hereunder and each LC Disbursement made under any such Letter of Credit shall constitute a “Letter of Credit” and an “LC Disbursement”, respectively, for all purposes of the Revolving Credit Agreement and (c) the Issuing Bank’s commitment to issue Letters of Credit hereunder, and each and every Letter of Credit requested or issued hereunder shall in each case be subject to the terms and conditions and entitled to the benefits of the Revolving Credit Agreement.

SECTION 5. Assignment. The Issuing Bank may not assign its commitment to issue Letters of Credit hereunder prior to the Closing Date or without the consent of the Borrowers and the Administrative Agent. In the event of an assignment by the Issuing Bank of all its other interests, rights and obligations under, and pursuant to the terms of, the Revolving Credit Agreement, then, unless there shall be no other Issuing Bank under the Revolving Credit Agreement, the Issuing Bank’s commitment to issue Letters of Credit hereunder in respect of the Revolving Credit Agreement shall terminate unless the Issuing Bank, the Borrowers and the Administrative Agent otherwise agree.

SECTION 6. Notices. All communications and notices hereunder shall be in writing and shall be delivered by hand or overnight courier service, mailed or sent by telecopier or, if specified in Schedule I hereto, electronic mail (a) if to the Borrowers or the Administrative Agent, to it as provided in Section 9.01 of the Revolving Credit Agreement and (b) if to the Issuing Bank, to it as provided in Schedule I hereto.

SECTION 7. Binding Agreement; Assignments. This Agreement and the terms, covenants and conditions hereof shall bind and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrowers and the Issuing Bank shall not be permitted to assign this Agreement or any interest herein without the prior written consent of the other parties to this Agreement.

SECTION 8. Applicable Law. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

SECTION 9. Survival of Agreement. All covenants, agreements, representations and warranties made by the Borrowers herein and in the certificates or other instruments prepared or delivered in connection with this Agreement shall be considered to have been relied upon by the Issuing Bank and shall survive the issuance by the Issuing Bank of the Letters of Credit and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or any of the other Loan Documents is outstanding and unpaid and so long as the Commitments have not been terminated.

SECTION 10. Severability. Any provision of this Agreement or the Revolving Credit Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 11. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

SECTION 12. Interpretation. To the extent that the terms and conditions of this Agreement conflict with the terms and conditions of the Revolving Credit Agreement, the terms and conditions of the Revolving Credit Agreement shall control.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

FREEPORT-MCMORAN COPPER & GOLD INC.,

by
Name:
Title:

PT FREEPORT INDONESIA,

by
Name:
Title:

PLAINS EXPLORATION & PRODUCTION COMPANY,

by
Name:
Title:

[ ], as Issuing Bank,

by
Name:
Title:

Accepted:

JPMORGAN CHASE BANK, N.A., as Administrative Agent,

by
Name:
Title:

Issuing Bank:	[ ]

Issuing Bank’s Address and Telecopy Number for Notice:	[ ] [ ] Fax: [ ]

[Issuing Bank’s Electronic Mail Address for Notice:]	[ ]

Commitment to Issue Letters of Credit:	[ ]

Time of Day by Which Notices Must Be Received:	A notice requesting the issuance of a Letter of Credit must be received by the Issuing Bank by [ ] not less than [ ] Business Days prior to the proposed date of issuance.

Issuing Bank Fees:	The fronting fee shall be equal to 0.20% per annum on the average daily amount of the LC Exposure attributable to Letters of Credit issued by the Issuing Bank (excluding any portion thereof attributable to unreimbursed LC Disbursements), payable on the dates that such fees are payable pursuant to Section 2.11(b) of the Revolving Credit Agreement.

Issuing Bank’s Account for Payment of Issuing Bank Fees:	[ ]

In addition, the following fees shall be payable to the Issuing Bank:

Issuance Fee	$ [ ]

Amendment Fee	$ [ ]

Renewal Fee	$ [ ]

Extension Fee	$ [ ]

Drawing Fee	$ [ ]

Other fees specific to the Issuing Bank	$ [ ]

EXHIBIT D-1

FORM OF OPINION OF DAVIS POLK & WARDWELL LLP, NEW YORK

COUNSEL FOR THE BORROWERS AND THE SUBSIDIARIES

EXHIBIT D-1

[            ], 2013

The Lenders, Issuing Banks, Administrative Agent and Syndication Agent

c/o JPMorgan Chase Bank, N.A., as Administrative Agent

270 Park Avenue

New York, New York 10017

Ladies and Gentlemen:

We have acted as special New York counsel for Freeport-McMoRan Copper & Gold, Inc., a Delaware corporation (the “Company”) and PT Freeport Indonesia, a limited liability company organized under the laws of the Republic of Indonesia and domesticated under the laws of Delaware as a corporation (“PTFI”), in connection with the Revolving Credit Agreement dated as of February [14], 2013 (the “Credit Agreement”) among the Company, PTFI, the other borrower, if any, party thereto, the lenders party thereto (the “Lenders”), the issuing banks party thereto (the “Issuing Banks”), JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”), and Bank of America, N.A., as syndication agent (in such capacity, the “Syndication Agent”). Terms defined in the Credit Agreement and not otherwise defined herein are used herein as therein defined.

We have reviewed executed copies of:

(a) the Credit Agreement; [and]

(b) the Co-Borrower Joinder, dated as of the date hereof, between IMONC LLC, a Delaware limited liability company (“PXP”), and the Administrative Agent[.][; and]

[(c) the Guarantee Agreement dated as of the date hereof, among the Subsidiaries listed on the signature pages thereof (collectively, the “Subsidiary Guarantors”) and the Administrative Agent[.][;and]]

[([c][d]) each promissory note (collectively, the “Notes”) dated the date hereof issued pursuant to Section 2.09(e) of the Credit Agreement.]

The Lenders, Issuing Banks, Administrative Agent and Syndication Agent	[ ], 2013
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The documents listed in items (a) [and][through] ([b][c][d]) above are sometimes hereinafter referred to as the “Credit Documents” and each a “Credit Document”; and the Company, PTFI[,][and] PXP [and the Subsidiary Guarantors] are sometimes hereinafter referred to as the “Loan Parties” and each a “Loan Party”.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and certificates of public officials and officers of the Loan Parties and have conducted such other investigations of fact and law as we have deemed necessary or advisable for purposes of this opinion. In rendering the opinions expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company and the Subsidiaries that we reviewed were and are accurate and (vi) all representations made by the Company and the Subsidiaries as to matters of fact in the documents that we reviewed were and are accurate.

Based on the foregoing, and subject to the additional assumptions and qualifications set forth below, we are of the opinion that:

1. The execution, delivery and performance by each Loan Party of each Credit Document to which it is a party require no action by or in respect of, or filing with, any governmental body, agency or official under United States federal or New York State law (other than filings pursuant to the Securities Exchange Act of 1934, as amended, and the rules of the New York Stock Exchange) and do not contravene, or constitute a default under, any provision of (a) applicable United States federal or New York State law or regulation, in each case that in our experience is normally applicable to general business corporations or limited liability companies in relation to transactions of the type contemplated by the Credit Documents or (b) any agreement or instrument listed in Schedule I hereto (the “Specified Agreements”).

2. Each Credit Document [(other than the Notes)] constitutes a valid and binding agreement of each Loan Party party thereto [and each Note constitutes a valid and binding obligation of each Loan Party issuing such Note], [in each case] enforceable against such Loan Party in accordance with its terms.

3. None of the Loan Parties is required to register as an “investment company” under the Investment Company Act of 1940, as amended.

4. The borrowings under the Credit Agreement on the date hereof and the use of proceeds thereof as contemplated by the Credit Agreement do not violate Regulation U or X of the Board of Governors of the Federal Reserve System.

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The Lenders, Issuing Banks, Administrative Agent and Syndication Agent	[ ], 2013
3

The foregoing opinions are subject to the following assumptions and qualifications:

(a) Our opinions in paragraph 2 above are subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability.

(b) We express no opinion as to whether a New York State or United States federal court would enforce the exclusivity of the jurisdiction of any New York State or United States federal court provided for in any Credit Document.

(c) We express no opinion as to whether a United States federal court would have subject-matter or personal jurisdiction over a controversy arising under the Credit Documents.

(d) Except as expressly set forth in paragraph 3 above, we express no opinion as to United States federal or any state securities laws.

(e) We express no opinion as to the effect (if any) of any law of any jurisdiction (except the State of New York) in which any Lender is located which may limit the rate of interest that such Lender may charge or collect.

(f) As to various provisions in the Credit Documents that grant the Agents, the Lenders or the Issuing Banks certain rights to make determinations or take actions in their discretion, we assume that such discretion will be exercised in good faith and in a commercially reasonable manner.

(g) We express no opinion as to (i) the effect of Section 548 of the United States Bankruptcy Code or any similar provision of State law or (ii) any provision of any Credit Document that purports to avoid the effect of fraudulent conveyance, fraudulent transfers or similar provisions of applicable law by limiting the amount of any Loan Party’s obligations.

(h) We express no opinion on the effectiveness of any service of process made other than in accordance with applicable laws.

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The Lenders, Issuing Banks, Administrative Agent and Syndication Agent	[ ], 2013
4

(i) We have assumed that, to the extent relevant to the foregoing opinions, (i) each Loan Party is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) the execution, delivery and performance by each Loan Party of each Credit Document to which it is a party are within its corporate or limited liability company powers, have been duly authorized by all necessary action on the part of such Loan Party and do not contravene the articles or certificate of incorporation or bylaws or other constitutive documents of such Loan Party, (iii) each Credit Document has been duly executed and delivered by each Loan Party party thereto and (iv) the execution, delivery and performance by each Loan Party of each Credit Document to which it is a party require no action by or in respect of, or filing with, any governmental body, agency or official (other than any such action or filing under United States federal or New York State law) and do not contravene, or constitute a default under, any provision of applicable law or regulation (other than provisions of United States federal and New York State laws and regulations that in our experience are normally applicable to general business corporations and limited liability companies in relation to transactions of the type contemplated by the Credit Documents) or any judgment, injunction, order or decree or any agreement or other instrument binding upon any Loan Party (other than the Specified Agreements).

We are members of the bar of the State of New York, and the foregoing opinion is limited to the laws of the State of New York and the federal laws of the United States of America, except that we express no opinion as to any law, rule or regulation that is applicable to the Loan Parties, the Credit Documents or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Credit Documents or any of its affiliates due to the specific assets or business of such party or such affiliate. This opinion is delivered to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by any other person without our prior written consent, except that any Person that becomes a Lender under the Credit Agreement in accordance with the provisions of Section 9.04(b) of the Credit Agreement may rely on this opinion as if it were specifically addressed and delivered to such Person on the date hereof.

Very truly yours,

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SCHEDULE I

SPECIFIED AGREEMENTS

[To Come]

EXHIBIT D-2

FORM OF OPINION OF JONES, WALKER, WÆCHTER, POITEVANT, CARRÈRE & DENÈGRE, L.L.P., U.S. COUNSEL FOR THE BORROWERS AND THE SUBSIDIARIES

EXHIBIT D-2

[            ], 2013

The Lenders, Issuing Banks,

Administrative Agent and

Syndication Agent

referred to below

c/o JPMorgan Chase Bank, N.A.

270 Park Avenue

New York, New York 10017

Re:	Freeport-McMoRan Copper & Gold Inc.

Ladies and Gentlemen:

We have served as counsel to Freeport-McMoRan Copper & Gold Inc., a Delaware corporation (“FCX”), PT Freeport Indonesia, a limited liability company organized under the laws of the Republic of Indonesia and domesticated under the laws of the State of Delaware as a corporation (“PTFI”), and [IMONC, LLC], a Delaware limited liability company (“IMONC”, and together with FCX, PTFI and [the subsidiaries of FCX and IMONC listed on the signature pages of the Guarantee Agreement referred to below that have Delaware as their jurisdiction of formation (the “Delaware Subsidiary Guarantors”)], the “Loan Parties”), in connection with (i) the preparation, execution and delivery by the Loan Parties [(other than the Delaware Subsidiary Guarantors)] of the Revolving Credit Agreement dated as of February [14], 2013 (the “Credit Agreement”) among FCX, PTFI, IMONC, the issuing banks party thereto (the “Issuing Banks”), JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”), and Bank of America, N.A., as Syndication Agent (in such capacity “Syndication Agent”), and (ii) the transactions contemplated thereby. This opinion is delivered pursuant to Section 4.02(b)(ii) of the Credit Agreement. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Credit Agreement.

In connection with this opinion, we have examined executed originals or copies as executed of the following documents:

(1)	The Credit Agreement;

(2)	The Co-Borrower Joinder dated as of the date hereof, between IMONC and the Administrative Agent;

(3)	[The Guarantee Agreement dated as of the date hereof, among the subsidiaries of FCX and IMONC listed on the signature pages thereof and the Administrative Agent;] and

(4)	Each promissory note dated the date hereof and issued pursuant to Section 2.09(e) of the Credit Agreement.

The documents listed in items (1) through [(4)] are hereinafter collectively referred to as the “Financing Documents”.

In addition, we have examined the certificate of incorporation and by-laws of FCX, the articles of association, certificate of domestication and by-laws of PTFI, the certificate of formation and limited liability company agreement of IMONC [and certificates of incorporation or equivalent charter documents and the by-laws or equivalent governing documents of each Delaware Subsidiary Guarantor] (in each case, as amended through the date hereof). For purposes of the opinions in paragraph 1 below, we have relied exclusively upon certificates issued by the Secretary of State of the State of Delaware and such opinions are not intended to provide any conclusion or assurance beyond that conveyed by such certificates.

We have also examined originals, or copies certified or otherwise identified to our satisfaction as originals, of such agreements, documents, certificates, consents, resolutions and statements of public officials and corporate officers and representatives and have made such investigations as we have deemed relevant and necessary in order to render the opinions contained herein. As to any facts material to our opinion, we have relied upon factual representations made in or pursuant to the Financing Documents and the documents referred to therein by the various parties thereto, and, in addition, we have, when relevant facts were not independently established by us, relied, to the extent we deemed such reliance proper, upon a certificate or certificates or other written or oral advice of an official, officer, authorized representative or member of the particular governmental authority, corporation, firm or other person or entity concerned.

In our examination, we have also assumed, with your permission and without independent verification:

(i) the genuineness of all signatures on all documents and instruments examined by us;

(ii) the legal capacity of all natural persons who have signed documents and instruments examined by us;

(iii) the authenticity and completeness of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as conformed, certified or photostatic copies and the authenticity of the originals of such copies;

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(iv) the factual accuracy and completeness of all certificates submitted to us and of each of the representations and warranties as to matters of fact made in the Financing Documents by each of the parties thereto;

(v) that each of the parties to the Financing Documents, other than the Loan Parties, is duly organized or formed, validly existing and in good standing under the laws of its jurisdiction of organization or formation and has all requisite power and authority to enter into and perform its respective obligations in connection with the transactions described in the Financing Documents, each of the Financing Documents has been duly authorized, executed and delivered by each of the parties thereto, other than the Loan Parties, and each of the Financing Documents constitutes the legal, valid and binding obligations of each one of the parties thereto, other than the Loan Parties, under the laws of all jurisdictions applicable thereto;

(vi) the accuracy and completeness of all corporate records made available to us by the Loan Parties;

(vii) each party to the Financing Documents, other than the Loan Parties, has complied with all legal requirements pertaining to its status, insofar as such status relates to its rights to enforce the Financing Documents against the Loan Parties and the execution, delivery and performance by each party to the Financing Documents, other than the Loan Parties, do not (a) contravene such party’s articles of association, bylaws or similar organizational documents, (b) contravene any judicial or administrative judgment, injunction, order or decree that is binding upon such party or its property or assets, (c) violate, or require the consent not obtained under, any contractual obligation applicable to or binding upon such party or (d) contravene any laws and governmental rules and regulations that may be applicable to such party;

(viii) that there are no other agreements or understandings among the parties to the Financing Documents, written or oral, and there is no usage of trade or course of prior dealing among the parties thereto that would, in any case, define, supplement or qualify the terms of the Financing Documents;

(ix) all authorizations, approvals or consents of, and all filings or registrations with, any governmental or regulatory authority or agency required under the federal laws of the United States of America, the laws of New York or Delaware or any other jurisdiction for the execution, delivery and performance of the Financing Documents have been obtained or effected and are in full force and effect; provided, however, that the assumption set forth in this subparagraph (ix) is not made in respect of any such action which is expressly addressed in our opinion in paragraph 4 below; and

(x) that the choice of New York law to govern the Credit Agreement, which is stated therein to be governed thereby, is legal and valid under the laws of other applicable jurisdictions and that insofar as any obligation under any of the Credit Agreement is to be performed in any jurisdiction outside the United States of America its performance will not be illegal or ineffective by virtue of the law of that jurisdiction.

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Unless otherwise indicated, whenever our opinion is given with respect to the existence or absence of facts (or legal conclusions which necessarily are based upon the existence or absence of facts) and is indicated to be based on our knowledge, it is intended to signify that, during the course of our representation of the Loan Parties, in connection with the transactions contemplated by the Financing Documents, no information has come to our attention which would give us actual knowledge of the existence or absence of such facts. However, except to the extent expressly set forth herein, we have not undertaken any independent investigation to determine or verify the existence or absence of such facts, and no inference as to our knowledge of the existence or absence of such facts should be drawn from our representation of the Loan Parties, as stated above.

This opinion is limited to (i) applicable federal laws and jurisprudence, (ii) the laws set forth in the Delaware Limited Liability Company Act (the “DLLCA”) and (iii) the General Corporation Law of the State of Delaware (“DGCL”), but, with respect to clauses (ii) and (iii), only to the extent necessary to render the opinions in paragraphs 1, 3 and 4 below, in each case as of the date hereof, and we express no opinion with respect to the laws of any other state or jurisdiction.

Based upon the foregoing and in reliance thereon and upon such other investigations as we have deemed necessary, and subject to the assumptions, limitations, qualifications and exceptions set forth herein, we are of the opinion that:

1. FCX is duly incorporated, validly existing and in good standing under the laws of the State of Delaware. PTFI is duly domesticated, validly existing and in good standing under the laws of the State of Delaware and is subject to the provisions of the DGCL. IMONC [and each Delaware Subsidiary Guarantor] is duly formed, validly existing and in good standing under the laws of the State of Delaware.

2. Each of the Loan Parties has the corporate or limited liability company, as applicable, power and authority to (a) own its property and assets and to carry on its business as now conducted and as proposed to be conducted and (b) execute, deliver and perform its obligations under the Financing Documents to which it is a party.

3. The Financing Documents have been duly authorized by all necessary corporate or limited liability company, as applicable, action on the part of each Loan Party that is a party thereto and have been duly executed and delivered by such Person. The execution, delivery and performance by each Loan Party of its agreements and obligations under the Financing Documents to which it is a party will not (i) conflict with or result in a breach or violation of any of the terms and provisions of the certificate of incorporation, certificate of formation, by-laws, limited liability company agreement or other organizational documents of such Person, each as in effect on the date hereof, or (ii) violate any law, statute, rule or regulation of the DLLCA or the DGCL, as applicable.

4. Except as disclosed in the Credit Agreement, no consent, approval, authorization, declaration, registration, filing with or order of any Delaware (but only to the extent required by the DGCL or the DLLCA) court or governmental agency or body is or will be required in order

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for any of the Loan Parties to (a) execute and deliver the Financing Documents to which it is a party and to perform its respective obligations thereunder, (b) in the case of FCX, PTFI and IMONC, borrow under the Credit Agreement or [(c) in the case of the Delaware Subsidiary Guarantors, guarantee the Obligations].

5. Except for Disclosed Matters and other than Excluded Matters, there are no actions, suits or proceedings at law or in equity or by or before any governmental instrumentality or other agency or regulatory authority now pending or, to the best of our knowledge, threatened against or affecting FCX, PTFI or any of the other consolidated subsidiaries of FCX or the businesses, assets or rights of FCX, PTFI or any of the other consolidated subsidiaries of FCX as to which there is (a) a reasonable possibility of an adverse determination and (b) which, if adversely determined, could materially and adversely affect (i) the businesses, operations or financial condition, of FCX and its consolidated subsidiaries, taken as a whole, or (ii) the ability of any Loan Party to perform its obligations under the Financing Documents to which it is a party. We express no opinion with respect to actions, suits or proceedings at law or in equity or by or before any governmental instrumentality or other agency or regulatory authority now pending or threatened against or affecting IMONC and any subsidiary of IMONC.

For purposes of this paragraph 5,

“Disclosed Matters” means those matters listed on Exhibit A attached hereto.

“Excluded Matters” means any actions, suits or proceedings at law or in equity or by or before any Governmental Authority now pending or threatened against or affecting IMONC and any subsidiary of IMONC.

The foregoing opinions are subject to the following qualifications, exceptions and limitations:

(A) Without limiting the generality of the foregoing, we express no opinion, in any case, with respect to:

(i) (a) any laws, rules or regulations relating to (1) pollution or protection of the environment, (2) labor, employee rights and benefits, ERISA or occupational safety and health, (3) antitrust, (4) securities, (5) tax, (6) federal or state utility or energy regulation, (7) bank regulatory matters, (8) corrupt practices, including, without, limitation, the Foreign Corrupt Practices Act, (b) any laws, rules, or regulations of any county, parish, municipality or similar subdivision of any state and (c) any other laws to the extent not customarily applicable to transactions of the type contemplated by the Credit Agreement;

(ii) the application of any fraudulent conveyance, fraudulent transfer, fraudulent obligation or similar law;

(iii) the effect of the compliance or noncompliance of the Administrative Agent or any Lender with any federal, state, local or foreign laws or regulations applicable to the Administrative Agent or any Lender or the Administrative Agent’s or any Lender’s business or the maximum rate of interest chargeable or collectible by the Administrative Agent or any Lender under applicable statutes and regulations; and

(iv) any law, governmental rule, regulation, or guideline, or any judgment, writ, order, injunction, award, or decree of any court, arbitrator, administrative agency, or other Governmental Authority relating in any way to any environmental or antitrust matter.

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(B) We express no opinion as to the enforceability of the Credit Agreement or any provisions therein.

(C) The opinions set forth herein are further qualified and limited by the following:

(i) bankruptcy, insolvency, reorganization, moratorium, receivership and other laws now or hereafter in effect relating to or affecting the enforcement of creditors’ rights generally;

(ii) the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance or injunctive relief, whether such enforceability is considered in a proceeding in equity or at law, and the discretion of the court before which any such proceeding may be brought;

(iii) public policy considerations or court decisions that may limit the rights of any party to obtain certain remedies and to indemnification, including indemnification for tortious or criminal acts or violations of law; and

(iv) the fact that cumulative remedies may not be enforceable to the extent that they purport to or would have the effect of compensating the party entitled to the benefits thereof in amounts in excess of the actual loss suffered by such party or to the extent that enforcement thereof would violate applicable laws concerning real estate or mixed collateral foreclosures or election of remedies; and

The opinions expressed herein are limited to the specific issues addressed herein and are expressed as of the date hereof and are not intended to have any prospective effect. We assume no obligation to advise you or any other Person of any changes concerning the above, whether or not deemed material, which may hereafter come or be brought to our attention, including but not limited to, changes which could result from pending or future legislation, law or jurisprudence. An action, suit or other proceeding is deemed “pending” for purposes of this opinion letter when service of process relating thereto has been served upon the applicable party.

The foregoing expresses our legal opinion as to the matters set forth above and is based upon our professional knowledge and judgment at this time; it is not, however, to be construed as a guarantee, nor is it a warranty that a court considering such matters would not rule in a manner contrary to the opinions set forth above.

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The opinions set forth herein are rendered solely to the Agents, the Issuing Banks and the Lenders (including their assignees and participants under the Credit Agreement) and are solely for the benefit of such parties in connection with the above transaction and may not be relied upon by them for any other purpose. This letter may not be delivered to or relied upon by any other person or entity for any purpose without the prior written consent of this firm. This letter is not to be quoted in whole or in part or otherwise referred to in any financial statements or other public releases, nor is it to be filed with any governmental agency or other person or entity, without the prior written consent of this firm.

Yours very truly,

Jones Walker, L.L.P.

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EXHIBIT A

Disclosed Matters

Environmental. FCX incurred environmental capital expenditures and other environmental costs (including joint venture partners’ share) to comply with applicable environmental laws and regulations that affect its operations totaling $599 million in 2012.

FCX subsidiaries that operate in the U.S. are subject to various federal, state and local environmental laws and regulations that govern emissions of air pollutants; discharges of water pollutants; and generation, handling, storage and disposal of hazardous substances, hazardous wastes and other toxic materials. FCX subsidiaries that operate in the U.S. also are subject to potential liabilities arising under CERCLA or similar state laws that impose responsibility on current and previous owners and operators of a facility for the cleanup of hazardous substances released from the facility into the environment, including damages to natural resources, irrespective of when the damage to the environment occurred or who caused it. This cleanup liability also extends to persons who arranged for the disposal of hazardous substances or transported the hazardous substances to a disposal site selected by the transporter. This liability often is shared on a joint and several basis meaning that each responsible party is fully responsible for the cleanup, although in many cases some or all of the other historical owners or operators no longer exist, do not have the financial ability to respond or cannot be found. As a result, because of FCX’s acquisition of Phelps Dodge Corporation (name changed to Freeport-McMoRan Corporation, referred to as FMC) in 2007, many of the subsidiary companies FCX now owns are responsible for a wide variety of environmental remediation projects throughout the U.S. FCX expects to spend substantial sums annually for many years to address those remediation issues. Certain FCX subsidiaries have been advised by the U.S. Environmental Protection Agency (EPA), the Department of the Interior, the Department of Agriculture and several state agencies that, under CERCLA or similar state laws and regulations, they may be liable for costs of responding to environmental conditions at a number of sites that have been or are being investigated to determine whether releases of hazardous substances have occurred and, if so, to develop and implement remedial actions to address environmental concerns. FCX is also subject to claims where the release of hazardous substances is alleged to have damaged natural resources (NRD). As of December 31, 2012, FCX had more than 100 active remediation projects, including NRD claims, in the U.S. in 28 states.

A summary of changes in environmental obligations for the years ended December 31, 2012 (in millions) follows:

Balance at beginning of year	$1,453
Accretion expense(a)	80
Additions	70
Reductions(b)	(182)
Spending	(199)

Balance at end of year	1,222
Less current portion	(186)

Long-term portion	$1,036

(a)	Represented accretion of the fair value of environmental obligations assumed in the 2007 acquisition of FMC, which were determined on a discounted cash flow basis.
(b)	Reductions primarily reflected adjustments for changes in the anticipated scope and timing of environmental remediation projects and the settlement of environmental matters.

Estimated environmental cash payments (on an undiscounted and unescalated basis) total $186 million in 2013, $225 million in 2014, $124 million in 2015, $107 million in 2016, $110 million in 2017 and $1.7 billion thereafter. The amounts and timing of these estimated payments could change as a result of changes in regulatory requirements, changes in scope and timing of remediation activities, the settlement of environmental matters and as actual spending occurs.

FCX was required to record FMC’s environmental obligations at fair value on the acquisition date in accordance with business combination accounting guidance. Significant adjustments to these obligations may occur in the future. At December 31, 2012, FCX’s environmental obligations totaled $2.4 billion on an undiscounted and unescalated basis (compared with $1.2 billion recorded on the balance sheet, which included environmental obligations assumed in the FMC acquisition at fair value). FCX estimates it is reasonably possible that these obligations could range between $2.1 billion and $2.7 billion on an undiscounted and unescalated basis.

FCX believes that there may be potential claims for recovery from third parties, including the U.S. government and other PRPs. These potential recoveries are not recognized unless realization is considered probable.

At December 31, 2012, the most significant environmental obligations were associated with the Pinal Creek site in Arizona; the Newtown Creek site in New York City; historical smelter sites principally located in Arizona, Kansas, New Jersey, Oklahoma and Pennsylvania; and uranium mining sites in the western U.S. The recorded environmental obligations for these sites totaled $1.0 billion at December 31, 2012. A discussion of these sites follows.

Pinal Creek. The Pinal Creek site was listed under the Arizona Department of Environmental Quality’s (ADEQ) Water Quality Assurance Revolving Fund program in 1989 for contamination in the shallow alluvial aquifers within the Pinal Creek drainage near Miami, Arizona. Since that time, environmental remediation was performed by members of the Pinal Creek Group (PCG), consisting of FMC Miami, Inc. (Miami), a wholly owned subsidiary of FMC, and two other companies. In 1998, the District Court approved a Consent Decree between the PCG members and the state of Arizona resolving all matters related to an enforcement action contemplated by the state of Arizona against the PCG members with respect to groundwater contamination. The Consent Decree committed the PCG members to complete the remediation work outlined in the Consent Decree, and that work continues at this time and is expected to continue for many years in the future. Miami also was a party to litigation entitled Pinal Creek Group, et al. v. Newmont Mining Corporation, et al., United States District Court, District of Arizona, Case No. CIV 91-1764 PHX DAE (LOA), filed on May 1, 1991. Pursuant to a settlement in 2010, Miami paid $40 million to certain members of the PCG to settle the allocation of previously incurred costs, and agreed to take full responsibility for future groundwater remediation at the Pinal Creek site, with limited exceptions. The settlement did not result in a change to the obligation, which was estimated at fair value when assumed in the FMC acquisition. During 2011, the obligation was increased by $31 million to reflect changes in remediation capping designs that incorporate best practices for side slope regrading and cap thickness.

Newtown Creek. From the 1930s until 1964, Phelps Dodge Refining Corporation (PDRC), a subsidiary of FMC, operated a smelter, and from the 1930s until 1984, it operated a refinery on the banks of Newtown Creek (the creek), which is a 3.5-mile-long waterway that forms part of the boundary between Brooklyn and Queens in New York City. Heavy industrialization along the banks of the creek and discharges from the City of New York’s sewer system over more than a century resulted in significant environmental contamination of the waterway. The New York Attorney General previously notified several companies, including PDRC, about possible obligations to clean up contaminated sediments in the creek. In March and April 2010, EPA notified PDRC and five others that EPA considers them to be PRPs under CERCLA. The notified parties began working with EPA to identify other PRPs, and EPA proposed that the notified parties perform a Remedial Investigation/Feasibility Study (RI/FS) at their expense and reimburse EPA for its oversight costs. EPA is not expected to propose a remedy until after a RI/FS is completed, which is expected to take several years. On September 29, 2010, EPA designated the creek as a Superfund site. Effective July 18, 2011, PDRC and five other parties entered an Administrative Order on Consent (AOC) to perform a RI/FS to assess the nature and extent of environmental contamination in the creek and identify potential remedial options. The parties’ RI/FS work under the AOC and their identification of other PRPs are ongoing. FCX’s financial obligation for this matter was estimated at fair value when it was assumed in the FMC acquisition and is included in FCX’s aggregate environmental obligations. The actual costs of fulfilling this remedial obligation and the allocation of costs among PRPs are uncertain and subject to change based on the results of the RI/FS, the remediation remedy ultimately selected by EPA and related allocation determinations. Depending on the overall cost and the portion allocated to PDRC, that share could be material to FCX.

Historical Smelter Sites. FMC and its predecessors at various times owned or operated copper and zinc smelters in several states, including Arizona, Kansas, New Jersey, Oklahoma and Pennsylvania. For some of these smelter sites, certain FCX subsidiaries have been advised by EPA or state agencies that they may be liable for costs of investigating and, if appropriate, remediating environmental conditions associated with the smelters. At other sites, certain FCX subsidiaries have entered into state voluntary remediation programs to investigate and, if appropriate, remediate site conditions associated with the smelters. The historical smelter sites are in various stages of assessment and remediation. The two most significant environmental obligations for historical smelter sites relate to Blackwell, Oklahoma, and Bisbee, Arizona. Adjustments to the environmental obligations for historical smelter sites, which principally were estimated at fair value when assumed in the FMC acquisition, totaled a reduction of $47 million in 2012, primarily because of changes in estimated timing of obligations, and an increase of $36 million in 2011, primarily at the Blackwell, Oklahoma, site (refer to discussion below).

Blackwell. From 1918 to 1974, Blackwell Zinc Company, Inc. (BZC), an indirect subsidiary of FCX, owned and operated a zinc smelter in Blackwell, Oklahoma. In 1974, the smelter was demolished and the property deeded to the Blackwell Industrial Authority. Pursuant to an administrative order with the state of Oklahoma, BZC undertook remedial actions in Blackwell in 1996 and 1997, including sampling the nearby residential and commercial properties, and removing soils on properties that were found to have metal concentrations above state-established cleanup standards. From 1997 to 2003, BZC investigated the nature and extent of groundwater contamination potentially attributable to the former smelter and evaluated options for remedying such contamination. In 2003, the state of Oklahoma adopted a cleanup plan requiring the installation of a groundwater extraction and treatment system and the closure of domestic groundwater wells within the groundwater plume area. BZC completed the construction of a groundwater extraction and treatment system, with system startup and initial discharge of treated water occurring in October 2010.

Between 2007 through 2012, FCX, on behalf of BZC, completed a voluntary soil remediation program by inviting property owners in and around Blackwell to have soil at their properties sampled for the presence of smelter-related contaminants, and offering to remediate properties whose soils were found to have metal concentrations above state-established cleanup standards. As part of this program, FCX sampled soils on approximately 90 percent of the residential properties in Blackwell and remediated soils on about 600 properties. All of these soil sampling and remediation activities were coordinated with, and supervised by, the state of Oklahoma.

On May 23, 2012, the Board of Commissioners of Kay County, Oklahoma, filed suit in Oklahoma District Court against FCX and several affiliates, including BZC, entitled Board of Commissioners of the County of Kay, Oklahoma v. Freeport-McMoRan Copper & Gold Inc., et al., United States District Court, Western District of Oklahoma, Case No. 5:12-cv-00601-C. On May 25, 2012, the case was removed to the United States District Court for the Western District of Oklahoma, and trial is set for October 2013. The suit alleges BZC permitted large quantities of smelter waste to be used as road building and fill material throughout Kay County over a period of decades and seeks unspecified financial assistance for removing and covering much of the material, and unspecified damages for the alleged public nuisance created by the presence of the material. FCX has asserted a counter claim against Kay County for contribution under CERCLA. Separate from the litigation, in fourth-quarter 2012, BZC entered into a Consent Agreement and Final Order with the Oklahoma Department of Environmental Quality and Kay County to conduct an assessment of smelter material present on Kay County’s roads, bridges and associated rights-of-way. Sampling is expected to be completed in 2013.

Bisbee. From the 1880s until 1975, FMC and certain predecessor and subsidiary entities operated a copper mine near Bisbee, Arizona. A series of smelters operated in Bisbee from approximately 1879 through 1908. In 2000, FMC entered the Bisbee area into the Arizona Voluntary Remediation Program (VRP) administered by ADEQ. In 2008, FMC expanded the VRP project to include other communities near Bisbee and commenced a voluntary community outreach program inviting property owners to have soils at their properties sampled for the presence of smelter and mine-related metals. For property owners whose soils are found to have metal concentrations above ADEQ established cleanup standards, FMC has offered to remove the impacted soils and replace them with clean soils. For those property owners who requested sampling, approximately 40 percent require some level of cleanup. At December 31, 2012, approximately 60 percent of owners who agreed to have soil cleanup on their properties was completed.

Uranium Mining Sites. During a period between 1940 and the early 1970s, certain FMC predecessor entities were involved in uranium exploration and mining in the western U.S. Similar exploration and mining activities by other companies have caused environmental impacts that have warranted remediation, and EPA and local authorities are currently evaluating the need for significant cleanup activities in the region. To date, FMC has undertaken remediation at a limited number of sites associated with these predecessor entities. An initiative to gather additional information about sites in the region is ongoing, and information gathered under this initiative was submitted to EPA Region 9 during the second and third quarters of 2008 and the fourth quarter of 2009 in response to an information request by EPA regarding uranium mining activities on Navajo Nation properties. FCX utilized the results of FMC’s remediation experience, in combination with historical and updated information to initially estimate the fair value of uranium-related liabilities assumed in the FMC acquisition.

Asset Retirement Obligations (AROs). FCX’s ARO cost estimates are reflected on a third-party cost basis and comply with FCX’s legal obligation to retire tangible, long-lived assets. A summary of changes in FCX’s AROs for the year ended December 31, 2012 (in millions) follows:

Balance at beginning of year	$921
Liabilities incurred	6
Revisions to cash flow estimates (a)	211
Accretion expense	55
Spending	(47)
Foreign currency translation adjustment	—

Balance at end of year	1,146
Less current portion	(55)

Long-term portion	$1,091

(a)	Revisions to cash flow estimates were primarily related to updated closure plans that included revised cost estimates and accelerated timing of certain closure activities.

ARO costs may increase or decrease significantly in the future as a result of changes in regulations, changes in engineering designs and technology, permit modifications or updates, changes in mine plans, inflation or other factors and as actual reclamation spending occurs. ARO activities and expenditures generally are made over an extended period of time commencing near the end of the mine life; however, certain reclamation activities may be accelerated if legally required or if determined to be economically beneficial.

Legal requirements in New Mexico, Arizona and Colorado require financial assurance to be provided for the estimated costs of reclamation and closure, including groundwater quality protection programs. FCX has satisfied financial assurance requirements by using a variety of mechanisms, such as performance guarantees, financial capability demonstrations, trust funds, surety bonds, letters of credit and collateral. The applicable regulations specify financial strength tests that are designed to confirm a company’s or guarantor’s financial capability to fund estimated reclamation and closure costs. The amount of financial assurance FCX is required to provide will vary with changes in laws, regulations and reclamation and closure requirements, and cost estimates. At December 31, 2012, FCX’s financial assurance obligations associated with these closure and reclamation costs totaled $946 million, of which approximately $582 million was in the form of guarantees issued by FCX and financial capability demonstrations. At December 31, 2012, FCX had trust assets totaling $161 million, which are legally restricted to fund a portion of its AROs for properties in New Mexico as required by New Mexico regulatory authorities.

New Mexico Environmental and Reclamation Programs. FCX’s New Mexico operations are regulated under the New Mexico Water Quality Act and regulations adopted under that act by the Water Quality Control Commission (WQCC). The New Mexico Environment Department (NMED) has required each of these operations to submit closure plans for NMED’s approval. The closure plans must include measures to assure meeting groundwater quality standards following the closure of discharging facilities and to abate any groundwater or surface water contamination. In March 2009, the Tyrone operation appealed the WQCC Final Order, dated February 4, 2009, regarding location of the “places of withdrawal of water,” a legal criterion used to determine where groundwater quality standards must be met at FCX’s New Mexico mining sites. In December 2010, Tyrone entered into a settlement agreement with NMED that calls for a stay of the appeal while NMED and the WQCC complete several administrative actions, including renewal of Tyrone’s closure permit consistent with the terms of the settlement, review and approval of a groundwater abatement plan and adoption of alternative abatement standards, and adoption of new groundwater discharge permit rules for copper mines. If the administrative actions are concluded consistent with the terms of the settlement agreement within the period of the stay, then Tyrone will move to dismiss the appeal. In December 2012, Tyrone and NMED agreed to extend the period to conclude the administrative actions through December 31, 2013. The Court of Appeals also extended the stay for another year. Finalized closure plan requirements, including those resulting from the actions to be taken under the settlement agreement, could result in increases in the Tyrone, Chino and Cobre closure costs.

FCX’s New Mexico operations also are subject to regulation under the 1993 New Mexico Mining Act (the Mining Act) and the related rules that are administered by the Mining and Minerals Division (MMD) of the New Mexico Energy, Minerals and Natural Resources Department. Under the Mining Act, mines are required to obtain approval of plans describing the reclamation to be performed following cessation of mining operations. At December 31, 2012, FCX had accrued reclamation and closure costs of $476 million for its New Mexico operations. As stated above, additional accruals may be required based on the state’s review of FCX’s updated closure plans and any resulting permit conditions, and the amount of those accruals could be material.

Arizona Environmental and Reclamation Programs. FCX’s Arizona properties are subject to regulatory oversight in several areas. ADEQ has adopted regulations for its aquifer protection permit (APP) program that require permits for, among other things, certain facilities, activities and structures used for mining, concentrating and smelting and require compliance with aquifer water quality standards at an applicable point of compliance well or location. The APP program also may require mitigation and discharge reduction or elimination of some discharges.

An application for an APP requires a description of a closure strategy that will meet applicable groundwater protection requirements following cessation of operations and an estimate of the cost to implement the closure strategy. An APP may specify closure requirements, which may include post-closure monitoring and maintenance. A more detailed closure plan must be submitted within 90 days after a permitted entity notifies ADEQ of its intent to cease operations. A permit applicant must demonstrate its financial ability to meet the closure costs estimated in the APP.

Portions of Arizona mining facilities that operated after January 1, 1986, also are subject to the Arizona Mined Land Reclamation Act (AMLRA). AMLRA requires reclamation to achieve stability and safety consistent with post-mining land use objectives specified in a reclamation plan. Reclamation plans must be approved by the State Mine Inspector and must include an estimate of the cost to perform the reclamation measures specified in the plan. FCX will continue to evaluate options for future reclamation and closure activities at its operating and non-operating sites, which are likely to result in adjustments to FCX’s ARO liabilities. At December 31, 2012, FCX had accrued reclamation and closure costs of $240 million for its Arizona operations.

Colorado Reclamation Programs. FCX’s Colorado operations are regulated by the Colorado Mined Land Reclamation Act (Reclamation Act) and regulations promulgated thereunder. Under the Reclamation Act, mines are required to obtain approval of reclamation plans describing the reclamation of lands affected by mining operations to be performed during mining or upon cessation of mining operations. As of December 31, 2012, FCX had accrued reclamation and closure costs of $47 million for its Colorado operations.

Chilean Reclamation and Closure Programs. In July 2011, the Chilean senate passed legislation regulating mine closure, which establishes new requirements for closure plans and became effective in November 2012. FCX’s Chilean operations will be required to update closure plans and provide financial assurance for these obligations. FCX cannot predict at this time the cost of these closure plans or the levels or forms of financial assurance that may be required. Revised closure plans for the Chilean mine sites are due in November 2014. At December 31, 2012, FCX had accrued reclamation and closure costs of $54 million for its Chilean operations.

Peruvian Reclamation and Closure Programs. Cerro Verde is subject to regulation under the Mine Closure Law administered by the Peruvian Ministry of Energy and Mines. Under the closure regulations, mines must submit a closure plan that includes the reclamation methods, closure cost estimates, methods of control and verification, closure and post-closure plans and financial assurance. The updated closure plan for the Cerro Verde mine expansion must be submitted to the Peruvian regulatory authorities in December 2014. At December 31, 2012, Cerro Verde had accrued reclamation and closure costs of $89 million.

PT Freeport Indonesia Reclamation and Closure Programs. The ultimate amount of reclamation and closure costs to be incurred at PT Freeport Indonesia’s operations will be determined based on applicable laws and regulations and PT Freeport Indonesia’s assessment of appropriate remedial activities in the circumstances, after consultation with governmental authorities, affected local residents and other affected parties and cannot currently be projected with precision. Estimates of the ultimate reclamation and closure costs PT Freeport Indonesia will incur in the future involve complex issues requiring integrated assessments over a period of many years and are subject to revision over time as more complete studies are performed. Some reclamation costs will be incurred during mining activities, while most closure costs and the remaining reclamation costs will be incurred at the end of mining activities, which are currently estimated to continue for approximately 30 years. At December 31, 2012, PT Freeport Indonesia had accrued reclamation and closure costs of $195 million and a long-term receivable for Rio Tinto’s share of the obligation of $18 million (included in long-term receivables).

In 1996, PT Freeport Indonesia began contributing to a cash fund ($16 million balance at December 31, 2012) designed to accumulate at least $100 million (including interest) by the end of its Indonesia mining activities. PT Freeport Indonesia plans to use this fund, including accrued interest, to pay mine closure and reclamation costs. Any costs in excess of the $100 million fund would be funded by operational cash flow or other sources.

In December 2010, the President of Indonesia issued a regulation regarding mine reclamation and closure, which requires a company to provide a mine closure guarantee in the form of a time deposit placed in a state-owned bank in Indonesia. In accordance with its Contract of Work, PT Freeport Indonesia is working with the Department of Energy and Mineral Resources to review these requirements, including discussion of other options for the mine closure guarantee. In December 2009, PT Freeport Indonesia submitted its revised mine closure plan to the Department of Energy and Mineral Resources for review and has addressed comments received during the course of this review process.

Litigation.

Asbestos Claims. Since approximately 1990, FMC and various subsidiaries have been named as defendants in a large number of lawsuits that claim personal injury either from exposure to asbestos allegedly contained in electrical wire products produced or marketed many years ago or from asbestos contained in buildings and facilities located at properties owned or operated by FMC affiliates, or from alleged asbestos in talc products. Many of these suits involve a large number of codefendants. Based on litigation results to date and facts currently known, FCX believes there is a reasonable possibility that losses may have been incurred related to these matters; however, FCX also believes that the amounts of any such losses, individually or in the aggregate, are not material to its consolidated financial statements. There can be no assurance, however, that future developments will not alter this conclusion.

Yonkers Site. From 1932 until 1984, FMC owned and operated a cable manufacturing facility on the Hudson River in Yonkers, New York. FMC sold that operation in 1984, and it was subsequently sold to BICC Cables Corporation (BICC). BICC closed the facility in 1996. In 2005, Blackacre Partners OPS, LLC (Blackacre) began environmental cleanup work at the site using funding provided by FMC and BICC. One Point Street, Inc. (OPS), a real estate developer, has current title to the site.

On September 9, 2011, OPS filed a complaint in the United States District Court for the Southern District of New York, which it amended on March 1, 2012. The amended complaint alleged that FMC, BICC and Blackacre failed to timely and diligently complete remediation of the site in breach of alleged obligations under CERCLA and New York Environmental Conservation Law, and under the contractual agreements among the parties. In fourth-quarter 2012, this matter was settled, and OPS will be completing the limited remaining cleanup work at the site using funds provided by FMC and BICC.

Columbian Chemicals Company (Columbian) Claims. Columbian, formerly a subsidiary of FMC, has notified FCX of various indemnification claims arising out of the 2005 agreement pursuant to which Columbian was sold. The principal outstanding claims relate to (1) multiple mass tort suits pending against Columbian in West Virginia state court for alleged personal injury and property damage resulting from exposure to carbon black (the Carbon Black claims) and (2) an investigation being conducted by EPA of potential Clean Air Act violations during the period Columbian was owned by FMC (the Clean Air Act matter). In April 2012, Columbian filed suit in New York state court (Columbian Chemicals Company and Columbian Chemicals Acquisition LLC v. Freeport-McMoRan Corporation f/k/a Phelps Dodge Corporation, County of New York, Supreme Court of the State of New York, Index No. 600999/2010), that alleged, among other things, that the Carbon Black claims are the responsibility of FMC, and are not subject to the aggregate cap under the 2005 agreement pursuant to which Columbian was sold. In July 2012, FCX and Columbian reached a settlement pursuant to which the litigation was dismissed with prejudice and all outstanding disputes regarding the extent of FCX’s indemnity obligations to Columbian were fully resolved. Under the terms of the settlement, FCX’s remaining possible exposure is to indemnify Columbian for incurred losses related only to the Carbon Black claims and the Clean Air Act matter. The cap, net of amounts reserved and paid, totaled $122 million at December 31, 2012. FMC cannot estimate Columbian’s exposure, if any, for the Carbon Black claims or the Clean Air Act matter.

Shareholder Litigation. Thirteen derivative actions challenging the PXP merger and/or the MMR merger were filed on behalf of FCX by purported FCX stockholders. Ten were filed in the Court of Chancery of the State of Delaware and three were filed in the Superior Court of the State of Arizona, County of Maricopa. On January 25, 2013, the Delaware Court of Chancery consolidated the Delaware actions into a single action, In Re Freeport-McMoRan Copper & Gold Inc. Derivative Litigation, No. 8145-VCN. On January 17, 2013, the Arizona Superior Court consolidated two of the Arizona actions into In Re Freeport-McMoRan Derivative Litigation, No. CV2012-018351. A third Arizona complaint, Harris v. Adkerson et al., No. CV2013-004163, filed on January 16, 2013, has not yet been consolidated. The actions name some or all of the following as defendants: the directors and certain officers of FCX, two FCX subsidiaries, PXP and certain of its directors, and MMR and certain of its directors and officers. The actions allege, among other things, that the FCX directors breached their fiduciary duties to FCX stockholders because they, among other things, pursued their own interests at the expense of stockholders in approving the PXP and MMR mergers. The complaints also allege that some or all of the following parties aided and abetted the wrongful acts allegedly committed by the directors and certain officers of FCX: two FCX subsidiaries, PXP and certain of its directors, and MMR and certain of its directors and officers. The actions seek as relief, among other things, an injunction barring or rescinding both the PXP merger and the MMR merger and requiring submission of the proposed PXP merger and MMR merger to a vote of FCX stockholders, damages, and attorneys’ fees and costs.

Three putative class actions challenging the PXP merger were filed on behalf of PXP stockholders in the Court of Chancery of the State of Delaware. On January 15, 2013, the Court of Chancery consolidated the actions into a single action, In Re Plains Exploration & Production Company Stockholder Litigation, No. 8090-VCN. The action names as defendants PXP, the directors of PXP, FCX, and an FCX subsidiary. The action alleges that PXP’s directors breached their fiduciary duties because they, among other things, pursued their own interests at the expense of stockholders and failed to maximize stockholder value with respect to the merger, and that FCX and an FCX subsidiary aided and abetted the breach of fiduciary duties by PXP’s directors. The action seeks as relief an injunction barring or rescinding the PXP merger, damages, and attorneys’ fees and costs.

In addition, ten putative class actions challenging the MMR merger were filed on behalf of MMR stockholders. Nine were filed in the Court of Chancery of the State of Delaware. On January 25, 2012, the Court of Chancery consolidated the actions into a single action, In Re McMoRan Exploration Co. Stockholder Litigation, No. 8132-VCN. One action was also filed in the Civil District Court for the Parish of Orleans of the State of Louisiana: Langley v. Moffett et al., No. 2012-11904, filed December 19, 2012. Each of the actions names some or all of the following as defendants, in addition to MMR and its directors: FCX, subsidiaries of FCX, and PXP. The actions allege that MMR’s directors breached their fiduciary duties because they, among other things, pursued their own interests at the expense of stockholders and failed to maximize stockholder value with respect to the merger, and that PXP, FCX, or both, aided and abetted the breach of fiduciary duty by MMR’s directors. The Delaware action also asserts claims derivatively on behalf of MMR. The actions seek, among other things, injunctive relief barring or rescinding the MMR merger, damages, and attorneys’ fees and costs.

FCX intends to vigorously defend itself in these matters.

Tax Matters. Cerro Verde Tax Proceedings. SUNAT, the Peruvian national tax authority, has assessed mining royalties on materials processed by the Cerro Verde concentrator that commenced operations in late 2006. These assessments cover the period October 2006 to December 2007 and the years 2008 and 2009. SUNAT has issued rulings denying Cerro Verde’s protest of the assessments. Cerro Verde has appealed these decisions and currently has three cases pending before the Peruvian Tax Court. Cerro Verde is challenging these royalties because it believes its stability agreement provides an exemption for all minerals extracted from its mining concession, irrespective of the method used for processing those minerals. Although FCX believes its interpretation of the stability agreement is correct, if Cerro Verde is ultimately found responsible for these assessments, it will also be liable for interest, which accrues at rates that range from approximately 7 to 18 percent based on the year accrued and the currency in which the amounts would be payable. At December 31, 2012, the aggregate amount of the assessments, including interest and penalties, totaled $218 million. SUNAT may continue to assess mining royalties annually until this matter is resolved by the Peruvian Tax Tribunal.

Cerro Verde is also challenging various income and value-added tax assessments from SUNAT covering the years 2002 through 2008 and has cases pending before the Peruvian Tax Court. At December 31, 2012, the approximate amount of these assessments, including interest and penalties, totaled $180 million.

Indonesia Tax Matters. The Indonesian tax authorities issued assessments for various audit exceptions on PT Freeport Indonesia’s tax returns as follows (in millions):

Date of Assessment	Tax Return Year	Tax Assessment	Interest Assessment	Total
October 2010	2005	$106	$52	$158
November 2011	2006	22	10	32
March 2012	2007	91	44	135

Total		$219	$106	$325

PT Freeport Indonesia has filed objections to the assessments because it believes it has properly paid its taxes. During first-quarter 2012, PT Freeport Indonesia’s objections to the assessments related to 2005 were substantially all rejected by the Indonesian tax authorities and, in May 2012, appeals were filed with the Indonesian Tax Court. As of

December 31, 2012, PT Freeport Indonesia has paid $182 million (of which $148 million is included in long-term receivables) for the disputed tax assessments related to 2005, 2006 and 2007. PT Freeport Indonesia is working with the Indonesian tax authorities to resolve these matters and expects to receive additional assessments from the Indonesian tax authorities for their audit of its 2008 tax return.

In December 2009, PT Freeport Indonesia was notified by the Large Taxpayer’s Office of the Government of Indonesia of its view that PT Freeport Indonesia is obligated to pay value added taxes on certain goods imported after the year 2000. The amount of such taxes and related penalties under this view would be significant. PT Freeport Indonesia believes that, pursuant to the terms of its Contract of Work, it is only required to pay value added taxes on these types of goods imported after December 30, 2009. PT Freeport Indonesia has not received a formal assessment and is working with the applicable government authorities to resolve this matter.

Letters of Credit, Bank Guarantees and Surety Bonds. Letters of credit and bank guarantees totaled $98 million at December 31, 2012, primarily for reclamation and environmental obligations, workers’ compensation insurance programs, tax and customs obligations, and other commercial obligations. In addition, FCX had surety bonds totaling $159 million at December 31, 2012, associated with reclamation and closure ($137 million – see discussion above), self-insurance bonds primarily for workers’ compensation ($18 million) and other bonds ($4 million).

Insurance. FCX purchases a variety of insurance products to mitigate potential losses. The various insurance products typically have specified deductible amounts or self-insured retentions and policy limits. FCX generally is self-insured for U.S. workers’ compensation, but purchases excess insurance up to statutory limits. An actuarial analysis is performed twice a year for various FCX casualty programs, including workers’ compensation, to estimate required insurance reserves. Insurance reserves totaled $52 million at December 31, 2012, which consisted of a current portion of $8 million (included in accounts payable and accrued liabilities) and a long-term portion of $44 million (included in other liabilities).

FCX maintains property damage and business interruption insurance related to its operations. FCX and its insurers entered into an insurance settlement agreement in December 2012. The insurers agreed to pay an aggregate of $63 million, including $4 million for PT Freeport Indonesia’s joint venture partner’s interest, for the settlement of the insurance claim for business interruption and property damage relating to the 2011 incidents affecting PT Freeport Indonesia’s concentrate pipelines. As a result of the settlement, FCX recorded a gain of $59 million ($31 million to net income attributable to FCX common stockholders).

EXHIBIT D-3

FORM OF OPINION OF INDONESIAN COUNSEL FOR THE BORROWERS

EXHIBIT D-3

[Date]

The Lenders, the Issuing Banks, the Administrative Agent and

the Syndication Agent referred to below

c/o JPMorgan Chase Bank, N.A.

270 Park Avenue

New York, New York 10017

Re: PT Freeport Indonesia – Revolving Credit Agreement

Dear Sirs:

We have acted as special Indonesian counsel to Freeport-McMoran Copper & Gold Inc., a Delaware corporation (“FCX”), Plains Exploration & Production Company, a Delaware corporation and PT Freeport Indonesia, a limited liability company organized under the laws of the Republic of Indonesia which is also domesticated in Delaware, as a corporation (“PTFI”) in connection with the transactions contemplated by that certain Revolving Credit Agreement dated as of 14 February 2013 (the “Revolving Credit Agreement”), among FCX, PTFI, the lenders party thereto whose names are listed on Exhibit 1 hereto (collectively the “Lenders”), the issuing banks party thereto whose names are listed on Exhibit 1 hereto (collectively the “Issuing Banks”), JPMorgan Chase Bank, N.A., as administrative agent (the “Administrative Agent”) and the swingline lender, Bank of America, N.A., as syndication agent (the “Syndication Agent”), BNP Paribas, Citibank, N.A., HSBC Bank USA, National Association, Mizuho Corporate Bank, Ltd., Sumitomo Mitsui Banking Corporation, the Bank of Nova Scotia and the Bank of Tokyo-Mitsubishi UFJ, Ltd., as co-documentation agents, and J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, BNP Paribas Securities Corp., Citigroup Global Markets Inc., HSBC Securities (USA) Inc., Mizuho Corporate Bank, Ltd., Sumitomo Mitsui Banking Corporation, the Bank of Nova Scotia and the Bank of Tokyo-Mitsubishi UFJ, Ltd., as joint lead arrangers and joint bookrunners, and Agricultural Bank of China, New York Branch, Bank of Montreal, Chicago Branch, Canadian Imperial Bank of Commerce, New York Agency, Compass Bank, Royal Bank of Canada, The Toronto-Dominion Bank, Sovereign Bank, N.A., Standard Chartered Bank, U.S, Bank National Association and Wells Fargo Bank, National Association, as senior managing agents.

This opinion is delivered pursuant to Article IV, Section 4.02 (b) (iii) of the Revolving Credit Agreement.

I.	In connection with the opinion expressed below, we have examined and relied on the following documents:

(a)	a copy of the Revolving Credit Agreement;

(b) a copy of the Unanimous Written Consent of the Board of Directors of PTFI dated              2013 (the “BOD Consents”) approving among other things the obtain of loan under the Revolving Credit Agreement and the granting of cash collateral as may be required under the Revolving Credit Agreement;

(c) a copy of the Unanimous Written Consent of the Board of Commissioners of PTFI dated              2013 approving among other things the obtain of loan under the Revolving Credit Agreement and the granting of cash collateral as may be required under the Revolving Credit Agreement;

(d) copies of the latest Articles of Association of PTFI as contained in Deed No. 174 dated 24 July 2008 drawn up by Sutjipto, SH., a Notary in Jakarta (the “Articles of Association”), which was approved by the Minister of Law and Human Rights through his Decision No. AHU-61632.AH.01.02.Tahun 2008 dated 12 September 2008 and published in the State Gazette No. 99 dated 9 December 2008, Supplement No. 26713/2008;

(e) a copy of [Deed of Statement of Resolutions of the Annual General Meeting of Shareholders of PTFI (Pernyataan Keputusan Rapat Umum Para Pemegang Saham Tahunan) No. 67 dated 15 June 2012 drawn up before Aryanti Artisari, S.H, Mkn, a Notary in Jakarta, which was notified to and receipt by the Minister of Law and Human Rights as evidenced by his letter No. AHU-AH.01.10-24010 dated 02 July 2012, which deed contains the appointment of the latest members of the Board of Directors and the Board of Commissioners of PTFI;]

(f) [a copy of Appointment of Officers dated 25 May 2012 signed and issued by the President Director of PTFI;]

(g) a copy of a letter from the State Minister Coordinator for Economic, Finance and Development Supervisory No. S-45/S.Tim.PKLN/1996 dated 25 September 1996 to PTFI (the “PKLN Letter”); and

(h) a copy of the Statement Letter from PTFI dated              2013 (the “Statement Letter”).

The documents referred to in items (a) through (h) collectively are referred to as the “Documents”.

II.	In our examination of the Documents, we have assumed:

A.	the genuineness of all signatures contained therein;

B.	the conformity to original documents of the documents submitted to us as certified, conformed or photostatic copies, and that all documents delivered to us for our review are the most up-dated version and no amendments, modifications and/or supplements to the documents have not been disclosed to us;

C.	that the Revolving Credit Agreement is in proper legal form and enforceable in accordance with its terms under the laws of the State of New York, United States of America by which it is expressed to be governed and is within the capacity and powers of and has been validly authorized by, each party thereto and constitutes the legal, valid and binding obligations of all such parties to such Revolving Credit Agreement (in each case, except to the extent set forth in the opinions expressed below as to PTFI);

D.	that the execution, delivery and performance of the Revolving Credit Agreement by each of the parties thereto will not contravene the laws of any country or its constitutional documents (but we make no such assumption regarding the laws of the Republic of Indonesia or its constitutional documents, as to PTFI);

E.	the correctness of all facts and circumstances recited, represented or warranted in the Revolving Credit Agreement (other than those set forth in the opinions below);

F.	that insofar as any obligation under the Revolving Credit Agreement is to be performed in any jurisdiction outside the Republic of Indonesia, its performance will not be illegal or ineffective by virtue of the law of that or those jurisdictions;

G.	that the directors and commissioners of PTFI who signed the relevant resolutions in connection with the Revolving Credit Agreement were validly appointed and not otherwise disqualified from voting and such directors and commissioners justifiably formed the opinion that PTFI’s entry into the Revolving Credit Agreement and grant of security is for its corporate benefit, and that Robert Hunter White and Jeffrey James Monteith have effectively resigned from their positions as Directors of PTFI before the date of the BOD Consents (as stated in the Statement Letter); and

H.	that none of the parties (or their employees, agents, directors, commissioners, affiliates or other legal equivalents) is, or will be, seeking to conduct any relevant transaction or any associated activity in a manner or for a purpose not evident on the face of the Revolving Credit Agreement or otherwise not known to us which would render the Revolving Credit Agreement or any other relevant transaction or associated activity illegal, void or voidable.

III.	This opinion is given with respect to the laws of the Republic of Indonesia and we express no opinion with respect to those matters governed by or construed in accordance with the laws of any jurisdiction other than the Republic of Indonesia.

IV.	Based upon and subject, where applicable, to the foregoing, assumptions and the qualifications set forth below and having regard to the relevant laws of the Republic of Indonesia as in effect on the date hereof, we are of the opinion that:

A.	PTFI is a limited liability company, duly incorporated and validly existing under the laws of the Republic of Indonesia, and is a separate legal entity capable of suing and being sued;

B. PTFI has full power and authority to enter into, execute and perform its obligations under the Revolving Credit Agreement;

C. the execution and delivery of the Revolving Credit Agreement by PTFI is within its corporate power and the execution, delivery and performance of the Revolving Credit Agreement have been duly authorized by all the necessary corporate action and do not contravene the provisions of any law or regulation of the Republic of Indonesia or the Articles of Association;

D.	the Revolving Credit Agreement constitutes the legal, valid and binding obligations of PTFI and enforceable in accordance with its respective terms, and the obligations of PTFI thereunder will rank at least pari passu with all of its present and future unsecured obligations of PTFI save those preferred by prevailing laws and regulations;

E.	the execution of the Revolving Credit Agreement by PTFI and the exercise of its rights and the performance of its obligations there-under will constitute private and commercial acts done and performed for private and commercial purposes. In any proceedings in the Republic of Indonesia in connection with the Revolving Credit Agreement, PTFI will not be entitled to claim for itself or any of its assets immunity from suit, execution, attachment or other legal process;

F.	there are no authorizations, approvals, consents, licenses, exemptions, filings, registrations and other actions, conditions and things required by the laws of the Republic of Indonesia to be taken, fulfilled or done in order to enable PTFI to lawfully enter into, exercise its rights and perform and comply with its obligations under the Revolving Credit Agreement other than:

(i)	the filing of certain reports with Bank Indonesia and subsequent periodic reports thereafter as required by Bank Indonesia Regulation No. 12/1/PBI/2010 dated 28 January 2010 on Offshore Loans by Non-Bank Companies (“Regulation No. 12/1 of 2010”) and No. 14/21/PBI/2012 Tahun 2012 dated 21 December 2012 on Foreign Exchange Activities Reports (“Regulation No. 14 of 2012”), the implementing regulations thereof and any amendments thereto;

(ii)	the filing with Bank Indonesia of a copy of the Revolving Credit Agreement (together with other reports as required by Bank Indonesia Regulation No. 12/24/PBI/2010 dated 29 December 2010 on Offshore Loan Reporting Obligations (“Regulation No. 12/24 of 2010”) and Regulation No. 14 of 2012, the implementing regulations thereof and any amendments thereto) and with the Foreign Commercial Loan Coordinating Team (the “PKLN Team”) and the Ministry of Finance and subsequent periodic reports thereafter; and

(iii)	the filing of a monthly report with Bank Indonesia in relation to the drawdown of proceeds of the Revolving Credit Agreement as required by (a) Bank Indonesia Regulation No. 14/25/PBI/2012 dated 27 December 2012 on Receipt of Export Earnings in Foreign Exchange and Withdrawal of Offshore Loans in Foreign Exchange and (b) Bank Indonesia Regulation No. 13/22/PBI/2011 (as amended) dated 30 September 2011 on Obligation to Report of any Withdrawal of Offshore Loans in Foreign Exchange (the “FX Regulations”), the implementing regulations thereof and any amendments thereto;

G.	under the laws of the Republic of Indonesia, the choice of the State of New York as the governing law of the Revolving Credit Agreement is a valid choice of law and should be honored, recognized and applied by the Indonesian courts;

H. the submission by PTFI in the Revolving Credit Agreement to the jurisdiction of the Supreme Court of the State of New York and of the United States District Court of the Southern District of New York, is valid and binding under the laws of the Republic of Indonesia;

I.	PTFI is legally permitted to purchase United States Dollars for the payment of all moneys due under the Revolving Credit Agreement. There are no Indonesian laws and regulations currently in force that would require any governmental approval for PTFI to obtain or hold foreign currency in the Republic of Indonesia, to convert Indonesian Rupiah to foreign currency or transfer foreign currency out of the Republic of Indonesia;

J. no payment of stamp duty or of any similar tax in effect on the date hereof under the laws of the Republic of Indonesia, other than a stamp duty of Rp.6,000 (six thousand Rupiah) on the Revolving Credit Agreement, is required in respect of the entry into, performance or enforcement of the Revolving Credit Agreement or to ensure the admissibility in evidence of the Revolving Credit Agreement in the Republic of Indonesia;

K. None of the Lenders, the Issuing Banks or the Administrative Agent will be deemed to be resident, domiciled or carrying on business in the Republic of Indonesia by reason only of the execution, performance, enforcement of or receipt of any payment under the Revolving Credit Agreement; and

L. it is unnecessary for the Lenders, the Issuing Banks or the Administrative Agent be licensed, qualified or otherwise entitled to carry on business in the Republic of Indonesia in order to enable any Lender, Issuing Bank or the Administrative Agent to enforce its respective rights under the Revolving Credit Agreement or by reason only of the execution and performance of the Revolving Credit Agreement.

V.	Our opinion is subject to the following reservations and qualifications:

A. our opinion that an obligation or document is enforceable means that the obligation or document is of a type and form which courts in the Republic of Indonesia should enforce. It is not to be taken as meaning that the obligations or document can necessarily be enforced in accordance with its terms in all circumstances. In particular, the enforceability of an obligation may be affected by (i) other agreements or instruments binding upon the party or any of its assets, statutes of limitation and laws and regulations affecting the rights of creditors generally including under the Indonesian Bankruptcy Law and other similar laws of general application; and (ii) the provisions of the Indonesian Civil Code which cannot be specifically waived by PTFI;

B. the rights and obligations of the parties to the Revolving Credit Agreement are, to the extent that the laws of the Republic of Indonesia are or would be deemed applicable, subject to the principle of good faith, which under Indonesian law governs the relationship between the parties to a contract and which in certain circumstances may limit or preclude the reliance on, or enforcement of, contractual terms and provisions;

C. to the extent that a proceeding is initiated in Indonesia, service of process must be effected by an authorized court server;

D.	issuance of an order by the courts of the Republic of Indonesia requiring a party to perform an obligation under a contract or to refrain from committing any breach is within the discretion of the courts. A court may decide not to enforce payment of moneys owing if the extent of default relied on is deemed immaterial and the courts may require that the parties act reasonably and in good faith;

E. a certificate, determination, notification, or opinion of the Lenders or the Administrative Agent as to any matter provided for in the Revolving Credit Agreement may be held by courts of the Republic of Indonesia not to be conclusive and therefore not enforceable if it could be shown to have an unreasonable or arbitrary basis or in the event of manifest error;

F. a reference to the legality, validity and binding effect of an obligation, or to its enforceability, is not to be taken as indicating its enforceability by way of specific performance, injunctive relief or any other discretionary remedy nor to the recognition or enforcement in the Republic of Indonesia of any judgment or award obtained outside the Republic of Indonesia. Enforceability may be subject to principles of fairness and public policy;

G.	any provision in the Revolving Credit Agreement providing for the severance of any provision which is illegal, invalid, or unenforceable may not be effective and would depend on the nature of the illegality, invalidity, or unenforceability in question;

H.	claims may become barred under Indonesian laws imposing limited periods within which suits, actions or proceedings can be brought or may be or become subject to defenses of set-off or counterclaim;

I. currently, there is no effective nor reliable Registry of Companies in Indonesia, or any effective public register of corporate information such as the complete Articles of Association, names of shareholders, directors and commissioners, encumbrances over corporate assets, resolution for winding up and the appointment liquidators, or court (including bankruptcy and arbitration) proceedings;

J. court proceedings, arbitration proceedings, and governmental agency proceedings are practically not matters of public record in Indonesia. It is not practicable to conduct searches to ensure that no resolution for winding up and no notice of application to a court for winding up are in existence against PTFI in the Republic of Indonesia, or to ensure that there is no pending or threatened litigation against PTFI or involving PTFI which may have an adverse effect on PTFI, its assets or its ability to continue business;

K. nothing in this opinion should be taken as indicating that the remedies of specific performance, injunctive relief or pre-judgment attachment (being in some instances discretionary remedies of the court) would necessarily be available in any particular instance with respect to any particular provision of any of the Revolving Credit Agreement should the matter be litigated in the Republic of Indonesia;

L.	in practice, Indonesian courts have adopted an ambivalent attitude to foreign choice of law clauses. There are several precedents where Indonesian courts have disregarded a foreign choice of law clause and applied Indonesian law. Even if foreign law is applied, a court nonetheless considers Indonesian law to ensure that no infringement of such law occurs. However, if the court were to apply Indonesian law as the governing law of the Revolving Credit Agreement, it would nonetheless continue to constitute the legal, valid and binding obligations of PTFI and be enforceable in accordance with their terms;

M.	the judgment of a foreign court is not directly enforceable in Indonesia. To enforce a foreign court judgment in Indonesia, a party is required to file a claim before the relevant district court in Indonesia and such judgment may be given such evidentiary weight as an Indonesian court deems appropriate. The procedure will effectively amount to a retrial, and the Indonesian court will not be bound by the findings of the foreign court;

N.	under Regulation No. 12/24 of 2010, a borrower is required to file its offshore borrowing with Bank Indonesia. Similar reports should also be filed with the PKLN Team and the Ministry of Finance. Following initial filing, a borrower has ongoing reporting obligations to Bank Indonesia, the PKLN Team and with the Ministry of Finance.

Further, according to Regulation No. 14 of 2012, as of 1 August 2013, the borrower’s reporting obligations to Bank Indonesia under Regulation No. 12/24 of 2010 will be subject to Regulation No. 14 of 2012. Please see Qualification P below. As of 1 August 2013, Regulation No. 12/24 of 2010 will no longer be valid and will be superseded by Regulation No. 14 of 2012.

There is conflicting case law in Indonesia upon the effect of failure to comply with the filing and reporting requirement of loan agreements to Bank Indonesia. Some court decisions have held that failure to comply will invalidate the agreements. Other court decisions have held that failure to comply is only an administrative matter and will not affect the validity of the agreements. Decisions of Indonesian courts are not binding as precedent and it is impossible to determine what line of decisions will be followed in future.

In connection with the applicability of Presidential Decree No. 39 of 1991 to the Revolving Credit Agreement, [the PKLN Team has verbally advised us that a letter with a description such as the PKLN Letter continues to be valid, from which we conclude that PTFI can continue to rely on that letter. The PKLN Team verbally confirmed that once a letter such as the PKLN Letter has been issued and relied upon (PTFI officers tell us that PTFI has made filings consistent with the PKLN Letter), the PKLN Team is unlikely to act to revoke or amend the position set out in the letter. Inquiries were made to the PKLN Team on a ‘no names’ basis and therefore did not expressly mention the PKLN Letter.] Presidential Decree No. 39 of 1991 and its implementing regulations require approval of the PKLN Team for a facility such as the Revolving Credit Agreement unless there is ‘no relation with the government’ to the Revolving Credit Agreement. The PKLN Team verbally advised us that in its opinion it has discretion to interpret the meaning of ‘no relation with the government’;

O.	under Regulation No. 12/1 of 2010 and its implementing regulation(s), PTFI, being an Indonesian private company (non-bank), is obliged to file certain reports to Bank Indonesia in relation to its long-term offshore loan facility that consist of (i) financial statement, (ii) financial ratio, (iii) credit rating report (if any), (iv) risk management analysis and (v) offshore loan plan for a period of one year. The reports referred to in items (i) to (v) must be submitted at the latest by 10 March of the relevant year (or on the next working day if such date falls on a holiday). Any amendments to the report, etc. referred to in items (iv) and (v) must be submitted at the latest by 1 July of the relevant year (or on the next working day if such date falls on a holiday), and any plan for obtaining an offshore loan after 10 March, must also be submitted to Bank Indonesia.

In addition, PTFI must also submit periodical filings to Bank Indonesia in relation to its offshore loan facility. The periodical filings cover semi-annual filing of financial ratio and financial statement (as referred to in items (i) and (ii) above) every 10 June and 10 December of the relevant year. Failure to file all the above reports will subject the non-bank borrower to certain administrative sanctions.

Further, according to Regulation No. 14 of 2012, as of 1 August 2013, the borrower’s reporting obligations to Bank Indonesia under Regulation No. 12/1 of 2010 will be subject to Regulation No. 14 of 2012. Please see Qualification P below. As of 1 August 2013, Regulation No. 12/1 of 2010 will no longer be valid and will be superseded by Regulation No. 14 of 2012;

P.

Regulation No. 14 of 2012 requires certain entities, including those that have offshore financial obligations and non-bank companies to file monthly transaction and position reports to Bank Indonesia by the 15th day of the following month of its foreign exchange flow activities (in relation to, among other things, the receipt of a facility, payments under the relevant credit agreement and/or security agreements) completely, accurately and punctually. In addition to the monthly reports, the company must also submit its financial information every 6 months, not later than 15 June and 15 December. Failure to file the reports will subject the company to certain administrative sanctions;

Q.	Bank Indonesia Regulation No. 10/28/PBI/2008 dated 12 November 2008 on Purchase of Foreign Currency against Rupiah at Banks and its implementing regulations thereto require a bank in Indonesia to obtain from its customers, the following documents if they wish to purchase foreign currency (defines as United States Dollars) against Rupiah and the total amount will exceed US$100,000 (or its equivalent in other currencies) per month per customer:

(i)	a copy of the underlying document (such as the Revolving Credit Agreement);

(ii)	Tax Registration Code; and

(ii)	a statement from the bank’s customer that the underlying document is a valid document and that the foreign currency will only be used to settle the payment obligations under the underlying documents.

Failure by PTFI to provide the above documents to the bank(s) in Indonesia may cause PTFI unable to purchase foreign currency from the relevant banks. The relevant banks will be subject to administrative sanctions from Bank Indonesia for any violations of this regulation.

In addition, PTFI will also be required for any transfer of foreign currency out of the Republic of Indonesia (the “Transaction”) involving more than US$10,000 (ten thousand United States Dollars) or its equivalent in another currency, to provide information and data to the relevant bank(s) in the Republic of Indonesia involved in the Transaction regarding the amount, purpose and objective of payments related to the Transaction, the parties involved and the country of origin or destination of payments arising out of the Transaction;

R.

any power, authority or appointment expressed in the Revolving Credit Agreement to be irrevocable may not, by such expression, be made irrevocable in that a grantor in issuing an irrevocable power of attorney remains authorized and capable to dispose of or to encumber the assets which are subject to an irrevocable power of attorney and in that the exercise of such authority and capacity of the grantor, albeit in violation of the provisions of an irrevocable power of attorney, does not, per se, render the transaction so performed invalid and may result only in a claim for damages. In addition, each power of attorney whether or not irrevocable, may be deemed terminated by force of law, and without notice, upon insolvency or bankruptcy of the grantor of such power of attorney;

S.	Law No. 24 of 2009 on the National Flag, Language, Emblem, and Anthem which was enacted on 9 July 2009 (“Law 24 of 2009”) provides that the Indonesian language must be used in, among other things, agreements entered into by Indonesian parties. If the agreements involve foreign parties, the agreements can be executed in dual language (i.e. using the Indonesian language and the language of the relevant foreign parties and/or the English language). Law No. 24 of 2009 provides that the details of this requirement will be further regulated in a Presidential Regulation. Pending further clarification of Law No. 24 of 2009 in a Presidential Regulation, it is still unclear what will be the legal impact (if any) of having an agreement to which an Indonesian entity is a party executed in English only and, therefore, we are not able to provide any conclusive opinion on this matter.

We note from Section 5.10 of the Revolving Credit Agreement that within 180 days of the Effective Date (as defined in the Revolving Credit Agreement) or such later date as determined in the sole discretion of the Administrative Agent an Indonesian version of the Revolving Credit Agreement must be provided to the Administrative Agent. Subject to further clarification of Law No. 24 of 2009 in a Presidential Regulation to be issued in the future, the requirement regarding the use of the Indonesian language under Law No. 24 of 2009 should be satisfied when the Indonesian version of the Revolving Credit Agreement has been executed by the parties thereto.

Further, the Elucidation of Article 31 (2) of Law No. 24 of 2009 states that Indonesian and other language are deemed original. It is unclear at this stage as to the meaning of this provision but it may be interpreted that that no language should prevail over the other. Subject to further clarification of Law No. 24 of 2009 in a Presidential Regulation to be issued in the future, it is possible that the provision in an agreement that states that the English version of the agreement prevails may not be recognized;

T.	a document signed outside Indonesia (including a power of attorney issued by a party outside Indonesia) which does not bear a notarial chop accompanied by the authenticating chop of an Indonesian diplomatic official may give rise to difficulties in enforcement. If such document is a power of attorney such difficulties in turn could make it more difficult to enforce any documents executed in Indonesia under such power of attorney. However, as to date, to the extent of an agreement, we are not aware of any court cases whereby an agreement signed outside Indonesia, which does not bear a notarial chop accompanied by the authenticating chop of an Indonesian diplomatic official, has been ruled unenforceable;

U.	if the assets that will be placed as security by PTFI, such as cash collateral as required under Section 2.06 (j) of the Revolving Credit Agreement, under one or more related or unrelated transactions constitute a substantial part or all of the net assets of PTFI, under Law No. 40 of 2007 regarding Limited Liability Companies and the Articles of Association, PTFI is required to obtain approval from its shareholders for the encumbrance of the assets;

V.	under Indonesian laws, a security interest is of an accessory nature. A security interest is conditional upon the existence of the underlying secured obligation(s) and if the underlying obligation is void, rescinded, performed or expires (including if by way of novation of the underlying agreement), the security interest created pursuant thereto is also null and void. Should an underlying debt obligation be assigned, the security securing such debt will follow the assignment of the debt. Further, if the cash collateral that may be required under Section 2.06 (j) of the Revolving Credit Agreement will be secured under the laws of the Republic of Indonesia (such as by way of pledge), it will be subject to certain requirements and procedures regulated under the relevant laws and regulations;

W.	under Law No. 7 of 2011 regarding Currency dated 28 June 2011 (“Law No. 7 of 2011”) Rupiah must be used in all payments and/or financial transactions in Indonesia, except for:

(i)	certain transactions for the implementation of the State Budget;

(ii)	grants from or to Indonesia;

(iii)	international trade transactions;

(iv)	deposits in foreign currencies with banks in Indonesia; and

(v)	international financing.

Subject to further clarification on the meaning of ‘international financing’ in an implementing regulation of Law No. 7 of 2011 to be issued in the future, the payment and repayment obligations in foreign currencies under the Revolving Credit Agreement should not be subject to Law No. 7 of 2011 per exemption in Item (v) above;

X.	if a dispute arising under an agreement is brought before the Indonesian courts, the parties may be limited in their ability to present evidence in the form of electronic information or electronic documents. Pursuant to Law No. 11 of 2008 on Information and Electronic Transactions (“Law No. 11 of 2008”), parties should now be allowed to present electronic information/electronic documents, as legal evidence in Indonesian courts of law. However, considering that the Indonesian Civil Code and Indonesian Code of Civil Procedure do not recognize electronic information/electronic documents as a form of legal evidence, it is possible that Indonesian courts will not accept such evidence (unless supported by other evidence acknowledged by the Codes); and

Y.	the FX Regulations require:

(i)	any foreign currency offshore loans received by Indonesian parties in the form of cash generated from (a) non-revolving loan agreements which will not be used for refinancing, (b) surplus between the refinancing facilities and the existing facilities; and (c) debt securities (such as bonds, medium term notes, floating rate notes etc.) must be received through banks in Indonesia (including foreign bank branch offices in Indonesia) licensed to conduct banking activities in foreign currency by Bank Indonesia (“FX Bank”); and

(ii)

the draw down of an offshore loan referred to in item (i) above must be reported by the borrower to Bank Indonesia at the latest on the 10th day of the following month and must include supporting documents showing that the offshore loan has been drawn down through a FX Bank.

Failure to comply with the above requirements will subject PTFI to certain administrative sanctions.

This opinion is limited to the matters addressed herein and is not to be read as an opinion with respect to any other matter. This opinion is only given in respect of the Revolving Credit Agreement as in effect on the date hereof and does not apply to any further amendment or variation of such agreement. This opinion is solely for the benefit of the addressees hereof (the “Addressee”). It is not, without our prior written consent, to be relied on by any other person or for any other purpose nor be disclosed to (save that it may be disclosed to any participant from a Lender, and the successors and assigns of any of the Addressee) nor is it to be quoted or referred to in any public documents or shown to or filed with any government or other agency or person.

Yours faithfully,

MAKARIM & TAIRA S.

Exhibit 1

List of the Lenders and the Issuing Banks

EXHIBIT E-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Non U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Revolving Credit Agreement dated as of [            ], 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Revolving Credit Agreement”), among Freeport-McMoRan Copper & Gold Inc., PT Freeport Indonesia, the other Borrower, if any, party thereto, the Lenders party thereto, the Issuing Banks party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent and the Swingline Lender, and Bank of America, N.A., as Syndication Agent.

Pursuant to the provisions of Section 2.16 of the Revolving Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section 881(c)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrowers with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrowers and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrowers and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Revolving Credit Agreement and used herein shall have the meanings given to them in the Revolving Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:
Date: , 20[ ]

EXHIBIT E-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Non U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Revolving Credit Agreement dated as of [            ], 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Revolving Credit Agreement”), among Freeport-McMoRan Copper & Gold Inc., PT Freeport Indonesia, the other Borrower, if any, party thereto, the Lenders party thereto, the Issuing Banks party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent and the Swingline Lender, and Bank of America, N.A., as Syndication Agent.

Pursuant to the provisions of Section 2.16 of the Revolving Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Revolving Credit Agreement and used herein shall have the meanings given to them in the Revolving Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:
Date: , 20[ ]

EXHIBIT E-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Non U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Revolving Credit Agreement dated as of [            ], 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Revolving Credit Agreement”), among Freeport-McMoRan Copper & Gold Inc., PT Freeport Indonesia, the other Borrower, if any, party thereto, the Lenders party thereto, the Issuing Banks party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent and the Swingline Lender, and Bank of America, N.A., as Syndication Agent.

Pursuant to the provisions of Section 2.16 of the Revolving Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Revolving Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of any Borrower within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrowers with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrowers and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrowers and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Revolving Credit Agreement and used herein shall have the meanings given to them in the Revolving Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:
Date: , 20[ ]

EXHIBIT E-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Non U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Revolving Credit Agreement dated as of [            ], 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Revolving Credit Agreement”), among Freeport-McMoRan Copper & Gold Inc., PT Freeport Indonesia, the other Borrower, if any, party thereto, the Lenders party thereto, the Issuing Banks party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent and the Swingline Lender, and Bank of America, N.A., as Syndication Agent.

Pursuant to the provisions of Section 2.16 of the Revolving Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of any Borrower within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Revolving Credit Agreement and used herein shall have the meanings given to them in the Revolving Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:
Date:	, 20[ ]

FORM OF CO-BORROWER JOINDER

CO-BORROWER JOINDER dated as of [                    ] (this “Joinder”), between Plains Exploration & Production Company, a Delaware corporation (the “Co-Borrower”, and together with Freeport-McMoRan Copper & Gold Inc., a Delaware corporation (the “Company”), and PT Freeport Indonesia, a limited liability company organized under the laws of the Republic of Indonesia (“PTFI”), the “Borrowers”), and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

Reference is hereby made to the Revolving Credit Agreement dated as of [            ], 2013 (as amended, supplemented or otherwise modified from time to time, the “Revolving Credit Agreement”), among the Company, PTFI, the other Borrower, if any, party thereto, the Lenders party thereto, the Issuing Banks party thereto, JPMorgan Chase Bank, N.A., as the Swingline Lender and Administrative Agent, and Bank of America, N.A., as Syndication Agent. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Revolving Credit Agreement.

This Joinder is being delivered pursuant to Section 4.02(c) of the Revolving Credit Agreement. Upon execution of this Joinder by each of the Company, the Co-Borrower and the Administrative Agent, the Co-Borrower shall be a party to the Revolving Credit Agreement and shall constitute a “Borrower” for all purposes thereof with the same force and effect as if originally named therein as a Borrower, and each reference in the Revolving Credit Agreement (whether singular or plural, as the context requires) to the Borrower shall give effect to the accession of the Co-Borrower as a party thereto pursuant to Section 4.02(c).

The Co-Borrower hereby (a) agrees to all the terms and provisions of the Revolving Credit Agreement applicable to it as a Borrower thereunder and (b) represents and warrants that (i) the Specified PXP Representations made by it as a Borrower thereunder are true and correct on and as of the date hereof and (ii) this Joinder has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally, concepts of reasonableness and general principles of equity, regardless of whether considered in a proceeding in equity or at law.

THIS JOINDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

This Joinder may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Joinder shall become effective when the Administrative Agent (or its counsel) shall have received counterparts of this Joinder that bear the signatures of the Company and the Co-Borrower and the Administrative Agent has executed a counterpart hereof. Delivery of an executed signature page to this Joinder by facsimile or other electronic transmission shall be as effective as delivery of a manually executed counterpart of this Joinder.

IN WITNESS WHEREOF, the parties hereto have caused this Joinder to be duly executed by their authorized officers as of the date first appearing above.

PLAINS EXPLORATION & PRODUCTION COMPANY,

by
Name:
Title:

JPMORGAN CHASE BANK, N.A., as Administrative Agent,

by
Name:
Title: